                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:


     [X] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))


     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              PRIMARK CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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     [X] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
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


       PRELIMINARY COPY -- SUBJECT TO COMPLETION, DATED FEBRUARY 24, 1998


                                                                 February , 1998

                                  PRIMARK LOGO

              SALE OF SUBSIDIARIES -- YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

     We have agreed to sell most of our "applied technology" business to Litton Industries, Inc., if our shareholders approve the sale. Our applied technology business provides a broad spectrum of information technology services and products:

     - primarily to United States government agencies involved in national security and intelligence related activities, and

     - to customers of real-time and historical weather information.

     In exchange for this business, Litton has agreed to pay us a total of $432 million, subject to certain adjustments. We believe this is a fair and attractive price.

     After this sale, we can sharpen our focus on financial, economic and market research information. We currently provide such information through a number of well-known companies, including:

     - Baseline Financial Services

     - Datastream International

     - Disclosure

     - I/B/E/S International

     - ICV Limited

     - Vestek Systems

     - WEFA

     - Yankee Group Research

     To achieve this concentration in our strategic focus, we would sell to Litton all of the stock of our indirect subsidiaries TASC, Inc. and The Analytic Sciences Corporation Limited. This sale would take place under a stock purchase agreement dated as of December 8, 1997. The full text of the stock purchase agreement is included at the back of this document as Annex A.

     As an essential part of the proposed sale, TASC will enter into an agreement to continue to provide us with information technology services.

     The sale will not be completed unless it is approved by holders of a majority of our outstanding shares of common stock. We have scheduled a special meeting of our shareholders for this vote. YOUR VOTE IS VERY IMPORTANT.


     Under voting agreements with Litton, certain executive officers of the Company are required to vote for the proposed sale. These executive officers own approximately 5.13% of our common stock entitled to vote at the special meeting.


     PRIMARK'S BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE SALE IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. THE BOARD UNANIMOUSLY APPROVED THE SALE AND THE STOCK PURCHASE AGREEMENT, AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED SALE.

     Whether or not you plan to attend the meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us. A postage paid envelope is provided for your convenience. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposed sale. If you fail to return your card and do not vote at the meeting, it will have the same effect as a vote against the proposed sale.


     Only shareholders of record as of February 23, 1998 are entitled to attend and vote at the meeting.

The date, time and place of the meeting is as follows:


Monday, March 30, 1998


10:00 a.m.


Burlington Marriott Hotel


1 Mall Road


Burlington, Massachusetts


     This document provides you with detailed information about the proposed sale. In addition, you may obtain information about us from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

     On behalf of your Board of Directors, we thank you for your continued support, and again urge you to vote FOR approval of the proposed sale.

Sincerely,

Joseph E. Kasputys
Chairman, President and
Chief Executive Officer

  Proxy Statement dated February   , 1998 and first mailed to shareholders on
                               February   , 1998.

       PRELIMINARY COPY -- SUBJECT TO COMPLETION, DATED FEBRUARY 24, 1998


                                  PRIMARK LOGO

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MARCH 30, 1998


To the Primark Shareholders:


     Notice is hereby given that a Special Meeting of Shareholders of Primark Corporation, a Michigan corporation, will be held on Monday, March 30, 1998 at the Burlington Marriott Hotel, 1 Mall Road, Burlington, Massachusetts, at 10:00 a.m. A Proxy Card and Proxy Statement for the Special Meeting are enclosed.


     The Special Meeting is for the purpose of:

          1. Considering and voting upon a proposal to sell the Company's indirect subsidiary TASC, Inc. to Litton Industries, Inc. and to sell the Company's indirect subsidiary The Analytic Sciences Corporation Limited to Litton U.K. Limited, in each case pursuant to the terms of the Stock Purchase Agreement dated as of December 8, 1997. A copy of the Stock Purchase Agreement is attached as Annex A to the accompanying Proxy Statement.

          2. Transacting such other business as may properly come before the Special Meeting and any adjournment thereof. The Board of Directors is not aware of any other business that will be presented for consideration at the Special Meeting.

     THE PRIMARK BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE PROPOSED SALE ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED SALE.


     Only holders of Primark common stock of record as of the close of business on February 23, 1998 are entitled to notice of and to vote at the Special Meeting.



     The sale will not be completed unless it is approved by the affirmative vote of the holders of a majority of the shares of common stock entitled to vote at the Special Meeting. Executive officers of the Company have entered into agreements with Litton to vote their shares in favor of the proposed sale. These executive officers own approximately 5.13% of the shares entitled to vote at the Special Meeting.


     Under Michigan law, you are not entitled to dissenters' rights of appraisal.

     Your vote is important. Whether or not you plan to attend the Special Meeting, please complete, date and sign the enclosed proxy and return it in the enclosed envelope. If you attend the Special Meeting you may revoke your proxy and vote personally on each matter brought before the Special Meeting.


By Order of the Board of Directors,


Michael R. Kargula
Executive Vice President, General
Counsel and Secretary

Waltham, Massachusetts
February   , 1998

   YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY
                                   PROMPTLY.

                               TABLE OF CONTENTS

DESCRIPTION                             PAGE
--------------------------------------  ----
QUESTIONS AND ANSWERS ABOUT THE
  PROPOSED SALE.......................    1
SUMMARY...............................    2
  The Company.........................    2
  The Proposed Transaction............    2
  Our Reasons for the Proposed
     Transaction......................    3
  The Special Meeting.................    3
  Record Date; Shares Entitled to
     Vote.............................    3
  Vote Required.......................    3
  Our Recommendation to
     Shareholders.....................    4
  Opinion of Financial Advisor........    4
  The Stock Purchase Agreement........    4
  Interests of Certain Persons in the
     Proposed Transaction.............    4
  Regulatory Approvals................    4
  Accounting Treatment................    5
  Certain Income Tax Consequences.....    5
  No Dissenters' Rights...............    5
RISK FACTORS..........................    6
  Loss of TASC........................    6
  Foreign Currency Exchange Rate
     Risk.............................    6
  Technological Changes...............    6
  Level of Indebtedness...............    6
SELECTED CONSOLIDATED HISTORICAL AND
  PRO FORMA FINANCIAL AND
  OPERATING DATA......................    7
INTRODUCTION..........................   10
THE COMPANY...........................   10
THE SPECIAL MEETING...................   11
  Date, Time and Place................   11
  Matters to be Considered............   11
  Record Date; Shares Outstanding and
     Entitled to Vote.................   11
  Quorum; Vote Required...............   12
  Voting and Revocation of Proxies....   12
  Proxy Solicitation..................   13
THE PROPOSED TRANSACTION..............   13
  General.............................   13
  Description of the TASC Entities'
     Business.........................   14
  Background of the Proposed Sale.....   14
  Reasons for the Proposed
     Transaction......................   15
  Recommendation of the Primark
     Board............................   16

DESCRIPTION                             PAGE
--------------------------------------  ----
  Opinion of Financial Advisor........   16
  Use of Proceeds.....................   21
  Redemption of Senior Notes..........   21
  Accounting Treatment for the
     Proposed Transaction.............   21
  Certain Income Tax Consequences.....   21
  Dissenters' Rights..................   22
  Regulatory Filings and Approvals....   22
  Interests of Certain Persons........   22
  Voting Agreements...................   23
  Information Technology Services
     Agreement........................   23
TERMS OF THE STOCK PURCHASE
  AGREEMENT...........................   24
  Purchase Price......................   24
  The Closing.........................   24
  Representations and Warranties......   24
  Certain Covenants...................   25
  No Solicitation.....................   25
  Employment and Employee
     Benefit Plans....................   25
  Non-Competition Agreement...........   26
  Conditions..........................   27
  Termination.........................   28
  Termination Fees....................   28
  Survival of Representations and
     Warranties; Indemnification......   28
  Expenses............................   29
  Intellectual Property...............   30
MARKET PRICE DATA; DIVIDENDS..........   30
PRIMARK CORPORATION AND SUBSIDIARIES
  UNAUDITED PRO FORMA CONSOLIDATED
  FINANCIAL INFORMATION...............   31
SECURITY OWNERSHIP....................   39
  Security Ownership of Management....   39
  Security Ownership of Certain
     Beneficial Owners................   40
INDEPENDENT PUBLIC ACCOUNTANT.........   40
SHAREHOLDER PROPOSALS.................   40
WHERE YOU CAN FIND MORE INFORMATION...   41
ANNEX A -- Stock Purchase Agreement
ANNEX B -- BT Alex. Brown Opinion

                 QUESTIONS AND ANSWERS ABOUT THE PROPOSED SALE

Q: WHY IS PRIMARK SELLING MOST OF ITS APPLIED TECHNOLOGY BUSINESS?

     A: Primark's Board of Directors believes that TASC will have greater success in the future as part of a large integrated national security contractor such as Litton and that the price Litton is paying for this business is both fair and attractive. After the sale, we can concentrate our focus on our financial, economic and market research information services business. Primark also believes that after the sale the financial markets should more accurately value our remaining business.


     Q: WHY IS PRIMARK ASKING FOR A SHAREHOLDER VOTE? WHAT VOTE IS REQUIRED?


     A: Michigan counsel advised us that the proposed sale might be a sale of "substantially all" of the assets under Michigan corporate law. If so, the sale requires approval by the holders of a majority of Primark's common stock. Since it is not clear whether this transaction requires shareholder approval, we have decided to put the transaction to a shareholder vote to avoid any uncertainty and we will not complete the sale unless it is approved by the affirmative vote of holders of a majority of Primark's outstanding common stock.

     Q: WHAT DO I NEED TO DO NOW?


     A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Special Meeting. The meeting will take place on March 30, 1998. Primark's Board of Directors unanimously recommends that you vote in favor of the proposed sale.


     Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

     A: Yes. You can change your vote at any time before we vote your proxy at the Special Meeting. You can do so in one of three different ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of Primark at the address given below. Second, you can complete a new proxy card and send it to the Secretary of Primark at the address given below. Third, you can attend the Special Meeting and vote in person.

     You should send any written notice or new proxy card to the Secretary of Primark at the following address: Primark Corporation, 1000 Winter Street, Suite 4300N, Waltham, Massachusetts 02154, Attention: Secretary.

     Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Without instructions, your shares will not be voted.

     Q: WHEN DO YOU EXPECT THE SALE TO BE COMPLETED?

     A: We are working to complete the transaction as quickly as possible, hopefully within a day or two after the Special Meeting.

     Q: WHO CAN HELP ANSWER QUESTIONS?

     A: If you have more questions about the proposed sale, you should contact:

            Primark Corporation
            1000 Winter Street
            Suite 4300N
            Waltham, Massachusetts 02154
            (781) 466-6611
            Attention: Investor Relations

                                    SUMMARY


     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the proposed sale more fully and for a complete description of the legal terms of the proposed sale you should read carefully this entire document and the documents we have referred to you. See "WHERE YOU CAN FIND MORE INFORMATION" on page 41. We have included page references parenthetically to direct you to a more complete description of the topics presented in the summary.


                                  THE COMPANY

     Primark is primarily an information services company serving the financial information market and the applied technology market. The Company's financial information business provides database, information products and software relating to financial, economic and market research information for investment and financial professionals. The applied technology business provides a broad spectrum of information technology services and products primarily to United States government agencies involved in national security and intelligence related activities, as well as to customers of real-time and historical weather information.

                            THE PROPOSED TRANSACTION


THE SALE OF THE TASC ENTITIES (SEE PAGE 13)



     We have agreed to sell most of our applied technology business to Litton Industries, Inc. Specifically, we will sell to Litton all of the stock of our indirect subsidiaries TASC, Inc. and The Analytic Sciences Corporation Limited (together, the "TASC Entities") for $432 million, subject to adjustment for changes in shareholders' equity between September 30, 1997 and the date on which the proposed sale is completed. The adjustment is without limit and provides for additional consideration to Primark or reimbursement to Litton, to the extent the shareholders' equity account increases or decreases, respectively, from the September 30, 1997 balance. The shareholders' equity account will be adjusted for certain negotiated items. Had the transaction concluded as of December 31, 1997 Litton would have paid to Primark approximately $1.5 million in accordance with this provision.


     On a combined basis, the TASC Entities had revenues of $387.0 million for 1996 and $324.8 million for the nine months ended September 30, 1997 and operating income of $32.4 million and $27.9 million, respectively, for the same periods. The TASC Entities constituted about 22% of the Company's total assets as of December 31, 1996 and about 21% of the Company's total assets as of September 30, 1997. Upon the sale of the TASC Entities, the Company's primary strategic focus will be the financial, economic and market research information services business.


INFORMATION TECHNOLOGY SERVICES AGREEMENT
(SEE PAGE 23)


     As an essential part of the proposed transaction, TASC and Primark will enter into an information technology services agreement. Under this agreement, TASC will continue to provide Primark with information technology research and development, planning, and technical assistance. TASC will also continue to manage the Primark Telecommunications Network and supply professional information technology services to the business units of Primark and their customers.


USE OF PROCEEDS (SEE PAGE 21)


     After-tax proceeds from the proposed sale should be about $345 million. We will use part of the proceeds to redeem in full our $112 million of 8.75% Senior Notes due October 15, 2000. The redemption of the Senior Notes will require payment of a 4.375% call premium and will cost the Company $4.9 million in addition to the $112 million principal amount of the Senior Notes. We will also repay the Company's existing revolving credit and term loan facilities. As of December 31, 1997 these facilities amounted to $247.6 million and are anticipated to be no less than $220 million as of the completion of the proposed sale. Any remaining proceeds will be used for general corporate purposes.


     Further, we are in negotiations with the commercial banks that have lent funds under the current revolving credit and term loan facilities. In on-going discussions with these commercial banks, we are negotiating the expansion of our revolving credit facility from $75 million to $225 million to be effective promptly following the closing of the proposed transaction. This new arrangement would allow us to use a portion of the proceeds to repay all outstanding bank debt at the closing of the proposed transaction, and to have the flexibility to subsequently borrow amounts either for stock repurchases and/or acquisitions. The proposed new revolving credit agreement also would allow us to repurchase up to $100 million of our common stock. The extent to which we will repurchase stock or participate in acquisitions is entirely dependent on market conditions and opportunities that are present after the closing of the proposed sale.



REDEMPTION OF SENIOR NOTES (SEE PAGE 21)


     The indenture relating to the Senior Notes requires that if the Company sells substantially all of its assets, then the purchaser must assume the obligations owed to noteholders. Legal counsel advised the Company that the proposed transaction might be a sale of substantially all of the Company's assets, although the law is not clear. To avoid any uncertainty, at the same time as the proposed sale is completed, the Company will take the steps necessary to redeem the outstanding Senior Notes. At that time, under the indenture, the call price of the Senior Notes will be 104.375% of the principal amount.

                    OUR REASONS FOR THE PROPOSED TRANSACTION

     Primark has been engaged in two primary businesses, financial information and applied technology. The Primark Board believes that the investor and financial community views these businesses as serving two very different markets and that this viewpoint has had a negative impact on the price of the Company's common stock. In addition, consolidation in the national security industry and trends in government procurement have increased the need for greater size and scope in the government information technology area, TASC's main business.

     The Board believes that by separating the two businesses, Primark's shareholders may realize greater value. The proposed sale allows the Company to focus its resources primarily on its existing financial, economic and market research information services business and new growth opportunities in this market.

     In reaching its recommendation in favor of the proposed sale, the Board also considered the following principal uncertainties:
     - After the sale, the Company's sole strategic business will be the financial, economic and market research information services business;

     - After the sale, the Company will principally serve customers whose businesses are dependent on the financial markets. As a result, a downturn in the financial markets could have a greater adverse impact on the Company's revenues and profits; and

     - After the sale, more of the Company's revenues and profits will originate outside the U.S., exposing the Company to greater foreign currency risks.


     To review the background and reasons for the proposed sale in more detail, as well as the risks of the sale, see pages 14 through 16.


                              THE SPECIAL MEETING


     The Special Meeting will be held at the Burlington Marriott Hotel, at 10:00 a.m. on Monday, March 30, 1998. Shareholders will be asked to consider and vote upon the proposed transaction and to transact such other business as may properly come before the Special Meeting.


                      RECORD DATE; SHARES ENTITLED TO VOTE


     You are entitled to vote at the meeting if you owned shares as of the close of business on February 23, 1998, the Record Date.



     On the Record Date, there were 26,963,580 shares of Primark common stock allowed to vote at the Special Meeting. Shareholders will have one vote at the Special Meeting for each share of Primark common stock owned on the Record Date.



                                 VOTE REQUIRED


     Michigan counsel advised the Company that the proposed transaction might be a sale of "substantially all" of the assets of the Company under Michigan corporate law. If so, the proposed transaction requires approval by a majority of the shares of Primark common stock outstanding on the Record Date. Since it is not clear whether this transaction requires shareholder approval, the Company is submitting the proposed transaction to a shareholder vote to avoid any uncertainty and will not complete the transaction unless it is approved by the affirmative vote of a majority of the shares of common stock entitled to vote at the Special Meeting.

VOTING AGREEMENT


     Litton required executive officers of the Company to agree to vote their shares in favor of the proposed transaction. These executive officers collectively own approximately 5.13% of the Company's outstanding common stock entitled to vote at the Special Meeting.


                       OUR RECOMMENDATION TO SHAREHOLDERS

     The Primark Board believes that the proposed transaction is in the Company's best interests and unanimously recommends that you approve the proposed transaction.


                   OPINION OF FINANCIAL ADVISOR (SEE PAGE 16)


     In deciding to approve the proposed transaction, the Primark Board considered the opinion of BT Alex. Brown, its financial advisor, that the consideration to be received by Primark in the proposed transaction is fair to the holders of Primark common stock from a financial point of view. The opinion is attached as Annex B to this Proxy Statement. We encourage you to read this opinion.

                          THE STOCK PURCHASE AGREEMENT

     The Stock Purchase Agreement is attached as Annex A to this Proxy Statement. We encourage you to read the Stock Purchase Agreement as it is the legal document that governs the proposed transaction.


CONDITIONS TO THE STOCK PURCHASE AGREEMENT
(SEE PAGE 27)


     The completion of the proposed transaction depends upon meeting a number of conditions, including the following:

          (1) approval by a majority vote of Primark's shareholders,

          (2) release of the lien on shares of the TASC Entities held by Mellon Bank, N.A.,
          (3) there being no material adverse change in the business of the TASC Entities,

          (4) obtaining required governmental approvals, and

          (5) entering into employment agreements with certain TASC employees.


TERMINATION OF THE STOCK PURCHASE AGREEMENT (SEE PAGE 28)


     The Stock Purchase Agreement may be terminated at any time by agreement of Primark and Litton. In addition, either Primark or Litton may terminate the Stock Purchase Agreement in certain circumstances including if:

          (1) the proposed transaction has not been completed by April 30, 1998; or

          (2) a court or other governmental authority prohibits the proposed transaction; or

          (3) it becomes impossible to satisfy a condition to the Stock Purchase Agreement.


TERMINATION FEES (SEE PAGE 28)


     The Stock Purchase Agreement requires Primark to pay Litton a termination fee of $12 million plus expenses if the agreement is terminated under certain circumstances.


     INTERESTS OF CERTAIN PERSONS IN THE PROPOSED TRANSACTION (SEE PAGE 22)



     In considering the Primark Board's recommendation that you vote in favor of the proposed transaction, you should be aware that certain directors and executive officers of the Company have interests in the proposed transaction as employees and/or directors that are different from, or in addition to, yours as a shareholder. Please refer to page 22 for more information concerning these interests.


                              REGULATORY APPROVALS

     The Hart-Scott-Rodino Act prohibits Primark and Litton from completing the proposed transaction until each has furnished certain information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has expired. Primark and Litton each filed the required notification and report forms with the Antitrust Division and the FTC. The required waiting period expired on February 13, 1998.


                              ACCOUNTING TREATMENT

     After the sale, the TASC Entities and their respective subsidiaries will be treated for accounting purposes as a discontinued operation of the Company. This means that financial statements for all prior periods will be redone to show the operations of the TASC Entities and their respective subsidiaries separately from the Company's continuing operations.

     The gain on the sale of the TASC Entities will be the amount paid by Litton in excess of the net book value of the assets sold reduced by transaction costs and applicable income taxes. The gain will be recorded as a separate component of discontinued operations in the Company's financial statements.

                        CERTAIN INCOME TAX CONSEQUENCES


     There will not be any federal income tax consequences for you. However, the proposed sale will be a taxable event to the Company for federal, state and U.K. income tax purposes. The Company expects to realize a gain on the sale of the TASC Entities for federal, state and U.K. income tax purposes, the amount of which has not yet been finally determined. Based upon estimates of the cash proceeds of approximately $432,000,000, the Company will be responsible for income taxes associated with the sale of the TASC Entities of approximately $94,061,000.


                             NO DISSENTERS' RIGHTS

     Under Michigan law, Primark shareholders are not entitled to dissenters' rights of appraisal or other dissenters' rights with respect to the proposed transaction or any transactions contemplated by the Stock Purchase Agreement.

                                  RISK FACTORS

     In considering whether to approve the proposed transaction, Primark shareholders should consider, in addition to the other information contained in this document, the following matters.

LOSS OF TASC

     Following the sale of the TASC Entities, the Company's business will principally serve institutions and professionals in the financial markets, although the Company will also have corporate and government customers in both the United States and other countries. As a result, any downturn in the financial markets could adversely affect to a greater degree the Company's overall revenues and profits.

FOREIGN CURRENCY EXCHANGE RATE RISK

     Since not all of the Company's revenues and expenses are incurred in U.S. dollars, the Company's operations have been and may continue to be affected by fluctuations in currency exchange rates. Further, following the sale of the TASC Entities, the Company will have a greater percentage of its total revenues and profits originating outside the U.S., and thus will be more exposed to adverse foreign currency movements. The Company's 1997 revenues, excluding its discontinued operation TIMCO (as defined below), but including the operations of the TASC Entities, were $835.8 million with operating income of $67.5 million. International revenues for 1997 were $207.1 million or 25% and international operating income was $18.0 million or 27%. When the TASC Entities are excluded the percentage of international revenues and operating income increases to 52% and 56% respectively.

     The Company engages in hedging activities, including foreign currency options and forward contracts, in order to minimize the ongoing exposure to foreign currency exchange risk with respect to its foreign operating income and cash flows. In 1996, the Company recorded a $1.9 million gain before income taxes for foreign currency transactions. With regard to foreign currency, the Company does regularly have substantial foreign currency expenses, especially in the U.K., which in part offset revenue losses due to currency fluctuations. In addition, the Company typically maintains foreign currency hedges for its significant foreign currency exposures.

TECHNOLOGICAL CHANGES

     The Company operates principally in the information services industry, which changes rapidly and is highly competitive. Even if the Company remains abreast of the latest developments and available technology, technological advances and/or the introduction of new products and services in the information services industry could adversely affect the Company. There are many large and successful companies in the information services industry, many of which have greater resources than the Company. The Company's future success will depend significantly on its ability to develop and deliver technologically advanced quality products and services. The cost of developing such products and services could adversely affect the Company's future results of operations.

LEVEL OF INDEBTEDNESS

     The Company has substantial indebtedness. At September 30, 1997, the Company had consolidated total debt of $350.4 million and consolidated common shareholders' equity of $462.8 million. The Company and its subsidiaries may incur additional indebtedness from time to time for general corporate purposes, including acquisitions and capital expenditures, subject to certain restrictions on the Company and certain subsidiaries, including the satisfaction of certain debt coverage tests. In the past, cash generated from operating activities, together with borrowings and proceeds from equity issuances, has been sufficient to meet the Company's debt service, acquisition, investment and capital expenditure requirements. The Company believes that cash generated from operating activities, together with borrowings from existing and future credit facilities and proceeds from future equity issuances, will be sufficient to meet its future debt service requirements and to make anticipated acquisitions, investments and capital expenditures. However, there can be no assurances in this regard.

     Following completion of the proposed transaction, the Company will redeem its $112 million of 8.75% Senior Notes due October 15, 2000 together with repayment of existing revolver and term loans thereby reducing indebtedness and fixed charges. The redemption of the Senior Notes will require payment of a 4.375% call premium and will cost the Company $4.9 million in addition to the $112 million principal amount of the Senior Notes. The Company will also repay its existing revolving credit and term loan facilities. As of December 31, 1997 these facilities amounted to $247.6 million and are anticipated to be no less than $220 million as of the close of the proposed transaction. Any remaining proceeds will be used for general corporate purposes. Further, the Company is in negotiations with the commercial banks that have lent funds under the current revolving credit and term loan facilities. In on-going discussions with these commercial banks, the Company is negotiating the expansion of its revolving credit facility from $75 million to $225 million to be effective promptly following the closing of the proposed transaction. This new arrangement would allow the Company to use a portion of the proceeds to repay all outstanding bank debt at the closing of the proposed transaction, and to have the flexibility to subsequently borrow amounts either for stock repurchases and/or acquisitions. The proposed new revolving credit agreement also would allow Primark to repurchase up to $100 million of its common stock. The extent to which the Company will repurchase stock or participate in acquisitions is entirely dependent on market conditions and opportunities that are present after the closing of the proposed transaction.


                      SELECTED CONSOLIDATED HISTORICAL AND
                     PRO FORMA FINANCIAL AND OPERATING DATA


     We are providing the following financial and operating data to aid you in your analysis of the financial aspects of the proposed sale. With the exception of (i) the selected data as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996, and (ii) the pro forma data for the nine months ended September 30, 1997, and the fiscal year ended December 31, 1996, we derived this information from historical consolidated financial statements of the Company restated to present the results of operations of Triad International Maintenance Corporation ("TIMCO") as a discontinued operation. The Company's consolidated financial statements as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, are incorporated by reference in this Proxy Statement and have been audited by Deloitte & Touche LLP, independent auditors, whose report thereon is also incorporated by reference herein. The selected financial data as of September 30, 1997, and for the nine months ended September 30, 1997 and 1996, have been derived from the unaudited interim consolidated financial statements of the Company incorporated by reference in this Proxy Statement. The selected pro forma data are derived from the Unaudited Pro Forma Consolidated Financial Statements and Notes thereto appearing elsewhere in this Proxy Statement. The selected financial data should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Statements and Notes thereto appearing elsewhere in this Proxy Statement and the Consolidated Financial Statements of the Company and Notes thereto and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the annual reports and other information that we have filed with the SEC. See "Where You Can Find More Information" on page 41.

                      SELECTED CONSOLIDATED HISTORICAL AND


                     PRO FORMA FINANCIAL AND OPERATING DATA


                                  (CONTINUED)



                                               YEAR ENDED DECEMBER 31,                         NINE MONTHS ENDED SEPTEMBER 30,
                         -------------------------------------------------------------------   --------------------------------
                                            HISTORICAL(1)(2)                       PRO FORMA     HISTORICAL(1)(2)     PRO FORMA
                         -------------------------------------------------------    (2)(3)     --------------------    (2)(3)
                           1992        1993       1994       1995        1996        1996        1996       1997        1997
                         ---------   --------   --------   ---------   ---------   ---------   --------   ---------   ---------
                                               (IN THOUSANDS EXCEPT STATISTICAL DATA AND PER SHARE DATA)
INCOME STATEMENT DATA:
Operating revenues.....  $ 298,721   $395,054   $423,193   $ 530,979   $ 660,763   $ 277,063   $478,322   $ 617,468   $ 294,725
Cost of services.......    268,648    259,705    236,903     297,968     368,749     113,125    255,962     342,830     117,996
Selling, general and
  administrative.......      5,406     78,864    128,955     150,840     189,721     102,817    146,577     179,905     115,043
Depreciation...........      5,656     10,266     11,469      14,137      18,241      12,318     12,348      16,963      13,108
Amortization of
  goodwill and other
  intangible assets....      5,496     15,287     15,361      21,203      23,909      19,800     17,118      26,081      23,287
Restructuring charge...         --         --         --          --          --          --         --       6,800       6,800
                         ---------   --------   --------   ---------   ---------   ---------   --------   ---------   ---------
Operating income.......     13,515     30,932     30,505      46,831      60,143      29,003     46,317      44,889      18,491
Interest expense
  (income) -- net......      2,909     10,174      9,853      15,084      15,950      (2,675)    10,625      17,021         804
Foreign currency
  transaction loss
  (gain) -- net........     (1,130)     1,477      1,329       2,620      (1,864)     (1,836)    (1,487)     (2,327)     (2,325)
Other expense
  (income).............      2,266         33       (533)        807       1,294         (66)       735      (1,646)     (1,679)
Income tax expense.....      5,034      9,059      8,988      13,190      19,219      12,612     16,859      18,537      13,093
                         ---------   --------   --------   ---------   ---------   ---------   --------   ---------   ---------
Income from continuing
  operations...........  $   4,436   $ 10,189   $ 10,868   $  15,130   $  25,544   $  20,968   $ 19,585   $  13,304   $   8,598
                         =========   ========   ========   =========   =========   =========   ========   =========   =========
Earnings per share from
  continuing
  operations(4)........  $    0.16   $   0.44   $   0.47   $    0.66   $    0.95   $    0.78   $   0.75   $    0.48   $    0.31
Net income (loss)
  applicable to Common
  Stock................  $   5,821   $  4,087   $ 12,316   $  16,882   $  36,749   $  20,609   $ 30,019   $  10,797   $   8,641
Weighted average shares
  of Common Stock
  outstanding..........     19,388     19,805     19,909      20,602      26,555      26,555     25,807      27,577      27,577
OTHER OPERATING AND
  FINANCIAL DATA:
Net cash provided from
  operating
  activities...........  $  32,061   $ 48,386   $ 40,268   $  48,569   $  68,225   $  43,842   $ 48,291   $  38,577   $  31,314
Net cash (used by)
  provided from
  financing
  activities...........  $  93,129   $(41,663)  $(19,292)  $ 220,355   $   4,750   $(240,787)  $  3,715   $  77,415   $(243,922)
Net cash used for
  investing
  activities...........  $(146,152)  $(15,473)  $(10,280)  $(226,708)  $(108,183)  $ 232,342   $(53,424)  $(124,611)  $ 204,267
Effect of currency on
  cash.................       (626)      (290)       477          57         927                   (235)       (458)
EBITDA(5)..............  $  24,667   $ 56,485   $ 57,335   $  82,171   $ 102,293   $  61,121   $ 75,783   $  87,933   $  54,886
EBITDA as a % of
  operating revenue....        8.3%      14.3%      13.5%       15.5%       15.5%       22.1%      15.8%       14.2%       18.6%
Capital expenditures
  and capitalized
  software.............  $   7,294   $ 16,183   $ 22,464   $  21,499   $  40,406   $  36,328   $ 26,328   $  38,844   $  31,697
Book value per share...  $   11.08   $  11.33   $  12.14   $   15.19   $   17.59         N/A   $  17.79   $   19.15   $   24.51

                                                    YEAR ENDED DECEMBER 31,                   NINE MONTHS ENDED SEPTEMBER 30,
                                      ----------------------------------------------------   ---------------------------------
                                                        HISTORICAL(1)(2)                       HISTORICAL(1)(2)      PRO FORMA
                                      ----------------------------------------------------   ---------------------    (2)(3)
                                        1992       1993       1994       1995       1996       1996        1997        1997
                                      --------   --------   --------   --------   --------   --------   ----------   ---------
                                                     (IN THOUSANDS EXCEPT STATISTICAL DATA AND PER SHARE DATA)
BALANCE SHEET DATA:
Current assets......................  $116,346   $110,927   $121,145   $188,140   $201,552   $206,029   $  243,141   $117,152
Goodwill and other
  intangibles -- net................   301,151    297,863    296,097    485,953    665,560    505,168      745,917    647,148
Property, plant and
  equipment -- net..................    24,102     25,620     30,534     41,747     53,417     45,287       58,318     46,576
Net assets of discontinued
  operations........................    17,290      6,769     10,639     32,428     39,930     33,463       16,609     44,864
Other noncurrent assets.............    16,284     10,804      6,508     11,156     11,124     38,848        7,680      7,361
                                      --------   --------   --------   --------   --------   --------   ----------   ---------
Total assets........................  $475,173   $451,983   $464,923   $759,424   $971,583   $828,795   $1,071,665   $863,101
                                      ========   ========   ========   ========   ========   ========    =========   ========
Accounts payable and other current
  liabilities.......................  $ 65,434   $ 64,083   $ 72,969   $100,022   $210,271   $121,418   $  222,994   $117,246
Total debt and capital lease
  obligations (including current
  maturities).......................   161,088    130,386    115,573    239,476    248,340    240,091      350,374     29,037
Other noncurrent liabilities........    30,574     32,506     34,726     48,923     36,490     58,783       34,636     79,983
Minority Interest...................        --         --         --         --        265         --          907        907
Series A Preferred Stock............    16,522     16,874     16,874     16,874         --         --           --         --
Common shareholders' equity.........   201,555    208,134    224,781    354,129    476,217    408,503      462,754    635,928
                                      --------   --------   --------   --------   --------   --------   ----------   ---------
Total liabilities and shareholders'
  equity............................  $475,173   $451,983   $464,923   $759,424   $971,583   $828,795   $1,071,665   $863,101
                                      ========   ========   ========   ========   ========   ========    =========   ========

---------------

(1) In June of 1997, the Company adopted a formal plan to sell TIMCO. Accordingly, the historical financial statement data presented herein has been restated to present the operations of TIMCO separately as a discontinued operation.

(2) The historical and pro forma financial information includes the operations of the following companies from their respective dates of acquisition:
    Datastream International Limited and affiliates acquired September 25, 1992; Vestek Systems, Inc. acquired June 30, 1994; Disclosure Incorporated and I/B/E/S International, Inc. acquired June 29, 1995; Groupe DAFSA S.A. acquired June 18, 1996; Yankee Group Research, Inc. acquired August 9, 1996; Worldscope/Disclosure LLC acquired October 15, 1996; ICV Limited acquired October 24, 1996; Baseline Financial Services, Inc. acquired January 6, 1997; and WEFA Holdings, Inc. acquired February 7, 1997.


(3) Gives effect to the Proposed Transaction for the sale of the TASC Entities assuming the transaction occurred on January 1 of the period presented. See "Unaudited Pro Forma Consolidated Financial Information."


(4) Earnings per share represent earnings per common and common share equivalent before discontinued and extraordinary items.

(5) EBITDA represents operating income plus depreciation and amortization expense and should not be considered in isolation from, or as a substitute for, operating income, net income or cash flows from operating activities computed in accordance with generally accepted accounting principles. While not computed in accordance with generally accepted accounting principles, EBITDA is a widely used measure of a company's performance in its industry because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which may vary significantly depending on accounting methods (particularly where acquisitions are involved). Management of the Company believes that EBITDA is a meaningful measure given the widespread industry acceptance as a basis for financial analysis. Further, certain of the Company's debt agreements include financial covenants that are based upon EBITDA, as defined above. Due to the variety of methods that may be used by companies and analysts to calculate EBITDA, the EBITDA measures presented herein may not be comparable to that presented by other companies.

N/A Not Applicable.

                                  INTRODUCTION


     This Proxy Statement (the "Proxy Statement") and the accompanying form of proxy are being furnished to the holders of shares of common stock, no par value (the "Common Stock") of Primark Corporation, a Michigan corporation ("Primark" or the "Company") in connection with the solicitation of proxies by the Board of Directors of Primark (the "Primark Board") for use at the Special Meeting of the Shareholders of the Company to be held on Monday, March 30, 1998 at the Burlington Marriott Hotel, 1 Mall Road, Burlington, Massachusetts, at 10:00 a.m. local time (the "Special Meeting") and any adjournments thereof.


                                  THE COMPANY

     The Company is a Michigan corporation organized in 1981. The Company is engaged principally in the information services industry serving two primary markets, financial information ("Financial Information") and applied technology ("Applied Technology"). The Company's Financial Information businesses consist of the operations of Datastream International Limited and affiliates, Disclosure Incorporated, Groupe DAFSA S.A., I/B/E/S International, Inc., ICV Limited, Vestek Systems, Inc., Worldscope/Disclosure LLC, Baseline Financial Services, Inc. and WEFA, Inc. Primark also has an equity interest in Primark Decision Economics, Inc. Primark develops and markets "value-added" database and information products that cover established and emerging markets worldwide, as well as proprietary analytical software for the analysis and presentation of financial and economic information. Customers include investment managers, investment bankers, financial market traders, analysts, accounting and legal professionals and information and reference service providers. The Applied Technology activities, conducted through TASC (as defined below), Yankee Group Research, Inc. ("Yankee") and WSI Corporation ("WSI"), provide a broad spectrum of information technology services and products primarily to United States government agencies principally involved in national security and intelligence related activities, as well as customers of real-time and historical weather information. Within Applied Technology, Yankee supplies market research to vendors and users of telecommunications and computing. Consummation of the Proposed Transaction (as defined below) will result in the disposition of all of the Company's Applied Technology business except for the business of Yankee.

     Yankee was originally acquired, in part, to be the market research arm of the Applied Technology segment of the Company's business, focusing on identifying current trends and future directions in communications and computer industries for commercial, industrial and consumer markets. With the planned disposition of TASC, which accounted for over 95% of the Applied Technology segment, management of the Company is currently evaluating the appropriateness of placing Yankee within the Financial Information segment of the Company, the only remaining segment of the Company after the dispositions of the TASC Entities and TIMCO. The Company currently has no intention to dispose of Yankee, but rather is considering various alternatives, which include the application and integration of the market research capabilities of Yankee within the Financial Information segment.


     The review currently being conducted of Yankee's operation with the Financial Information services segment is part of a larger project to review the benefits and costs of further integration of the various operational units within Primark. Such integration could involve sales forces, administrative functions, software development, production platforms and delivery systems. The review will also consider changes in organizational structure. This review was undertaken in recognition of the anticipated sale of TASC and addresses the best way to manage the business without technology and administrative support by TASC as an integrated ongoing part of Primark. This review will require examination of all tangible and intangible assets of the Company for possible adjustment. No adjustments would be required should the Company's shareholders not approve the Proposed Transaction.



     In June of 1997, the Company adopted a formal plan to sell its non-core transportation services segment, TIMCO. The financial results of TIMCO (a net loss of $552,000 for the nine months ended September 30, 1997) have been accounted for within discontinued operations. The Company anticipates the sale of TIMCO by June 1998 at a price in excess of Net Book Value.


     At December 31, 1997, the Company and its subsidiaries employed 6,355 persons.

     Following consummation of the Proposed Transaction, the Company's management will focus its resources primarily on the Company's financial, economic and market research information services businesses. The Company will also focus its resources on opportunities for growth in the global market for information content. The Company's management intends to consider new approaches to its business systems and organizational structure to achieve efficiencies, improve profitability and customer service, and accelerate new product development. The Company's information content businesses will continue to receive information technology support from TASC through a three-year Information Technology Services Agreement (the "IT Services Agreement"), which is a part of the Proposed Transaction. The Company also continues to engage BT Alex. Brown Incorporated ("BT Alex. Brown") to assist the Company in evaluating strategic alternatives that could increase shareholder value. As part of this process, BT Alex. Brown has assisted the Company in the preparation of information to be furnished to parties that indicate an interest in acquiring the Company or key businesses other than those being disposed of in the Proposed Transaction and is assisting the Company in disseminating such information to interested parties. BT Alex. Brown had been initially retained earlier in 1997 when the Company was approached by various third parties regarding a possible sale of the Company. The Company, with BT Alex. Brown's assistance, is exploring various strategic alternatives, which could include, among other things, a sale of the Company, repurchases of Common Stock or acquisitions in the financial, economic and market research information services sector. It should be emphasized that, at this time, the Company has not made a decision to pursue any particular alternative, including without limitation a sale of the Company. In response to its information memorandum, the Company has received indications of interest regarding the possible sale of the Company. The Company expects to conduct negotiations shortly with interested parties. However, there can be no assurance that such a sale will occur.


                              THE SPECIAL MEETING

DATE, TIME AND PLACE


     The Special Meeting is scheduled to be held at the Burlington Marriott Hotel, located at 1 Mall Road, Burlington, Massachusetts, on Monday, March 30, 1998, beginning at 10:00 a.m., local time.


MATTERS TO BE CONSIDERED


     At the Special Meeting, Primark shareholders will be asked to consider and vote upon a proposal to approve and adopt the Stock Purchase Agreement, dated as of December 8, 1997 (the "Stock Purchase Agreement") by and among the Company, Primark Holding Corporation, a Delaware corporation and a wholly owned subsidiary of the Company ("Holding Corp."), Primark Information Services UK Limited, a company incorporated under the laws of England and Wales and a wholly owned subsidiary of Holding Corp. ("Primark U.K."), Litton Industries, Inc., a Delaware corporation ("Litton"), and Litton U.K. Limited, a corporation incorporated under the laws of England ("Litton U.K.," collectively with Litton, the "Buyer"), providing for the sale to Buyer (the "Proposed Transaction") of
(i) all of the issued and outstanding shares of TASC, Inc., a Massachusetts corporation and a wholly owned subsidiary of Holding Corp. ("TASC"), and (ii) the entire issued share capital of The Analytic Sciences Corporation Limited, a company incorporated under the laws of England and Wales and a wholly owned subsidiary of Primark U.K. ("TASC U.K.," and together with TASC, the "TASC Entities"), and to approve the transactions contemplated thereby. See "THE PROPOSED TRANSACTION" and "TERMS OF THE STOCK PURCHASE AGREEMENT." The Primark Board knows of no matters that will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement. If any other matters properly come before the Special Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.


RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE


     The Primark Board has fixed the close of business on February 23, 1998 as the record date (the "Record Date") for the determination of the holders of the Company's Common Stock entitled to notice of and to vote at the Special Meeting.

     Only holders of record of Common Stock as of the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 26,963,580 shares of Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately 8,314 shareholders of record, with each share entitled to one vote.


QUORUM; VOTE REQUIRED

     The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting will constitute a quorum.

     The Company has been advised by Michigan counsel that the Proposed Transaction could constitute a sale of "substantially all" of the assets of the Company for purposes of the Michigan Business Corporation Act (the "Michigan BCA") although existing legal precedent does not provide a definitive conclusion on this point. A sale of substantially all of a company's assets requires for approval under the Michigan BCA the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote. Since the issue of whether the Proposed Transaction constitutes a sale of "substantially all" of the Company's assets is not clear, the Company has determined to submit the Proposed Transaction to shareholders to avoid any uncertainty. Accordingly, the Proposed Transaction will not be consummated unless it receives the affirmative vote of a majority of the shares of Common Stock entitled to vote at the Special Meeting.


     As part of its willingness to enter into the Stock Purchase Agreement, the Buyer has required that Messrs. Kasputys, Curran, Holt, Kargula, Richmond and Swift, who are executive officers of the Company and collectively own as of the Record Date approximately 5.13% of the Company's outstanding Common Stock entitled to vote at the Special Meeting, enter into agreements with Litton, each dated December 8, 1997 (the "Voting Agreements") that require them to vote their shares in favor of the Proposed Transaction and against any competing transactions or other actions that would interfere with the Proposed Transaction.


VOTING AND REVOCATION OF PROXIES

     Shareholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares of Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If instructions are not given, proxies will be voted FOR approval and adoption of the Stock Purchase Agreement. However, brokers do not have discretionary authority to vote shares held in street name. Therefore, the failure of beneficial owners of such shares to give voting instructions to such broker will result in a broker non-vote. Broker non-votes, abstentions and the failure to vote will have the same affect as votes cast against approval of the Proposed Transaction.

     If any other matters are properly presented at the Special Meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As the Company's By-laws limit the business transacted at a special meeting to that stated in the notice, the Company does not expect any other matters to be presented at the Special Meeting and the persons named in the enclosed form of proxy will not use their discretionary authority to present any material matters not discussed in this Proxy Statement. In addition, the Company does not expect any changes to the terms of the Proposed Transaction described in this Proxy Statement and the persons named in the enclosed form of proxy will not use their discretionary authority to enact any changes to the Proposed Transaction that are materially different than the terms of the Proposed Transaction described in this Proxy Statement without giving shareholders an opportunity to change their vote.

     Any proxy signed and returned by a shareholder may be revoked at any time before it is voted by filing with the Secretary of the Company, at the address of the Company set forth herein, written notice of such revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

PROXY SOLICITATION


     The Company will bear the costs of solicitation of proxies for the Special Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from shareholders by telephone, telegram, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. In addition to solicitation by directors, officers and regular employees of the Company, the Company has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies for the Special Meeting. The fee for such services is not expected to exceed $6,000, which will be borne by the Company. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of shares of Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.


                            THE PROPOSED TRANSACTION

GENERAL


     Pursuant to the terms of the Stock Purchase Agreement, Primark, through Holding Corp., proposes to sell to Litton all of the issued and outstanding capital stock of TASC and, through Primark U.K., proposes to sell to Litton U.K. the entire issued share capital of TASC U.K. The purchase price for the TASC Entities is $432 million, subject to adjustment for changes in the TASC consolidated shareholders' equity account from September 30, 1997 to the date of the Closing (as defined below). The adjustment is without limit and provides for additional consideration to Primark or reimbursement to Litton, to the extent the shareholders' equity account increases or decreases, respectively, from the September 30, 1997 balance. The shareholders' equity account will be adjusted for certain negotiated items. Had the transaction concluded as of December 31, 1997 Litton would have paid to Primark approximately $1.5 million in accordance with this provision. Of the total purchase price, the parties agreed to allocate $85 million as consideration for the covenants by the Company, Holding Corp. and Primark U.K. not to compete with the TASC Entities. As an essential part of the transaction, TASC, Primark and Litton will enter into a three year Information Technology Services Agreement (the "IT Services Agreement"). Under this agreement, TASC will continue to provide Primark with information technology research and development, planning, and technical assistance. TASC will also continue to manage the Primark Telecommunications Network and supply professional information technology services to the business units of Primark and their customers.



     Consummation of the Proposed Transaction will permit the Company's management to focus its resources primarily on the Company's financial, economic and market research information services businesses and opportunities for growth in the global market for information content. The Company's management intends to consider new approaches to its business systems and organizational structure to achieve efficiencies, improve profitability and customer service, and accelerate new product development. The Company also announced on December 8, 1997 that it continues to engage BT Alex. Brown to assist the Company in evaluating strategic alternatives that could increase shareholder value. As part of this process, BT Alex. Brown has assisted the Company in the preparation of information to be furnished to parties that indicate an interest in acquiring the Company or key businesses other than those being disposed of in the Proposed Transaction and is assisting the Company in disseminating such information to interested parties. BT Alex. Brown had been initially retained earlier in 1997 when the Company was approached by various third parties regarding a possible sale of the Company. The Company, with BT Alex. Brown's assistance, is exploring various strategic alternatives, which could include, among other things, a sale of the Company, repurchases of Common Stock or acquisitions in the financial, economic and market research information services sector. It should be emphasized that, at this time, the Company has not made a decision to pursue any particular alternative, including without limitation a sale of the Company. In response to its information memorandum, the Company has received indications of interest regarding the possible sale of the Company. The Company expects to conduct negotiations shortly with interested parties. However, there can be no assurance that such a sale will occur.

DESCRIPTION OF THE TASC ENTITIES' BUSINESS


     TASC, its principal subsidiary WSI, and TASC U.K. constitute 98% and 96% of the Company's Applied Technology business for the year ended December 31, 1996 and the nine-month period ended September 30, 1997, respectively. TASC provides a broad spectrum of technology based information services and products primarily to United States government agencies principally involved in national security and intelligence related activities. WSI provides real-time and historical weather information, together with related software, primarily to customers in the media, aviation, agriculture, utility and government markets. On a combined basis, the TASC Entities had revenues in 1996 of $387.0 million and $324.8 million for the nine months ended September 30, 1997, and operating income of $32.4 million and $27.9 million, respectively, for the same periods.


     TASC expanded its weather operations in 1993, forming TASC U.K. The Company also purchased two U.K.-based weather forecasting and systems companies -- The Weather Department Ltd. and The Computer Department Ltd.

     TASC's principal commercial product is Computer Output to Laser Disk (COLD) software used in document management systems. TASC recently initiated a business in precision imaging, primarily for the agricultural market.

BACKGROUND OF THE PROPOSED SALE


     The Company on an on-going basis considers various alternatives to maximize shareholder value. As part of this process, and in response to several unsolicited indications of interest by third parties for the Company in the spring of 1997, the Company engaged Alex. Brown & Sons Incorporated (which subsequently became BT Alex. Brown) in June 1997 to provide investment banking advice to the Company. Over the following three months, information was furnished to, and discussions were held with, those parties that had contacted the Company together with a limited number of other parties with interests in the same industries. No agreement or transaction resulted from these discussions. During these discussions, several of the parties expressed interest in the Company's financial services businesses, but did not have an interest in acquiring TASC, largely because of its concentration in the national security market and because more than half of its revenues are from classified contracts.



     Following the summer of 1997, the Company, with assistance from BT Alex. Brown, considered whether enhancing shareholder value might require a separation of the Company's information services businesses and the TASC Entities, since otherwise interested third parties did not appear to view these businesses as synergistic. The Company also noted that the relatively high valuations of information technology companies serving primarily government markets and of information content companies serving primarily commercial markets did not appear to be reflected in the valuations given to the Company's Common Stock. Finally, trends in national security, including declining customer budgets, increased competition, larger procurements and industry consolidation, all favored firms larger than TASC.



     Accordingly, at a Primark Board meeting held on September 29, 1997, the Primark Board determined to emphasize its global financial, economic and market research information services businesses and to seek a buyer for TASC. Thereafter, six companies, including the Buyer, executed confidentiality agreements and received a detailed offering memorandum describing the business and financial position of the TASC Entities and commenced due diligence reviews of the operations of the TASC Entities. The Company also considered the sale of WSI and the U.K. weather information companies separately. A separate offering memorandum was prepared covering these companies and distributed to several potentially interested parties. During the first half of November 1997, the Company received written and oral indications of interest from potential buyers including the Buyer. Of these indications of interest, one was for WSI and the U.K. weather information companies. The Company concluded that it would be more favorable to the Company to sell the TASC Entities as an entirety as opposed to piecemeal. Of the indications of interest for the TASC Entities in their entirety, both written and oral, the highest price was offered by the Buyer. As a result of the Buyer's bid for the TASC Entities in their entirety and for a price higher than the price contained in other indications of interest, on November 25, 1997 the Primark Board determined to pursue the Buyer's bid. Over the next week, representatives of the Company and the Buyer, assisted at various times by their respective legal and financial advisors, commenced negotiation of the Stock Purchase Agreement and various terms of the Proposed Transaction. The Primark Board was apprised of the status of these negotiations on December 1 and 2, 1997. After the close of business on December 5, 1997, the Primark Board met and discussed the terms of the Stock Purchase Agreement, and received a financial presentation from BT Alex. Brown. The Primark Board approved the Proposed Transaction, subject to such final changes in the Stock Purchase Agreement and related documents that the appropriate officers of the Company shall approve. Such final changes included reaching agreement on the form of employment agreement for certain TASC employees, whose continued employment is a condition to the Buyer's consummation of the Proposed Transaction. BT Alex. Brown also delivered its oral opinion (later confirmed in writing) that the Proposed Transaction was fair, from a financial point of view, to the Company's shareholders. During December 6 and 7, 1997, the terms of the Proposed Transaction, including the employment agreements, were finalized. On December 8, 1997, the Stock Purchase Agreement was executed and the Proposed Transaction was publicly announced.

REASONS FOR THE PROPOSED TRANSACTION

     In reaching its decision to recommend and approve the Stock Purchase Agreement, the Primark Board consulted with its advisors and considered the material factors described below. Based upon its review of such factors, the Primark Board approved the Stock Purchase Agreement.

     The Primark Board considered the following factors in reaching the conclusion to approve the Stock Purchase Agreement and the transactions contemplated thereby:

     - The belief of the Company's management, which was adopted by the Primark Board, that the financial and investor community viewed the business of TASC and the Financial Information businesses of the Company as serving very different markets, and that this viewpoint has had a negative impact on the price of the Company's Common Stock. The Primark Board therefore believed that the Proposed Transaction may allow shareholders to realize greater value.

     - The Primark Board's belief that the ongoing consolidation in the national security industry and trends in government procurement have made size and scope key success factors in the markets served by TASC, and that TASC's long-term success in the government information technology area may require that TASC become part of a large, integrated defense contractor, such as the Buyer.


     - While no decision has been made by the Primark Board to sell the Company, the outcome of discussions held over the summer of 1997 has made it clear that there are no strategic buyers with interest in both TASC and the Financial Information businesses. This fact may be a negative influence on the valuation of the Common Stock.


     - The sale of TASC will allow the Company's management to focus its resources primarily on the financial, economic and market research information services businesses and growth opportunities in these businesses.

     - The IT Services Agreement entered into as a part of the Proposed Transaction provides for a continuation for three years of the information technology research and development, planning and technical assistance TASC has provided to the Company's Financial Information businesses.

     - The consideration to be paid by the Buyer to the Company consists entirely of cash thereby enabling the Company to reduce indebtedness and providing funds for the operations and growth of the Financial Information group.

     - The Stock Purchase Agreement does not contain a financial condition for the Buyer and, accordingly, the Company is not taking the risk that the Buyer will be unable to obtain financing for the Proposed Transaction.

     - The Primark Board's determination that the consideration to be received for the TASC Entities was fair, which determination was based on the Primark Board's assessment of the business and financial results of the TASC Entities as well as the opinion of BT Alex. Brown, the Company's financial advisor, that the consideration to be received by the Company in the Proposed Transaction is fair to the Company's shareholders from a financial point of view.

     The Primark Board also considered the following risks and uncertainties associated with consummation of the Proposed Transaction:

     - Following consummation of the Proposed Transaction, the Company's sole remaining strategic business (other than TIMCO, which is being accounted for as a discontinued operation) will be the Financial Information group.

     - The terms of the Stock Purchase Agreement provide that, should the Primark Board change its recommendation to vote for the Proposed Transaction, the Company would be obligated to pay Litton $12 million plus costs and expenses.

     - Following consummation of the Proposed Transaction, the Company will have a greater percentage of its total revenues and profits originating outside the United States, and thus is more exposed to adverse foreign currency movements.

     - Following consummation of the Proposed Transaction, the Company's business will principally serve institutions and professionals in the financial markets, and thus the Company's overall revenues and profits could be adversely affected to a greater degree by any downturn in the financial markets.


     In analyzing the Proposed Transaction and related transactions and in its deliberations regarding the recommendation of the Stock Purchase Agreement, the Primark Board also considered a number of other factors, including (i) its knowledge of the business, operations, properties, assets, financial condition and operating results of the TASC Entities; (ii) judgments as to Primark's future prospects with and without the TASC Entities; and (iii) the terms of the Stock Purchase Agreement, which were the product of extensive arm's length negotiations. The Primark Board did not find it practical to and did not quantify or attempt to attach relative weight to any of the specific factors considered by it. The Primark Board did, however, find that the positive factors listed above outweighed the potential risks of the Proposed Transaction, and found the opportunity to generate increased shareholder value through the separation of the Financial Information group and Applied Technology business compelling.


     Notwithstanding expectations of the Company's senior management regarding the benefits to be realized from the Proposed Transaction, no assurance can be given that Primark will be able to realize such benefits or compete effectively against certain other competitors that possess significantly greater resources and marketing capabilities.

RECOMMENDATION OF THE PRIMARK BOARD

     At the meeting of Primark's Board held December 5, 1997 to consider the Stock Purchase Agreement, the Primark Board unanimously approved the Proposed Transaction as being in the best interests of the Company and its shareholders. FOR THE REASONS DISCUSSED ABOVE, THE PRIMARK BOARD UNANIMOUSLY RECOMMENDS THAT PRIMARK SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE PROPOSED TRANSACTION.

OPINION OF FINANCIAL ADVISOR


     Primark retained BT Alex. Brown on June 10, 1997 to act as Primark's financial advisor. In connection with the Proposed Transaction, the Primark Board requested that BT Alex. Brown render its opinion to the Primark Board as to the fairness, from a financial point of view, of the consideration to be received by Primark in the Proposed Transaction to the holders of Common Stock.



     At the December 5, 1997 meeting of the Primark Board, representatives of BT Alex. Brown made a presentation with respect to the Proposed Transaction, and on December 8, 1997, BT Alex. Brown rendered to the Primark Board its written opinion to the effect that, as of such date, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the consideration was fair, from a financial point of view, to the holders of Common Stock. Except for certain constraints imposed by the classified nature of certain of TASC's government contracts, no limitations were imposed by the Primark Board upon BT Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion.



     The full text of BT Alex. Brown's written opinion dated December 8, 1997 (the "BT Alex. Brown Opinion"), which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B and is incorporated herein by reference. Primark shareholders are urged to read the BT Alex. Brown Opinion in its entirety. The BT Alex. Brown Opinion is directed to the Primark Board, addresses only the fairness to Primark's shareholders of the consideration to be received by Primark from a financial point of view and does not constitute a recommendation to any Primark shareholder as to how such shareholder should vote at the Special Meeting. The BT Alex. Brown Opinion was rendered to the Primark Board for its consideration in determining whether to approve the Stock Purchase Agreement. The discussion of the BT Alex. Brown Opinion in this Proxy Statement is qualified in its entirety by reference to the full text of the BT Alex. Brown Opinion.



     In connection with the BT Alex. Brown Opinion, BT Alex. Brown reviewed certain publicly available financial information and other information concerning Primark and the TASC Entities and reviewed certain internal financial analyses and other information furnished to it by Primark. As a result of the classified nature of certain of TASC's government contracts, BT Alex. Brown relied on disclosure by management as to the financial results of those contracts and the representations of management that all such contracts were in full force and effect, but was not able to verify such information. BT Alex. Brown also held discussions with members of the senior management of Primark regarding the business and prospects of Primark and TASC. In addition, BT Alex. Brown (i) reviewed the reported price and trading activity for the Common Stock,
(ii) analyzed selected recently completed and pending mergers and acquisitions in the applied technology industry, (iii) reviewed certain financial and stock market information for companies in the applied technology and information industries whose securities are publicly traded, (iv) performed a discounted cash flow analysis, (v) reviewed the terms of the Stock Purchase Agreement and certain related documents, and (vi) performed such other studies and analyses and considered such other factors as it deemed appropriate. In conducting its review and arriving at its opinion, BT Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering its opinion. With respect to the financial information relating to Primark and TASC provided to BT Alex. Brown, BT Alex. Brown assumed that such information was reasonably prepared and reflected the best currently available estimates and judgments of the management of Primark as to the financial performance of Primark and TASC. BT Alex. Brown did not make, did not request and was not provided with an independent evaluation or appraisal of the assets of Primark or TASC, nor has BT Alex. Brown been furnished with any such evaluations or appraisals. The BT Alex. Brown Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion letter.


     The following is a summary of the analyses performed and factors considered by BT Alex. Brown in connection with the rendering of the BT Alex. Brown Opinion.

     Historical Financial Position. In rendering its opinion, BT Alex. Brown reviewed and analyzed the historical and current financial condition of TASC which included (i) an assessment of TASC's recent financial statements; (ii) an analysis of TASC's revenue, growth and operating performance trends; and (iii) an assessment of TASC's margin changes, market share and access to markets.


     Historical Stock Price Performance. BT Alex. Brown reviewed and analyzed the daily closing per share market prices and trading volume for the Common Stock from December 5, 1995 to December 4, 1997 and compared the movement of such daily closing prices with the movement of the Standard & Poor's 500 composite average (the "S&P 500") over the same period. BT Alex. Brown noted that, on a relative basis, the Common Stock performed below the S&P 500 over the same period. BT Alex. Brown also reviewed the daily closing per share market prices of the Common Stock and compared the movement of such closing prices with the movement of (i) an applied technology composite average (consisting of American Management Systems, Incorporated, CACI International Inc, Computer Sciences Corporation and Tracor, Inc.) and (ii) an information services industry composite average (consisting of Automatic Data Processing, Inc., Dun & Bradstreet Corporation, Equifax Inc., Harcourt General, Inc. and The McGraw Hill Companies, Inc.) over the period from December 5, 1995 to December 4, 1997. On a relative basis, the Common Stock performed below both the applied technology composite average and the information services composite average. This information was presented to give the Primark Board background information regarding the stock price of Primark over the period indicated.



     Analysis of Certain Publicly Traded Companies. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. BT Alex. Brown compared certain financial information (based on the valuation measurements described below) relating to Primark to certain corresponding information relating to a group of ten publicly traded companies in the information services industry (consisting of Automatic Data Processing, Inc., Dun & Bradstreet Corporation, Equifax Inc., FactSet Research Systems Inc., Harcourt General, Inc., PRIMEDIA Inc., The McGraw Hill Companies, Inc., Pearson plc, Reuters Holdings plc and Thomson Corp. (collectively, the "Information Companies")). Such financial information included, among other things, (i) common equity market valuation; (ii) operating performance; (iii) ratios of common equity market value as adjusted for debt and cash ("Enterprise Value") to revenues and earnings before interest expense, income taxes and depreciation and amortization ("EBITDA"); and (iv) ratios of common equity market value ("Equity Value") to after-tax cash flow ("ATCF") and earnings per share ("EPS"). The financial information used in connection with the multiples provided below with respect to Primark and the Information Companies was based on the latest reported twelve month period as derived from publicly available information, estimated EBITDA for calendar year 1997 as derived from publicly available research reports for the Information Companies and the management plan for Primark and estimated EPS for calendar years 1997 and 1998 as reported by I/B/E/S International ("IBES"), an indirect wholly-owned subsidiary of the Company. BT Alex. Brown noted that the multiple of Enterprise Value to trailing twelve month revenues was 1.7x for Primark, compared to a range of 1.5x to 4.2x, with a mean of 2.8x, for the Information Companies; the multiple of Enterprise Value to trailing twelve month EBITDA was 11.0x for Primark, compared to a range of 7.9x to 14.6x, with a mean of 12.4x, for the Information Companies; and the multiple of Enterprise Value to estimated calendar year 1997 EBITDA was 10.1x for Primark, compared to a range of 7.6x to 15.1x, with a mean of 12.2x, for the Information Companies. BT Alex. Brown further noted that the multiple of Equity Value to trailing twelve month EPS was 38.2x for Primark, compared to a range of 16.3x to 30.6x, with a mean of 25.4x, for the Information Companies; the multiple of Equity Value to calendar year 1997 EPS was 34.9x for Primark, compared to a range of 15.3x to 30.7x, with a mean of 25.6x, for the Information Companies; the multiple of Equity Value to calendar year 1998 EPS was 25.6x for Primark, compared to a range of 14.1x to 26.6x, with a mean of 22.2x, for the Information Companies; and the multiple of Equity Value to trailing twelve month ATCF was 12.5x for Primark, compared to a range of 10.6x to 22.1x, with a mean of 16.4x, for the Information Companies. As a result of the foregoing procedures, BT Alex. Brown noted that the Enterprise Value multiples for Primark were generally within the range, but below the mean, of the multiples for the Information Companies, and the Equity Value multiples of EPS were generally within or above the range, and above the mean, of the multiples for the Information Companies. As noted above, EPS projections for Primark and the Information Companies were based on IBES estimates. The IBES EPS estimates, as of December 5, 1997, for the calendar years 1997 and 1998 for Primark were $0.99 and $1.35, respectively.


     BT Alex. Brown also analyzed certain financial information relating to a group of six companies filing reports with the Securities and Exchange Commission in the applied technology industry (consisting of American Management Systems, Incorporated, CACI International Inc, Computer Sciences Corporation, Electronic Data Systems Corporation, Science Applications International Corp. and Tracor, Inc. (collectively, the "Applied Technology Companies")) and compared such information to certain corresponding financial information for the Proposed Transaction. Such financial information included, among other things,
(i) common equity market valuation; (ii) operating performance; (iii) ratios of Enterprise Value to revenues, EBITDA and earnings before interest expense and income taxes ("EBIT"); and (iv) ratios of Equity Value to common equity book value ("Book Value") and EPS. The financial information used in connection with the multiples provided below with respect to the Applied Technology Companies was based on the latest reported twelve month period as derived from publicly available information. BT Alex. Brown noted that the multiple of Enterprise Value to trailing twelve month revenues was 1.1x for the Proposed Transaction compared to a range of 0.5x to 1.5x, with a mean of 1.0x, for the Applied Technology Companies; the multiple of Enterprise Value to trailing twelve month EBITDA was 10.1x for the Proposed Transaction, compared to a range of 6.9x to 11.6x, with a mean of 8.7x, for the Applied Technology Companies; and the multiple of Enterprise Value to trailing twelve month EBIT was 12.4x for the Proposed Transaction compared to a range of 9.7x to 20.6x, with a mean of 14.2x for the Applied Technology Companies. BT Alex. Brown further noted that the multiple of Equity Value to trailing twelve month EPS was 22.1x for the Proposed Transaction, compared to a range of 18.2x to 37.6x, with a mean of 25.3x, for the Applied Technology Companies; and the multiple of Equity Value to Book Value was 3.0x for the Proposed Transaction, compared to a range of 2.5x to 4.4x, with a mean of 3.5x, for the Applied Technology Companies. As a result of the foregoing procedures, BT Alex. Brown noted that the Enterprise Value multiples for the Proposed Transaction were generally within the range of the multiples for the Applied Technology Companies.

     Analysis of Selected Mergers and Acquisitions. BT Alex. Brown reviewed the financial terms, to the extent publicly available, of 13 proposed, pending or completed mergers and acquisitions since May 1, 1988 in the applied technology industry (the "Selected Transactions"). The Selected Transactions included: the acquisition of BDM International, Inc. by TRW Inc. (announced 11/21/97), the acquisition of Computer Data Systems, Inc. by Affiliated Computer Services, Inc. (announced 9/21/97), the acquisition of Logicon, Inc. by Northrop Grumman Corporation (announced 5/5/97), the acquisition of the defense business of Hughes Electronics Corp. from General Motors Corp. by Raytheon Company (announced 1/16/97), the acquisition of the information systems and services business of TRW Inc. by private investors (announced 2/9/96), the acquisition of PRC Inc. from The Black & Decker Corp. by Litton (announced 12/13/95), the acquisition of SHL Systemhouse, Inc. by MCI Communications Corp. (announced 9/20/95), the acquisition of E-Systems, Inc. by Raytheon Company (announced 4/3/95), the acquisition of Syscon Corp. from Harnischfeger Industries, Inc. by Logicon, Inc. (announced 1/20/95), the acquisition of the Federal Systems Company division of International Business Machines Corp. by Loral Corp. (announced 12/12/93), the acquisition of ARC Professional Services Group from Sequa Corp. by Computer Sciences Corp. (announced 12/2/93), the acquisition of Vitro Corp. from Penn Central Corp. by Tracor, Inc. (announced 6/10/93) and the acquisition of BDM International, Inc. by Ford Aerospace Corp. (announced 5/24/88). BT Alex. Brown calculated various financial multiples based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples for the Proposed Transaction. Multiples paid in the four Selected Transactions announced prior to January 1, 1995 were excluded for purposes of calculating the mean multiples for the Selected Transactions. BT Alex. Brown noted that the multiple of adjusted purchase price (value of consideration paid for common equity ("Equity Purchase Price") adjusted for debt, preferred stock and cash) to trailing twelve month revenues was 1.1x for the Proposed Transaction versus a range of 0.3x to 1.9x, with a mean of 1.1x, for the Selected Transactions; the multiple of adjusted purchase price to trailing twelve month EBITDA was 10.1x for the Proposed Transaction versus a range of 9.7x to 13.7x, with a mean of 11.5x, for the Selected Transactions; and the multiple of adjusted purchase price to trailing twelve month EBIT was 12.4x for the Proposed Transaction versus a range of 12.2x to 34.8x, with a mean of 17.3x, for the Selected Transactions. BT Alex. Brown further noted that the multiple of Equity Purchase Price to trailing twelve month net income was 22.1x for the Proposed Transaction versus a range of 17.2x to 36.2x, with a mean of 25.4x, for the Selected Transactions and the multiple of Equity Purchase Price to Book Value was 3.0x for the Proposed Transaction versus a range of 1.0x to 7.3x, with a mean of 3.5x, for the Selected Transactions. All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the seven-year period during which the Selected Transactions occurred.

     Discounted Cash Flow Analysis. BT Alex. Brown performed a discounted cash flow analysis for TASC. Discounted cash flow analysis values a business based on the current value of the future cash flow that the business is expected to generate. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. BT Alex. Brown used estimates of projected financial performance for TASC for the years 1998 through 2001 that were prepared by the managements of Primark and TASC. BT Alex. Brown aggregated the present value of the cash flows through 2001 with the present value of a range of terminal values. The terminal values were computed based on projected EBITDA in calendar year 2001 and a range of terminal multiples of 8.0x to 10.0x. BT Alex. Brown discounted these cash flows at discount rates ranging from 13.0% to 15.0%. BT Alex. Brown arrived at such discount rates based on its judgment of the weighted average cost of capital of the Applied Technology Companies, and arrived at such terminal value multiples based on its review of the trading characteristics of the common stock of the Applied Technology Companies. This analysis indicated a range of values of $371.2 million to $479.2 million.

     Relevant Market and Economic Factors. In rendering its opinion, BT Alex. Brown considered, among other factors, the condition of the U.S. stock markets, particularly in the information services and applied technology sectors, and the current level of economic activity. No company used in the analyses of other publicly traded companies nor any transaction used in the analysis of selected mergers and acquisitions summarized above is identical to Primark, TASC or the Proposed Transaction. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Information Companies, the Applied Technology Companies and the companies in the Selected Transactions and other factors that would affect the public trading value and acquisition value of the Information Companies, the Applied Technology Companies and the companies in the Selected Transactions, respectively.


     While the foregoing summary describes all analyses and factors that BT Alex. Brown deemed material in its presentation to the Primark Board, it is not a comprehensive description of all analyses and factors considered by BT Alex. Brown. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BT Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BT Alex. Brown Opinion. In performing its analyses, BT Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of Primark and TASC. The analyses performed by BT Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, the analyses performed by BT Alex. Brown relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of Common Stock may trade at any future time.


     Pursuant to a letter agreement dated June 10, 1997 between Primark and BT Alex. Brown, the fees to date payable to BT Alex. Brown for its financial advisory services, including rendering the BT Alex. Brown Opinion, are $1.0 million, which amount will be credited against the final fee of approximately $2.3 million, payable upon consummation of the Proposed Transaction. In addition, Primark has agreed to reimburse BT Alex. Brown for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. Primark has agreed to indemnify BT Alex. Brown and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.


     The Primark Board retained BT Alex. Brown to act as its advisor based upon BT Alex. Brown's previous financial advisory services to Primark in conjunction with various capital raising transactions and advisory assignments and based upon BT Alex. Brown's qualifications, reputation, experience and expertise. BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, private placements and valuations for corporate and other purposes. BT Alex. Brown may actively trade the equity securities of Primark and Litton for its own account and for the account of its customers and accordingly may at any time hold a long or short position in such securities. BT Alex. Brown regularly publishes research reports regarding the information services industry and the businesses and securities of Primark and other publicly traded companies in the information services industry.

USE OF PROCEEDS


     The Company estimates that it will obtain after-tax proceeds of approximately $345 million (before closing costs) upon consummation of the Proposed Transaction. The Company will use a percentage of the proceeds to redeem in full its $112 million of 8.75% Senior Notes due October 15, 2000 (the "Senior Notes"). The redemption of the Senior Notes will require payment of a 4.375% call premium and will cost the Company $4.9 million in addition to the $112 million principal amount of the Senior Notes. The Company will also repay its existing revolving credit and term loan facilities. As of December 31, 1997 these facilities amounted to $247.6 million and are anticipated to be no less than $220 million as of the close of the Proposed Transaction. Any remaining proceeds will be used for general corporate purposes. Further, the Company is in negotiations with the commercial banks that have lent funds under the current revolving credit and term loan facilities. In on-going discussions with these commercial banks, the Company is negotiating the expansion of its revolving credit facility from $75 million to $225 million to be effective promptly following the closing of the Proposed Transaction. This new arrangement would allow the Company to use a portion of the proceeds to repay all outstanding bank debt at the closing of the Proposed Transaction, and to have the flexibility to subsequently borrow amounts either for stock repurchases and/or acquisitions. The proposed new revolving credit agreement also would allow Primark to repurchase up to $100 million of its Common Stock. The extent to which the Company will repurchase stock or participate in acquisitions is entirely dependent on market conditions and opportunities that are present after the closing of the Proposed Transaction.


REDEMPTION OF SENIOR NOTES


     The Indenture, dated as of October 18, 1993, between the Company and The First National Bank of Boston, as trustee (the "Indenture") related to $112 million of Senior Notes requires that in the event of a sale of substantially all of the Company's assets, the Indenture and the obligations owed to noteholders must be assumed by the purchaser of all, or substantially all, of the assets. The Company has been advised by legal counsel that the Proposed Transaction could be interpreted as a sale of substantially all of the Company's assets under the Indenture, although existing legal precedent does not provide a definitive conclusion in this regard. To avoid any uncertainty regarding this issue, the Company has agreed, simultaneously with the Closing of the Proposed Transaction, to call for redemption all of the outstanding Senior Notes at 104.375% of their principal amount because the Buyer is not assuming these obligations. Pursuant to the Indenture, the call price of the Senior Notes is 104.375% of the principal amount in the period from October 15, 1997 through October 14, 1998.


ACCOUNTING TREATMENT FOR THE PROPOSED TRANSACTION


     Upon shareholder approval of the Proposed Transaction, the TASC Entities and their respective subsidiaries will be treated as a discontinued operation of the Company. All prior periods will be restated to show the operations of the TASC Entities and their respective subsidiaries separately from the continuing operations of the Company. The gain on the sale will be calculated as the excess of consideration received by the Company plus liabilities assumed by the Buyer over the net book value of the assets sold, net of transaction costs and applicable income taxes. The gain will be recorded as a separate component of discontinued operations in the financial statements of the Company.


CERTAIN INCOME TAX CONSEQUENCES

     The consummation of the Proposed Transaction will not be a taxable event for federal income tax purposes for the shareholders of the Company. The proposed sale will, however, be a taxable event to the Company for federal, state and U.K. income tax purposes. The Company expects to realize a gain on the sale for federal, state and U.K. income tax purposes, the amount of which has not yet been finally determined. Based upon estimates of the cash proceeds of approximately $432,000,000, the Company will be responsible for income taxes associated with the sale of the TASC Entities of approximately $94,061,000.

DISSENTERS' RIGHTS

     Primark shareholders are not entitled to dissenter's rights of appraisal or other dissenter's rights under the Michigan BCA with respect to the Proposed Transaction or any other transactions contemplated by the Stock Purchase Agreement.

REGULATORY FILINGS AND APPROVALS


     Pursuant to the Stock Purchase Agreement, the parties have made the appropriate filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act") in connection with the transactions contemplated by the Stock Purchase Agreement and the consummation of the Proposed Transaction is subject to the expiration or early termination of the waiting period prescribed under the Hart-Scott-Rodino Act. The applicable waiting period under the Hart-Scott-Rodino Act expired on February 13, 1998.


INTERESTS OF CERTAIN PERSONS

     Shareholders should consider the following interests of Company directors and executive officers, which may have presented such directors and executive officers with conflicts of interest in connection with the negotiation and approval of the Proposed Transaction.


     Primark, TASC and the Buyer will enter into severance and related arrangements with John C. Holt, executive vice president and a director of the Company and the President and Chief Executive Officer of TASC, on terms and conditions reasonably acceptable to Primark and the Buyer, including: (i) the cancellation of all existing agreements between the TASC Entities and their subsidiaries, on the one hand, and Mr. Holt, on the other, (ii) if requested by the Buyer, Mr. Holt entering into a written consulting agreement with the Buyer to provide a reasonable level of consulting services, as an independent contractor through December 31, 1998, (iii) TASC paying to Mr. Holt, immediately following the Closing, all amounts owed to Mr. Holt through the Closing Date pursuant to the Long Term Incentive Agreement ("EVA") between TASC and Mr. Holt dated as of February 29, 1996 and (iv) with respect to payments to Mr. Holt other than pursuant to clause (iii) above that may be negotiated in such severance and related arrangements, TASC shall be responsible for up to $1,000,000 of such payments and Primark shall be responsible for any amounts in excess thereof. Mr. Holt's participation in the negotiations relating to the Proposed Transaction was limited to soliciting input from certain key employees of TASC, none of whom are directors or executive officers of Primark, regarding the form of employment agreement to be entered into between TASC and such employees. While Mr. Holt voted in favor of the Proposed Transaction in his capacity as a director of Primark, Mr. Holt's interest in the Proposed Transaction was disclosed to the other directors of Primark prior to the Primark Board's approval of the Proposed Transaction.



     In addition, the Buyer has agreed to indemnify Primark and its directors and officers, both in their official capacities and as individuals, against all liability arising out of the acquisition of TASC by Primark and which was or is the subject matter of the Bradley v. Gelb et al. litigation (the "Bradley Litigation"). See "TERMS OF THE STOCK PURCHASE AGREEMENT -- Survival of Representations and Warranties; Indemnification." The Bradley Litigation was brought by a former employee regarding a TASC stock transaction which took place in 1976, prior to the Company's acquisition of TASC in 1991. The defendants in the Bradley Litigation, the two founders of TASC, have settled the lawsuit for $4,000,000 plus an additional amount of up to $8,500,000 that was conditioned on the outcome and reasoning of a then-pending motion for a directed verdict and new trial. TASC has been advised that the founders are disputing with the plaintiff whether any additional amount is owing under the terms of the settlement, and it appears that those parties will proceed to arbitration of that dispute. Also, the founders settled a related claim for $600,000. The founders have demanded that TASC indemnify them for amounts paid in such settlements and associated expenses. TASC has advised counsel for the founders that their settlement agreements do not appear to satisfy by-law requirements (including prior company approval) and has requested clarification of the basis for the founders' indemnification claims. Neither Primark, nor any of its directors or officers, was a party to the Bradley Litigation. In the event that any claim related to the Bradley Litigation is made against Primark, or its directors or officers, the Buyer has agreed to indemnify the Company and its directors and officers. The Primark Board viewed the Buyer's indemnification obligation in connection with the Bradley Litigation as favorable to the Company and a positive factor in evaluating the terms of the Proposed Transaction.


VOTING AGREEMENTS


     As part of its willingness to enter into the Stock Purchase Agreement, the Buyer has required that Messrs. Joseph E. Kasputys, Stephen H. Curran, John C. Holt, Michael R. Kargula, Patrick G. Richmond and William J. Swift, who are executive officers of the Company and collectively own as of the Record Date approximately 5.13% of the Company's outstanding Common Stock entitled to vote at the Special Meeting, enter into the Voting Agreements that require them to vote their shares in favor of the Proposed Transaction and against any competing transactions or other actions that would interfere with the Proposed Transaction.



     The Voting Agreements provide that the executing shareholders may not, among other things, (i) transfer to any person any or all Owned Shares; or (ii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Shares; provided that such shareholders are entitled to
(x) deliver or sell to Primark Owned Shares for the purpose of satisfying all or a portion of the exercise price or related tax liabilities incurred upon exercise of options or rights currently held by such shareholder to acquire Common Stock which, upon such acquisition, will become Owned Shares; (y) transfer by gift not more than 10,000 Owned Shares; and (z) transfer any number of Owned Shares to one or more third parties provided that such transferees agree to the terms of the Voting Agreement. "Owned Shares" is defined as the shares of Primark Common Stock owned by such shareholder on December 8, 1997, together with any other shares of Primark Common Stock or other securities of Primark, which may be entitled to vote generally in the election of directors and any securities convertible into or exercisable or exchangeable for such securities whether beneficially owned by such shareholder on December 8, 1997 or thereafter.


INFORMATION TECHNOLOGY SERVICES AGREEMENT

     Pursuant to the Stock Purchase Agreement, Primark, TASC and the Buyer at the Closing will enter into the IT Services Agreement, whereby TASC will continue to provide Primark with information technology research and development, planning, and technical assistance. TASC will also continue to manage the Primark Telecommunications Network and supply professional information technology services to the business units of Primark and their customers. Primark will own the intellectual property rights in the work product produced by TASC pursuant to the IT Services Agreement.

                     TERMS OF THE STOCK PURCHASE AGREEMENT

     The following discussion of the terms and conditions of the Stock Purchase Agreement, while materially complete, is qualified in its entirety by reference to the provisions of the Stock Purchase Agreement, which is attached to this Proxy Statement as Annex A and incorporated herein by reference. Terms which are not otherwise defined in this summary have the meaning set forth in the Stock Purchase Agreement, or an Exhibit thereto, as the case may be.

PURCHASE PRICE

     The aggregate purchase price for the stock of the TASC Entities is $432 million in cash subject to adjustment as described below. Primark, Holding Corp. and Primark U.K. will prepare consolidated financial statements ("Closing Financial Statements") of the TASC Entities as of the Closing Date (as defined below) and will deliver them to the Buyer within sixty days after the Closing Date. The "Shareholders' Equity" reflected in the Closing Financial Statements will be used in computing an amount (which may be a positive or negative number) equal to (x) "Shareholders' Equity" as of the Closing Date, minus the balance of the intercompany accounts as of the Closing Date and minus all Income Tax liabilities due Primark or governmental authorities as of the Closing Date, and minus any cash balance as of the Closing Date, minus (y) "Shareholders' Equity" as of September 30, 1997, minus the balance of the intercompany accounts as of September 30, 1997 and minus all Income Tax liabilities due Primark or governmental authorities as of September 30, 1997, and minus any cash balance as of September 30, 1997 (the "Adjustment Amount"). The Buyer has an opportunity to object to the Closing Financial Statements and the Stock Purchase Agreement contains a dispute resolution procedure in the event the Buyer does so object. On the tenth business day following the final determination of the Adjustment Amount, if the Adjustment Amount is a positive number, the Buyer will pay the Adjustment Amount to Primark, and if the Adjustment Amount is a negative number, Primark will pay the Adjustment Amount to the Buyer.

THE CLOSING

     Upon the terms and subject to the conditions of the Stock Purchase Agreement, the closing of the transactions contemplated by the Stock Purchase Agreement (the "Closing") will take place on the first business day following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived, or at such other date as the parties may agree (the "Closing Date").

REPRESENTATIONS AND WARRANTIES


     The Stock Purchase Agreement contains various representations and warranties by Primark, Holding Corp., Primark U.K. and the Buyer. These include representations and warranties by Primark, Holding Corp. and Primark U.K. as to
(i) the organization, good standing, and capitalization of Primark, Holding Corp. and Primark U.K. and their respective subsidiaries, (ii) proper corporate authority, no conflicts, no violations and requisite approvals, (iii) ownership of the Shares, (iv) accuracy of financial statements, books and records, (v) absence of undisclosed liabilities and absence of material adverse change, (vi) material litigation, (vii) compliance with law, (viii) employee benefit plans and employee matters, (ix) tax matters, (x) title to and condition of assets,
(xi) leases, (xii) certain contracts and arrangements, (xiii) intellectual property matters, (xiv) computer software, (xv) brokers, finders and fees, (xvi) permits and security clearances, (xvii) government contracts, (xviii) environmental matters, (xix) insurance, (xx) intercompany transactions and (xxi) powers of attorney.


     The Stock Purchase Agreement also contains representations and warranties of the Buyer, including representations and warranties as to: (i) the organization and good standing of the Buyer, (ii) proper corporate authority, no conflicts, no violations and requisite approvals, (iii) acquisition of the Shares for investment, (iv) availability of funds, (v) material litigation, (vi) investigation by the Buyer, and (vii) brokers, finders and fees.

     For a description of the survivability of the representations and warranties and related indemnification, see "Survival of Representations and Warranties; Indemnification."

CERTAIN COVENANTS


     The Stock Purchase Agreement also contains various covenants of Primark, Holding Corp. and Primark U.K. During the period from the date of the Stock Purchase Agreement to the Closing Date, Primark, Holding Corp. and Primark U.K. will cause the TASC Entities and each of their subsidiaries to conduct their businesses and operations in the ordinary course consistent with past practice to preserve the businesses of the TASC Entities and their subsidiaries and to preserve the goodwill of customers, suppliers and others having business relations with the TASC Entities and their subsidiaries. Primark, Holding Corp. and Primark U.K. will also provide the Buyer access to information subject to the terms of the Confidentiality Agreement. Each of the parties agrees to use commercially reasonable efforts to make all filings and obtain all licenses, consents and approvals of governmental authorities and other third parties necessary to consummate the Proposed Transaction. In addition, Primark will obtain a release of any Liens on the Shares and the Intellectual Property assets of the TASC Entities and their subsidiaries. The parties also agreed with respect to certain tax matters.


     The Primark Board may, in accordance with its fiduciary obligations under applicable law as advised by independent counsel, change its recommendation to the Primark shareholders to vote in favor of the Proposed Transaction.

     Primark agrees that simultaneously with the Closing, it will cause to be issued a notice of redemption of all of its outstanding Senior Notes and shall redeem all such Senior Notes in accordance with the terms of the Indenture.

NO SOLICITATION


     Pursuant to the Stock Purchase Agreement, Primark, Holding Corp. and Primark U.K. have agreed that, prior to the Closing, they will not, and will use their best efforts to cause their respective officers, directors, employees and agents not to, directly or indirectly, initiate, solicit or encourage an inquiry, offer or proposal with respect to, or participate in discussions or negotiations concerning or provide any information relating to, an acquisition, merger, tender or exchange offer or other form of business combination involving any TASC Entities or any of their subsidiaries, the acceptance of which would be inconsistent with the consummation of the Proposed Transaction.


EMPLOYMENT AND EMPLOYEE BENEFIT PLANS

     On and after the Closing for a period of one year, the Buyer will cause the TASC Entities to provide their respective employees with salary and benefit plans, programs and arrangements no less favorable in the aggregate than those currently provided by the Buyer to its current employees in comparable lines of business with commensurate service and position. In addition, the Buyer shall cause each TASC Entity to honor all employment agreements entered into by such TASC Entity, except as otherwise provided in the Stock Purchase Agreement.

     The Buyer agrees to comply with the notice requirements set forth in the Worker Adjustment and Retraining Notification Act ("WARN Act") prior to effectuating within ninety (90) days of the Closing (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the TASC Entities, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment of the TASC Entities.

     To protect the Buyer against any efforts by Primark, Holding Corp., Primark U.K. or any of their affiliates to cause employees of the TASC Entities or their subsidiaries to terminate their employment, each of Primark, Holding Corp. and Primark U.K. agrees that for a period of two years following the Closing Date, neither Primark, Holding Corp., Primark U.K. nor any of their affiliates will, directly or indirectly (i) induce any employee of the TASC Entities or their subsidiaries with a then current compensation of more than $50,000 annually to leave any of the TASC Entities or their subsidiaries or to accept any other employment or position, (ii) solicit or hire any such employee, unless such employee's employment with the TASC Entities or their subsidiaries is terminated by the TASC Entities or their subsidiaries; provided that nothing in the

Stock Purchase Agreement will prevent Primark, Holding Corp. or Primark U.K. from soliciting and hiring such employees pursuant to a general solicitation not specifically directed at such employees, or (iii) assist any other entity in hiring any such employee.

     Primark, Holding Corp. and Primark U.K. will deliver to the Buyer a list of 100 to 150 key employees of the TASC Entities. The parties thereafter will work together to develop an incentive compensation arrangement for such employees that is designed to encourage them to remain with the TASC Entities after the Closing. Once the parties have agreed upon such arrangement, Primark, Holding Corp. and Primark U.K. agree, and shall cause the TASC Entities, to assist the Buyer in conveying and promoting the Buyer's incentive compensation offers to the individuals identified on such list.

     Primark will be responsible for the payment to employees of the TASC Entities (who are not executive officers of Primark) of any "success fees" in connection with the transactions contemplated by the Stock Purchase Agreement which will be paid on the Closing Date, but will not be obligated to pay any severance or other change of control fees to such employees.


     Primark, TASC and the Buyer will enter into severance and related arrangements with John C. Holt, effective as of the Closing Date, on terms and conditions reasonably acceptable to Primark and the Buyer, which terms will include the following: (i) the cancellation of all existing agreements between the TASC Entities and their subsidiaries, on the one hand, and Mr. Holt, on the other (including Mr. Holt's employment agreement with TASC and Primark), (ii) if requested by the Buyer, Mr. Holt entering into a written consulting agreement with the Buyer to provide a reasonable level of consulting services, as an independent contractor, (but in any event not to exceed three days per week in the first 90 days after Closing and five days per month thereafter) to the Buyer through December 31, 1998, (iii) TASC paying to Mr. Holt, immediately after the Closing (with any deduction with respect thereto allocated to a Post-Closing Period), all amounts owed to Mr. Holt through the Closing Date pursuant to EVA, and (iv) with respect to payments to Mr. Holt other than pursuant to clause
(iii) above that may be negotiated in such severance and related arrangements, whether for services as a consultant to the Buyer or for salary, bonus, EVA or otherwise, TASC shall be responsible for (and the Buyer will cause TASC to pay) up to $1 million of such payments (to be made immediately after the Closing) and Primark shall be responsible for (and will pay) any amounts in excess thereof. After the Closing Date, Mr. Holt will become an employee of Primark and remain a member of the Primark Board.


NON-COMPETITION AGREEMENT

     As an inducement to the Buyer to enter into the Stock Purchase Agreement, Primark, Holding Corp. and Primark U.K. each agreed that for a period of three years after the Closing Date none of them will, directly or indirectly, for its own benefit or as agent for another, carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services (in the same lines of business in which the TASC Entities or their subsidiaries are in as of the Closing Date) to, or allow its name or reputation to be used in or by any other present or future business enterprise that competes with the Buyer or the TASC Entities or their subsidiaries in activities in which any of the TASC Entities or their subsidiaries is engaged as of the Closing Date; provided, however, that nothing in the Stock Purchase Agreement shall prohibit Primark, Holding Corp. and Primark U.K. and their subsidiaries other than the TASC Entities and their subsidiaries from engaging in any businesses in which they are involved in as of the Closing Date or from providing information technology services to the financial industry.

     Nothing contained in the Stock Purchase Agreement limits the right of each of Primark, Holding Corp. or Primark U.K. as an investor to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided the equity interest of Primark, Holding Corp. and Primark U.K. therein in the aggregate does not exceed 5% of the outstanding shares or interests in such corporation or partnership.

CONDITIONS


     General Closing Conditions. The respective obligations of each party to consummate the transactions contemplated by the Stock Purchase Agreement are subject to the satisfaction or waiver at or prior to the Closing Date of certain conditions, including the following: (i) the approval and adoption by the holders of a majority of the Common Stock; (ii) no statute, rule, regulation, executive order, decree, or injunction having been enacted, entered, promulgated or enforced by any court or governmental or regulatory entity which prohibits the consummation of the Proposed Transaction; (iii) the absence of any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any governmental or other regulatory or administrative agency or commission (a) challenging or seeking to make illegal or otherwise directly or indirectly restrain or prohibit or make materially more costly the consummation of the transactions contemplated by the Stock Purchase Agreement, or seeking to obtain material damages in connection with such transactions; or (b) which constitutes a Company Material Adverse Effect, and there not having been issued an order which would have the effect of or require anything set forth in clause
(a) or clause (b) above; (iv) any waiting periods applicable to the transactions contemplated by the Stock Purchase Agreement under applicable U.S. antitrust or trade regulation laws and regulations, including, without limitation, under the Hart-Scott-Rodino Act, having expired or been terminated; and (v) all consents, approvals, orders and Permits of, and registrations, declarations and filings with, any governmental authority that shall be legally required in order to enable Primark, Holding Corp. and Primark U.K. and the Buyer to consummate the transactions contemplated by the Stock Purchase Agreement, including under the Hart-Scott-Rodino Act, the Exon-Florio Provisions and the NISPOM, having been made or obtained.


     Primark, Holding Corp. and Primark U.K.'s Closing Conditions. The obligation of Primark, Holding Corp. and Primark U.K. to consummate the transactions contemplated by the Stock Purchase Agreement are further subject to satisfaction or waiver of the following conditions: (i) the representations and warranties of the Buyer contained in Article III of the Stock Purchase Agreement being true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for representations and warranties which are as of a different date or period having been true and correct in all material respects as of such other date or period; (ii) the Buyer having performed and complied in all material respects with all agreements and obligations required by the Stock Purchase Agreement to be performed or complied with by it on or prior to the Closing;
(iii) Primark, Holding Corp. and Primark U.K. having received a certificate of an authorized officer of the Buyer to the effect that the conditions in paragraphs (i) and (ii) have been satisfied; and (iv) the IT Services Agreement having been entered into by the parties thereto.

     Buyer's Closing Conditions. The obligation of the Buyer to consummate the transactions contemplated by the Stock Purchase Agreement are further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions: (i) the representations and warranties of Primark, Holding Corp. and Primark U.K. contained in Article II of the Stock Purchase Agreement being true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for representations and warranties which are as of a different date or period having been true and correct in all material respects as of such other date or period;
(ii) Primark, Holding Corp. and Primark U.K. having performed and complied in all material respects with all agreements and obligations required by the Stock Purchase Agreement to be performed or complied with by it on or prior to the Closing; (iii) releases having been obtained with respect to any Liens on the Shares or the shares of capital stock of the TASC Entities' respective subsidiaries as well as a release of any Liens on the Intellectual Property assets of the TASC Entities and their subsidiaries; (iv) Primark, Holding Corp. and Primark U.K. having obtained all material third-party consents required for the consummation of the transactions contemplated by the Stock Purchase Agreement; (v) Primark, Holding Corp. and Primark U.K. having provided the Buyer with all of the documents required by the Stock Purchase Agreement to be delivered at Closing by Holding Corp. and Primark U.K.; (vi) the Buyer having entered into employment agreements with R. Evan Hineman and with at least five of the other seven key employees of TASC listed in the Stock Purchase Agreement;
(vii) since the date of the Stock Purchase Agreement, none of the TASC Entities nor their subsidiaries having suffered a change or changes in its business or financial condition that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (viii) Primark, TASC and John C. Holt having entered into severance arrangements upon the terms set forth in the Stock Purchase Agreement; and (ix) the Buyer having received a certificate of an authorized officer of each of Primark, Holding Corp. and Primark U.K. to the effect that the conditions in paragraphs (i),
(ii), (iii), (iv) and (vii) above have been satisfied.


     The Stock Purchase Agreement provides that no condition involving performance of agreements by Primark, Holding Corp., Primark U.K. or the TASC Entities or by the Buyer, or the accuracy of the representations and warranties, shall be deemed not fulfilled and shall not entitle the parties to fail to consummate the Proposed Transaction on such basis, if (i) the nonperformance of such agreements was unintentional and (ii) if the respect in which such agreements have not been performed or the representations and warranties are untrue, would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be.

TERMINATION


     The Stock Purchase Agreement may be terminated (subject to a termination fee under certain circumstances as described below) and the transactions contemplated by the Stock Purchase Agreement may be abandoned at any time prior to the Closing Date: (i) by mutual written consent of the parties; (ii) by Primark, Holding Corp., Primark U.K. or the Buyer at any time after April 30, 1998 if the Closing shall not have occurred by such date, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the Stock Purchase Agreement, was the cause of the failure to consummate the Proposed Transaction; (iii) by Primark, Holding Corp., Primark U.K. or the Buyer, if any governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Stock Purchase Agreement and such order, decree, ruling or other action shall have become final and nonappealable; (iv) by the Buyer by written notice to Holding Corp. and Primark U.K. if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of the Buyer to consummate the transactions contemplated by the Stock Purchase Agreement; or (v) by Holding Corp. and Primark U.K. by written notice to the Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Holding Corp. and Primark U.K. to consummate the transactions contemplated by the Stock Purchase Agreement.


     In the event of termination of the Stock Purchase Agreement, there shall be no liability or obligation on the part of Primark, Holding Corp., Primark U.K. or the Buyer or any of their respective directors, officers, employees, affiliates, agents or representatives, except that a party may have liability to the other parties if the basis of termination is a breach by such party of the provisions of the Stock Purchase Agreement and, except that, certain provisions of the Stock Purchase Agreement including, among others, the provisions regarding public announcements, fees and expenses, governing law and arbitration will survive termination.

TERMINATION FEES

     If the Stock Purchase Agreement is terminated because (i) Primark failed to obtain a release of any Lien on the Shares or the Intellectual Property assets of the TASC Entities and their subsidiaries or (ii) the Primark Board changed its recommendation to the Primark shareholders pursuant to the Primark Board's fiduciary duties, then Holding Corp. must pay to the Buyer a fee of $12 million plus all reasonable out-of-pocket expenses and fees within five (5) days following such event.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     All representations and warranties of the parties contained in the Stock Purchase Agreement will survive the Closing until eighteen (18) months following the Closing Date (the "Survival Period") except that representations and warranties made by Primark, Holding Corp. and Primark U.K. relating to income taxes will survive the Closing Date until expiration of applicable statutes of limitations. The parties agree that no claims or causes of action may be brought against Primark, Holding Corp., Primark U.K. or the Buyer based upon, directly or indirectly, any of the representations, warranties or agreements contained in the Stock Purchase Agreement after the Survival Period or, except as otherwise provided therein, any termination of the Stock Purchase Agreement.

     Primark, Holding Corp. and Primark U.K. will jointly and severally indemnify the Buyer and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns from and against all liability resulting from or relating to (i) any breach by Primark, Holding Corp. or Primark U.K. of any representation or warranty contained in the Stock Purchase Agreement, (ii) the merger of Westmark Insurance Services, Inc. ("Westmark") into TASC (including the liabilities of Westmark), and (iii) the conduct of business of Primark, Holding Corp. or Primark U.K. and their subsidiaries other than the TASC Entities and their subsidiaries as conducted on the Closing Date. Such liability is limited to damages in the aggregate exceeding $1.5 million (and only to the extent that such damages exceed such amount); provided, however, that the indemnity provided for in (ii) and (iii) above is not subject to this limitation or any time limitation. The obligation of Primark, Holding Corp. and Primark U.K. to indemnify the Buyer will not exceed $100 million in the aggregate. Westmark, a shell corporation with minimal assets and liabilities and no operations, was merged into TASC so that TASC could take advantage of certain tax attributes of Westmark.

     The Buyer will indemnify Primark, Holding Corp. and Primark U.K. and their directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns from all liability resulting from or relating to any breach of any representation or warranty of the Buyer contained in the Stock Purchase Agreement. Such liability is limited to damages in the aggregate exceeding $1.5 million (and only to the extent that such damages exceed such amount). The obligation of the Buyer to indemnify Primark, Holding Corp. and Primark U.K. will not exceed $100 million in the aggregate.


     In addition, from and after the Closing, the Buyer will indemnify and hold harmless, to the fullest extent permitted by law, Primark, the directors and officers of Primark, both in their capacities as directors and/or officers of Primark, or any TASC Entities or affiliates of Primark and as individuals and the successors and assigns of the above (the "Bradley Indemnitees"), from and against all liability, demands, claims, actions or causes of action, assessment, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) asserted against or incurred by any Bradley Indemnitee as a result of or arising out of the acquisition of TASC by Primark and which was or is the subject matter of the Bradley Litigation or the settlement thereof including but not limited to any claims for indemnification in connection with such matter (collectively, the "Bradley Damages"). If so requested by a Bradley Indemnitee, the Buyer shall pay or advance any and all reasonable expenses which shall include attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with defending, being a witness in or participating in, or preparing to defend, be a witness in or participate in, any threatened, pending or completed action, suit, proceeding, inquiry or investigation involving the Bradley Damages; provided that each such requesting Bradley Indemnitee agrees to cooperate fully and provide reasonable assistance to the Buyer in connection with the claims regarding the Bradley Damages. The indemnity provided for in this paragraph shall not be subject to the $1.5 million limitation of the Stock Purchase Agreement described above or any time limitation.


     The Buyer shall also indemnify Holding Corp. and Primark U.K. for any increase in taxes paid by Holding Corp. and Primark U.K. as a result of any reallocation of the purchase price allocation, including interest, penalties, and other additions and for the cost of all reasonable outside legal and tax services with respect to such taxes. This indemnification is not subject to the $1.5 million limitation referred to above and will be subject only to the applicable statute of limitations.

EXPENSES

     Whether or not the Proposed Transaction is consummated, and except as otherwise expressly set forth in the Stock Purchase Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, the Stock Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. The Buyer agrees to waive compliance by Primark, Holding Corp. and Primark U.K. with any applicable bulk transfer laws

(including any so-called "tax bulk sales provisions"). Each of Primark, Holding Corp. and Primark U.K., on the one hand, and the Buyer, on the other hand, will indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders' fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by the Stock Purchase Agreement by any person claiming to have been engaged by such party.

INTELLECTUAL PROPERTY

     The Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in the name (i) "Primark" or the "globe" logo (whether alone or in combination with any name, word or other symbol), or any trade names, trademarks, identifying logos or service marks or employing the word "Primark" or any variation of any of the foregoing, or (ii) any other marks owned or used by Primark and its subsidiaries, (collectively, "Primark's Trademarks"). Primark acknowledges that the TASC Entities and their subsidiaries do not use any of Primark's Trademarks except ones that are described in clause (i) above. The Buyer will not make any use of, or attempt to register, Primark's Trademarks from and after the Closing Date. Within ninety (90) days after the Closing Date, the Buyer shall delete all references to Primark's Trademarks from all advertising, inventory, stationary, signage and any other materials.

                          MARKET PRICE DATA; DIVIDENDS


     The Common Stock is listed on the New York Stock Exchange ("NYSE") and on the Pacific Exchange under the symbol "PMK". The table below sets forth, for the calendar periods indicated, the high and low intra-day sales price per share of the Common Stock as reported on the NYSE Composite Tape.



                                                                               HIGH        LOW
                                                                             --------    --------
1996
First Quarter..............................................................  $40         $27
Second Quarter.............................................................   38 1/2      30 3/4
Third Quarter..............................................................   33 5/8      25 1/8
Fourth Quarter.............................................................   28 1/2      21 3/8
1997
First Quarter..............................................................  $28 1/4     $23 3/8
Second Quarter.............................................................   26 5/8      17 3/8
Third Quarter..............................................................   30 11/16    25 3/16
Fourth Quarter.............................................................   42          26 1/2
1998
First Quarter (through February 23, 1998)..................................  $42 1/2     $38


     On December 5, 1997, the last full trading day before the public announcement of the Proposed Transaction, the high and low sales price per share of Common Stock, as quoted on the NYSE Composite Tape, were $35.875 and $34.25 respectively.


     The closing sales price for the shares of Common Stock as reported on the
NYSE Composite Tape on February   , 1998 (the latest practicable date prior to
mailing this Proxy Statement) was $          . As of the close of business on
the Record Date, there were approximately 8,314 holders of record of the Company's Common Stock.


     Since 1988, the Company has not paid cash dividends on its Common Stock. The Company currently intends to retain its earnings for future growth and therefore does not anticipate paying any cash dividends in the foreseeable future. See the Consolidated Financial Statements of the Company and the Notes thereto incorporated herein by reference concerning restrictions on dividends.

                      PRIMARK CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


     The unaudited pro forma consolidated financial information for the nine months ended September 30, 1997 and the year ended December 31, 1996 presented herein gives effect to the Company's sale of the TASC Entities and their affiliates. For purposes of the Unaudited Pro Forma Consolidated Financial Information, the term "TASC" shall mean TASC, Inc., its affiliates and TASC U.K. The unaudited pro forma consolidated financial information for the years ended December 31, 1994 and 1995 presented herein gives effect only to the treatment of TASC and TIMCO as discontinued operations and does not reflect the effects of the Proposed Transaction. The Unaudited Pro Forma Condensed Consolidated Statements of Income for the nine months ended September 30, 1997 and for the year ended December 31, 1996 assume that the Proposed Transaction occurred on January 1. Accordingly, the pro forma financial information for the 1997 period is based upon the historical financial statements of Primark and TASC for the nine months ended September 30, 1997. The pro forma financial information for 1996 is based upon the historical financial statements of Primark and TASC for the twelve months ended December 31, 1996, adjusted to reflect the operations of TIMCO as discontinued. Certain reclassifications have been made to the historical income statements to conform with the Company's current presentation.



     The Unaudited Pro Forma Consolidated Financial Statements give effect to events that are directly attributable to the Proposed Transaction and expected to have a continuing impact on the Company. Explanations for these adjustments are included in the Notes to the Unaudited Pro Forma Consolidated Condensed Balance Sheet and Income Statements. The pro forma condensed consolidated income statement for the year ended December 31, 1996 does not reflect interest income which would have been earned on approximately $77,789,000 of unapplied proceeds. Assuming the Company had invested such unapplied proceeds in overnight funds, it would have earned interest income of approximately $4,000,000.



     It should be noted that the Unaudited Pro Forma Consolidated Statement of Income for the year ended December 31, 1996 includes the operations of the following companies from their respective dates of acquisition: Groupe DAFSA S.A. acquired June 18, 1996; Yankee acquired August 9, 1996; Worldscope/ Disclosure LLC acquired October 15, 1996; ICV Limited acquired October 24, 1996. Similarly, the unaudited pro forma financial information for the nine months ended September 30, 1997 includes the operations of Baseline Financial Services, Inc. and WEFA Holdings, Inc. from their January 6, 1997 and February 7, 1997 dates of acquisition, respectively. Other than inclusion of operations from their respective dates of acquisition, the Unaudited Pro Forma Consolidated Statements do not include the impact of pro forma adjustments related to the 1996 and 1997 acquisitions as the acquisitions were not material in the aggregate or on a stand alone basis.


     The Company's Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with the historical financial statements of Primark and TASC incorporated herein by reference and the information contained in the Company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is also incorporated herein by reference.

                      PRIMARK CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997

                                                                                               UNAUDITED
                                                              PROPOSED                            PRO
                                   AS REPORTED    TASC(1)    TRANSACTION      ADJUSTMENTS        FORMA
                                   -----------   ---------   -----------      -----------      ---------
                                                                (THOUSANDS)
Cash and cash equivalents........  $    16,308   $   (160)    $  427,790(2)   $ (427,790)(3)   $  16,148
Accounts receivable..............      181,969    (94,411)                                        87,558
Net assets of discontinued
  operations.....................       44,864    151,723       (151,723)(2)                      44,864
Other current assets.............       16,609     (3,163)                                        13,446
Goodwill, net....................      652,763    (93,298)                                       559,465
Capitalized data and other
  intangibles, net...............       49,194       (883)                                        48,311
Capitalized software, net........       43,960       (689)                                        43,271
Other assets.....................        7,680       (319)                        (3,899)(4)       3,462
Property, plant and equipment....       58,318    (11,742)                                        46,576
                                   -----------   ---------   -----------      -----------      ---------
          Total assets...........  $ 1,071,665   $(52,942)    $  276,067      $ (431,689)      $ 863,101
                                     =========   =========     =========      ==========        ========
Notes payable....................  $     2,951                                                 $   2,951
Accounts payable and accrued
  liabilities....................       61,263   $(28,751)                    $   (6,905)(3)      25,607
Federal income, property and
  other taxes payable............       11,767     (3,428)    $    3,013(2)       (1,862)(5)       9,490
                                                                  94,061(2)      (94,061)(3)
Deferred income..................       88,912     (6,763)                                        82,149
Long term debt...................      347,423                                  (321,337)(3)      26,086
Deferred income taxes............       15,043     (6,933)                        (1,705)(4)       6,405
Other liabilities................       80,645     (7,067)                                        73,578
Minority interest................          907                                                       907
Stockholders' equity.............      462,754                   178,993(6)       (3,038)(5)     635,928
                                                                                  (2,781)(4)
                                   -----------   ---------   -----------      -----------      ---------
          Total liabilities and
            stockholders'
            equity...............  $ 1,071,665   $(52,942)    $  276,067      $ (431,689)      $ 863,101
                                     =========   =========     =========      ==========        ========

     The notes to the unaudited pro forma condensed consolidated financial statements are an integral part of this statement.

                      PRIMARK CORPORATION AND SUBSIDIARIES

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET

1. TASC

     The pro forma condensed consolidated balance sheet gives effect to the classification of TASC as a discontinued operation upon receipt of shareholder approval. Included in the net assets of TASC is an account receivable, net, from Primark of $18,435,000.

2. PROPOSED TRANSACTION

     The pro forma condensed consolidated balance sheet gives effect to the sale of TASC for $432,000,000, net of estimated transaction costs of $2,810,000 and success fees of $1,400,000. Income taxes associated with the sale of TASC are estimated to be $94,061,000. In connection with the proposed transaction, Primark has agreed to fund all federal and state income tax liabilities of TASC as of the closing. Federal and state income taxes at September 30, 1997 included in the historical financial statements of TASC aggregate $3,013,000.

3. USE OF PROCEEDS

     The pro forma condensed consolidated balance sheet assumes for the purpose of this presentation that the proceeds will be used to (i) prepay all amounts outstanding on the Company's $112,000,000 senior callable bonds, including a 4.375% premium aggregating $4,900,000 together with accrued interest thereon,
(ii) repay $209,337,000 of the Company's outstanding term loan together with accrued interest thereon, and (iii) to fund the estimated income tax liability associated with the proposed transaction of $94,061,000. The final amount of taxes to be paid and the level and timing of bank debt to be repaid, if any, will be determined following consummation of the proposed sale of TASC.

4. DEBT ISSUE COSTS

     The pro forma condensed consolidated balance sheet gives effect to the write off of unamortized debt issue costs of $3,899,000 and related tax benefit of $1,482,000 associated with prepayment of the senior callable bonds and term loan described in (3) above. In addition, at September 30, 1997 there were $587,000 of unamortized original issue discounts that have been written off, net of a related tax benefit of $223,000. Such amounts will be reflected as an extraordinary item in the Company's consolidated statement of income.

5. DEBT PREPAYMENT PREMIUM

     The pro forma condensed consolidated balance sheet gives effect to a charge for the prepayment premium of $4,900,000 net of tax benefit of $1,862,000 as described in (3) above. Such amounts will be reflected as an extraordinary item in the Company's consolidated statement of income.

6. CLOSING ADJUSTMENTS

     The actual gain at the closing date will be adjusted from the amounts presented herein on a dollar for dollar basis for increases or decreases in shareholders' equity of TASC between September 30, 1997 and the closing date, excluding the effect of changes resulting from income tax liabilities to be paid by the Company as described in (2) above.

                      PRIMARK CORPORATION AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997


                                                                                             UNAUDITED
                                                                                                PRO
                                              AS REPORTED    TASC(1)        ADJUSTMENTS        FORMA
                                              -----------   ----------      -----------      ---------
                                                        (THOUSANDS EXCEPT PER SHARE AMOUNTS)
Operating Revenues..........................   $ 617,468    $(324,753)        $ 2,010(2)     $ 294,725
Operating Expenses:
  Cost of Services..........................     342,830     (226,046)          1,212(2)       117,996
  Selling General and Administrative........     179,905      (64,862)                         115,043
  Depreciation..............................      16,963       (3,855)                          13,108
  Amortization of Goodwill..................      13,893       (2,070)                          11,823
  Amortization of other intangible assets...      12,188                         (724)(3)       11,464
  Restructuring Charge......................       6,800                                         6,800
                                              -----------   ----------      -----------      ---------
          Total Operating Expenses..........     572,579     (296,833)            488          276,234
                                              -----------   ----------      -----------      ---------
  Operating Income..........................      44,889      (27,920)          1,522           18,491
                                              -----------   ----------      -----------      ---------
Other Income and (Deductions)
  Investment Income.........................         904         (776)            742(2)           870
  Interest Expense..........................     (17,925)         108             (32)(2)       (1,674)
                                                                               16,175(3)
  Foreign Currency Gain (loss)..............       2,327           (2)                           2,325
  Other.....................................       1,646           33                            1,679
                                              -----------   ----------      -----------      ---------
          Total Other.......................     (13,048)        (637)         16,885            3,200
                                              -----------   ----------      -----------      ---------
Income From Continuing Operations Before
  Income Taxes..............................      31,841      (28,557)         18,407           21,691
Income Taxes................................      18,537      (12,439)          6,995(4)        13,093
                                              -----------   ----------      -----------      ---------
Income From Continuing Operations...........   $  13,304    $ (16,118)        $11,412        $   8,598
                                               =========    ==========      =========         ========
Earnings per Common and Common Equivalent
  Share.....................................   $    0.48                                     $    0.31
                                               =========                                      ========
Weighted Average Common and Common
  Equivalent Shares Outstanding.............      27,577                                        27,577
                                               =========                                      ========


     The notes to the unaudited pro forma condensed consolidated financial statements are an integral part of this statement.

                      PRIMARK CORPORATION AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                                             PRO FORMA                                 UNAUDITED
                                                             EXCLUDING                                    PRO
                               AS REPORTED    TIMCO(5)         TIMCO      TASC(1)     ADJUSTMENTS        FORMA
                               -----------   ----------      ---------   ----------   -----------      ---------
                                                     (THOUSANDS EXCEPT PER SHARE AMOUNTS)
Operating Revenues...........   $ 767,125    $(106,362)      $660,763    $(386,953)     $ 3,253(2)     $277,063
Operating Expenses:
  Cost of Services...........     457,528      (88,779)       368,749     (258,768)       3,144(2)      113,125
  Selling General and
    Administrative...........     199,922      (10,201)       189,721      (86,904)                     102,817
  Depreciation...............      19,445       (1,204)        18,241       (5,923)                      12,318
  Amortization of Goodwill...      13,369                      13,369       (2,753)                      10,616
  Amortization of other
    intangible assets........      10,540                      10,540         (192)      (1,164)(3)       9,184
         Total Operating
           Expenses..........     700,804     (100,184)       600,620     (354,540)       1,980         248,060
                               -----------   ----------      ---------   ----------   -----------      ---------
  Operating Income...........      66,321       (6,178)        60,143      (32,413)       1,273          29,003
                               -----------   ----------      ---------   ----------   -----------      ---------
Other Income and
  (Deductions)...............
  Investment Income..........       2,703           (4)         2,699         (638)         614(2)        2,675
  Interest Expense...........     (20,193)       1,544        (18,649)          26       18,623(3)
  Foreign Currency Gain
    (loss)...................       1,864                       1,864          (28)                       1,836
  Other......................      (1,533)         239         (1,294)       1,360                           66
                               -----------   ----------      ---------   ----------   -----------      ---------
         Total Other.........     (17,159)       1,779        (15,380)         720       19,237           4,577
                               -----------   ----------      ---------   ----------   -----------      ---------
Income From Continuing
  Operations Before Income
  Taxes......................      49,162       (4,399)        44,763      (31,693)      20,510          33,580
Income Taxes.................      21,207       (1,988)        19,219      (14,401)       7,794(4)       12,612
                               -----------   ----------      ---------   ----------   -----------      ---------
Income From Continuing
  Operations.................   $  27,955    $  (2,411)      $ 25,544    $ (17,292)     $12,716        $ 20,968
                               ===========   ===========     ==========  ===========  ===========      ==========
Dividends on Preferred
  Stock......................        (359)                                                                 (359)
                               -----------                                                             ---------
Income Applicable to Common
  Stock......................   $  27,596                                                              $ 20,609
                               ===========                                                             ==========
Earnings per Common and
  Common Equivalent Share....   $    1.04                                                              $    .78
                               ===========                                                             ==========
Weighted Average Common and
  Common Equivalent Shares
  Outstanding................      26,555                                                                26,555
                               ===========                                                             ==========


     The notes to the unaudited pro forma condensed consolidated financial statements are an integral part of this statement.

                      PRIMARK CORPORATION AND SUBSIDIARIES



         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME


                      FOR THE YEAR ENDED DECEMBER 31, 1995



                                                            PRO FORMA                                  UNAUDITED
                                                            EXCLUDING                                     PRO
                                  AS REPORTED   TIMCO(5)      TIMCO         TASC      ADJUSTMENTS        FORMA
                                  -----------   ---------   ----------   ----------   -----------      ---------
                                                       (THOUSANDS EXCEPT PER SHARE AMOUNTS)
Operating Revenues..............   $ 610,216    $(79,237)   $ 530,979    $(346,443)     $   243(2)     $184,779
Operating Expenses:
  Cost of Services..............     361,989     (64,021)     297,968     (228,643)         243(2)       69,568
  Selling General and
    Administrative..............     159,113      (8,273)     150,840      (82,424)                      68,416
  Depreciation..................      15,068        (931)      14,137       (5,961)                       8,176
  Amortization of Goodwill......       9,561                    9,561       (2,758)                       6,803
  Amortization of other
    intangible assets...........      11,642                   11,642         (712)                      10,930
                                  -----------   ---------   ----------   ----------   -----------      ---------
         Total Operating
           Expenses.............     557,373     (73,225)     484,148     (320,498)         243         163,893
                                  -----------   ---------   ----------   ----------   -----------      ---------
  Operating Income..............      52,843      (6,012)      46,831      (25,945)           0          20,886
                                  -----------   ---------   ----------   ----------   -----------      ---------
Other Income and (Deductions)
  Investment Income.............         980          (3)         977            3          (13)(2)         967
  Interest Expense..............     (17,467)      1,406      (16,061)         691        6,993(3)       (8,377)
  Foreign Currency Gain
    (loss)......................      (2,620)                  (2,620)                                   (2,620)
  Other.........................      (1,026)        219         (807)         (38)                        (845)
                                  -----------   ---------   ----------   ----------   -----------      ---------
         Total Other............     (20,133)      1,622      (18,511)         656        6,980         (10,875)
                                  -----------   ---------   ----------   ----------   -----------      ---------
Income From Continuing
  Operations Before Income
  Taxes.........................      32,710      (4,390)      28,320      (25,289)       6,980          10,011
Income Taxes....................      14,863      (1,673)      13,190      (11,212)       2,652(5)        4,630
                                  -----------   ---------   ----------   ----------   -----------      ---------
Income From Continuing
  Operations....................   $  17,847    $ (2,717)   $  15,130    $ (14,077)     $ 4,328        $  5,381
                                  ===========   ==========  ===========  ===========  ===========      ==========
Dividends on Preferred Stock....        (534)                                                              (534)
                                  -----------                                                          ---------
Income Applicable to Common
  Stock.........................   $  17,313                                                           $  4,847
                                  ===========                                                          ==========
Earnings per Common and Common
  Equivalent Share..............   $    0.65                                                           $   0.18
                                  ===========                                                          ==========
Weighted Average Common and
  Common Equivalent Shares
  Outstanding...................      26,555                                                             26,555
                                  ===========                                                          ==========



     The notes to the unaudited pro forma condensed consolidated financial statements are an integral part of this statement.

                      PRIMARK CORPORATION AND SUBSIDIARIES



         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME


                      FOR THE YEAR ENDED DECEMBER 31, 1994



                                                            PRO FORMA                                  UNAUDITED
                                                            EXCLUDING                                     PRO
                               AS REPORTED   TIMCO(5)         TIMCO         TASC      ADJUSTMENTS        FORMA
                               -----------   ---------      ----------   ----------   -----------      ---------
                                                     (THOUSANDS EXCEPT PER SHARE AMOUNTS)
Operating Revenues...........   $ 469,555    $(46,362)      $ 423,193    $(312,199)     $   627(2)     $111,621
Operating Expenses:
  Cost of Services...........     272,770     (35,867)        236,903     (187,841)         627(2)       49,689
  Selling General and
    Administrative...........     135,812      (6,857)        128,955      (91,750)                      37,205
  Depreciation...............      12,091        (622)         11,469       (5,462)                       6,007
  Amortization of Goodwill...       6,932                       6,932       (2,760)                       4,172
  Amortization of other
    intangible assets........       8,429                       8,429         (106)                       8,323
                               -----------   ---------      ----------   ----------   -----------      ---------
         Total Operating
           Expenses..........     436,034     (43,346)        392,688     (287,919)         627         105,396
                               -----------   ---------      ----------   ----------   -----------      ---------
  Operating Income...........      33,521      (3,016)         30,505      (24,280)           0           6,225
                               -----------   ---------      ----------   ----------   -----------      ---------
Other Income and (Deductions)
  Investment Income..........         648                         648          (37)                         611
  Interest Expense...........     (10,996)        495         (10,501)       1,925        5,392(3)       (3,184)
  Foreign Currency Gain
    (loss)...................      (1,329)                     (1,329)                                   (1,329)
  Other......................         334         199             533           (6)                         527
                               -----------   ---------      ----------   ----------   -----------      ---------
         Total Other.........     (11,343)        694         (10,649)       1,882        5,392          (3,375)
                               -----------   ---------      ----------   ----------   -----------      ---------
Income From Continuing
  Operations Before Income
  Taxes......................      22,178      (2,322)         19,856      (22,398)       5,392           2,850
Income Taxes.................       9,494        (506)          8,988       (9,892)       2,049(5)        1,145
                               -----------   ---------      ----------   ----------   -----------      ---------
Income From Continuing
  Operations.................   $  12,684    $ (1,816)      $  10,868    $ (12,506)     $ 3,343        $  1,705
                               ===========   ==========     ===========  ===========  ===========      ==========
Dividends on Preferred
  Stock......................       1,434                                                                 1,434
                               -----------                                                             ---------
Income Applicable to Common
  Stock......................   $  14,118                                                              $  3,139
                               ===========                                                             ==========
Earnings per Common and
  Common Equivalent Share....   $    0.71                                                              $   0.16
                               ===========                                                             ==========
Weighted Average Common and
  Common Equivalent Shares
  Outstanding................      19,909                                                                19,909
                               ===========                                                             ==========



     The notes to the unaudited pro forma condensed consolidated financial statements are an integral part of this statement.

                      PRIMARK CORPORATION AND SUBSIDIARIES

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                         CONSOLIDATED INCOME STATEMENTS

1. TASC

     The pro forma condensed consolidated income statements give effect to the classification of TASC as a discontinued operation upon receipt of shareholder approval.

2. INTERCOMPANY ELIMINATION

     The pro forma condensed consolidated income statements give effect to the elimination of transactions between TASC and Primark or any of its other subsidiaries that are included in the amounts reported for TASC on a separate entity basis.

3. INTEREST EXPENSE AND DEBT ISSUE COSTS

  A. 1996

     The pro forma condensed consolidated income statement gives effect to the reversal of interest expense for the period of $18,623,000 upon the application of the proceeds from the sale of TASC to repay all amounts outstanding under borrowing agreements of the Company. Upon the repayment of such amounts, the Company would have no outstanding debt at any time during the year ended December 31, 1996. Consequently, debt issue cost amortization of $1,164,000 would not have occurred. In addition, the Company would have had approximately $77,789,000 of proceeds in excess of amounts required to repay all outstanding borrowings, which, if invested, would have earned approximately $4,000,000 in interest income assuming an interest rate of 5.2%.

  B. 1997


     The pro forma condensed consolidated income statement gives effect to the reduction in 1) actual interest expense of $7,393,000 for the repayment of the $112,000,000 senior callable bonds in their entirety, 2) actual interest expense of $10,666,000 related to the estimated repayment of the Company's term loan based upon the remaining available proceeds which would have resulted in a paydown of $217,089,000 on the balance outstanding of $225,000,000, reduced by $1,884,000 of interest expense allocated to the discontinued operations of TIMCO, and 3) amortization of debt issue costs of $724,000.


4. INCOME TAXES

     The pro forma condensed consolidated income statements give effect to the tax benefit of adjustments (1) through (3) and (6), as described above and below, at an incremental rate of 38%.

5. TIMCO

     As a result of the Company's June 1997 announced plan to dispose of TIMCO, a wholly owned subsidiary of the Company, the pro forma condensed consolidated income statements for the year ended December 31, 1996 and for the period ended September 30, 1997, as previously reported, reflect TIMCO as a discontinued operation.

6. CLOSING ADJUSTMENTS


     The actual gain at the closing date will be adjusted from the amounts presented herein on a dollar for dollar basis for increases or decreases in shareholders' equity of TASC between September 30, 1997 and the closing date, excluding the effect of changes resulting from income tax liabilities to be paid by the Company as described in note (2) above.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned as of February 1, 1998 by each director, the chief executive officer and the four other most highly compensated executive officers, and by all directors and executive officers of the Company as a group:


                                                                       NUMBER       PERCENT
    NAME                                                              OF SHARES    OWNERSHIP
    ----------------------------------------------------------------  ---------    ---------
    Kevin J. Bradley(1).............................................     62,736        .23%
    Stephen H. Curran(2)(3).........................................    233,705        .86%
    Ira Herenstein(2)(3)............................................    113,094        .42%
    John C. Holt(2)(3)..............................................    475,464       1.73%
    Michael R. Kargula(2)(3)........................................    330,918       1.22%
    Joseph E. Kasputys(2)(3)........................................  1,391,870       5.08%
    Steven Lazarus(1)...............................................     96,840        .36%
    Patricia McGinnis(1)............................................     22,500        .08%
    Jonathan Newcomb(1).............................................     17,300        .06%
    Constance K. Weaver(1)..........................................     30,000        .11%
    All directors and executive officers as a group (12
      persons)(4)(5)(6).............................................  3,092,568      10.81%


---------------


(1) Includes for Messrs. Bradley, Lazarus and Newcomb 62,436, 74,904 and 15,000 shares of Common Stock, respectively, and for Mdmes. McGinnis and Weaver 22,500 and 30,000 shares of Common Stock, respectively, which such directors have the right to acquire pursuant to the exercise of the options held by them under the Primark Corporation Stock Option Plan for Non-Employee Directors. Directors who are employees of the Company, or a subsidiary thereof, are not eligible to receive option grants under this plan.


(2) Includes 28,262 shares of Common Stock for each of Messrs. Curran and Kasputys, 28,899 shares of Common Stock for Mr. Kargula and 12,484 shares of Common Stock for Mr. Herenstein allocated to the participant's account under the Primark Corporation Savings and Stock Ownership Plan (formerly the Primark Corporation Employee Stock Ownership Plan) ("Savings Plan"). Includes 144 shares of Common Stock held by Mr. Holt under the TASC, Inc. Profit Sharing and Stock Ownership Plan ("PSSOP"). Also includes 2,199 shares of Common Stock held by Mr. Curran under the Primark Corporation 1992 Employee Stock Purchase Plan ("ESPP").

(3) Includes 431,000, 474,320, 103,000, 145,000 and 100,610 shares of Common
    Stock subject to stock options exercisable within 60 days of February 1, 1998 held by Messrs. Kasputys, Holt, Curran, Kargula and Herenstein, respectively, which options were granted under various plans of the Company.

(4) Includes 1,468,130 shares of Common Stock subject to stock options exercisable within 60 days of February 1, 1998 held by executive officers under various plans of the Company.


(5) Includes 154,903 shares of Common Stock for all executive officers as a group which are held under the Savings Plan and PSSOP as of February 1, 1998. As to shares of Common Stock held in the Savings Plan, the executive officers possess both voting and dispositive power with respect to all such shares of Common Stock. Non-employee directors of the Company are not eligible to participate in these plans.


(6) Includes 2,825 shares of Common Stock for all executive officers as a group which are held under the ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     Based on information filed with the Securities and Exchange Commission ("SEC") on Schedule 13Gs, certain information is set forth below with respect to beneficial owners of more than five percent of the shares of Common Stock (see also "Security Ownership of Management" above).



                                                               NUMBER           PERCENT OF CLASS
NAME AND ADDRESS                                             OF SHARES       AS OF FEBRUARY 15, 1998
----------------------------------------------------------  ------------     -----------------------
The Capital Group Companies, Inc..........................  2,288,900(1)               8.49%
  Capital Research and Management Company
  SMALLCAP World Fund, Inc.
  333 South Hope Street
  Los Angeles, California 90071
Geocapital, LLC...........................................  1,588,033(2)               5.89%
  767 Fifth Avenue
  45th Floor
  New York, New York 10153-4590


---------------


(1) As of December 31, 1997, The Capital Group Companies, Inc. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported. Capital Research and Management Company serves as investment advisor to various investment management companies and has the sole power to dispose of the reported securities. SMALLCAP World Fund, Inc. is an investment management company and has the sole power to vote 1,350,000 shares of the reported securities. The Capital Group Companies, Inc. does not have investment power or voting power over any of the securities reported above; however, The Capital Group Companies, Inc. may be deemed to beneficially own such securities by virtue of the rules and regulations promulgated by the SEC.



(2) As of December 31, 1997, sole dispositive power is claimed with respect to 1,588,033 shares of Common Stock.


                         INDEPENDENT PUBLIC ACCOUNTANT

     A representative of Deloitte & Touche LLP, the Company's independent public accountants, will be present at the Special Meeting, afforded the opportunity to make a statement and available to respond to questions.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposal intended for inclusion in the Company's Proxy Statement and form of Proxy relating to the Company's 1998 Annual Meeting of Shareholders must have been received by the Secretary of the Company at 1000 Winter Street, Suite 4300N, Waltham, Massachusetts 02154, not later than December 11, 1997.

                      WHERE YOU CAN FIND MORE INFORMATION

     Primark files annual, quarterly and special reports, proxy statements and other information with the SEC. Shareholders may read and copy any reports, statements or other information that the Company files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement. This Proxy Statement incorporates by references the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.


PRIMARK SEC FILINGS (FILE NO. 1-8260)                             PERIOD
---------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K and Form 10-K/A...  Year ended December 31, 1996
Quarterly Reports on Form 10-Q...............  Quarters ended March 31, 1997, June 30, 1997, and September 30, 1997
Current Reports on Form 8-K..................  Filed January 7, 1997 (amending the Form 8-K filed November 14, 1996), February 4, 1997,
                                                 April 3, 1997, April 18, 1997, June 20,
                                                 1997, July 11, 1997, July 28, 1997 and
                                                 December 9, 1997 (as amended on December
                                                 11, 1997)


     We are also incorporating by reference additional documents that we may file with the SEC between the date of this Proxy Statement and the date of the Special Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     If you are a shareholder, you may have previously received some of the documents incorporated by reference. You may still obtain copies of any of these documents from Primark or the SEC or the SEC's Internet web site described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement, by requesting them in writing or by telephone from Primark at the following address:

                                          Primark Corporation
                                          1000 Winter Street

                                          Suite 4300N

                                          Waltham, Massachusetts 02154
                                          Attention: Investor Relations

                                          Telephone: (781) 466-6611


     Please request documents by March 23, 1998 to ensure receipt before the Special Meeting.

                                                                         ANNEX A
================================================================================

                            STOCK PURCHASE AGREEMENT
                                  BY AND AMONG
                              PRIMARK CORPORATION,
                          PRIMARK HOLDING CORPORATION,
                    PRIMARK INFORMATION SERVICES UK LIMITED
                                      AND
                            LITTON INDUSTRIES, INC.
                                      AND
                              LITTON U.K. LIMITED
                          DATED AS OF DECEMBER 8, 1997
================================================================================

                               TABLE OF CONTENTS

                                   ARTICLE 1

                                 SALE OF STOCK


                                                                                         PAGE
                                                                                         ----
SECTION 1.1.     Purchase and Sale of Shares; Entry into Covenant not to Compete........  A-1
SECTION 1.2.     Time and Place of Closing..............................................  A-2
SECTION 1.3.     Purchase Price Adjustment..............................................  A-2
SECTION 1.4.     Deliveries by the Parent and the Sellers...............................  A-3
SECTION 1.5.     Deliveries by the Buyer................................................  A-3
SECTION 1.6.     Use of the Parent's Name and Logo......................................  A-3
SECTION 1.7.     No Ongoing or Transition Services......................................  A-4
SECTION 1.8.     Intercompany Accounts..................................................  A-4

                                          ARTICLE 2
                              REPRESENTATIONS AND WARRANTIES OF
                                 THE PARENT AND THE SELLERS

SECTION 2.1.     Organization; Etc......................................................  A-4
SECTION 2.2.     Authority Relative to this Agreement...................................  A-5
SECTION 2.3.     Capitalization.........................................................  A-5
SECTION 2.4.     Ownership of Shares....................................................  A-5
SECTION 2.5.     Subsidiaries...........................................................  A-5
SECTION 2.6.     Consents and Approvals; No Violations..................................  A-6
SECTION 2.7.     Financial Statements...................................................  A-6
SECTION 2.8.     Absence of Undisclosed Liabilities.....................................  A-7
SECTION 2.9.     Absence of Certain Changes.............................................  A-7
SECTION 2.10.    Litigation.............................................................  A-7
SECTION 2.11.    Compliance with Law....................................................  A-7
SECTION 2.12.    Employee Benefit Plans; ERISA..........................................  A-7
SECTION 2.13.    Taxes..................................................................  A-9
SECTION 2.14.    Title, Ownership and Related Matters................................... A-10
SECTION 2.15.    Leases................................................................. A-10
SECTION 2.16.    Certain Contracts and Arrangements..................................... A-10
SECTION 2.17.    Intellectual Property.................................................. A-10
SECTION 2.18.    Computer Software...................................................... A-11
SECTION 2.19.    Brokers; Finders and Fees.............................................. A-11
SECTION 2.20.    Permits and Security Clearances........................................ A-11
SECTION 2.21.    Government Contracts................................................... A-11
SECTION 2.22.    Environmental Matters.................................................. A-14
SECTION 2.23.    Insurance.............................................................. A-15
SECTION 2.24.    Intercompany Transactions.............................................. A-15
SECTION 2.25.    Powers of Attorney..................................................... A-15
SECTION 2.26.    Aggregation............................................................ A-15
SECTION 2.27.    Disclosure............................................................. A-15

                                          ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES OF THE BUYER

SECTION 3.1.     Organization; Etc...................................................... A-16
SECTION 3.2.     Authority Relative to this Agreement................................... A-16


                                      (A-i)

                                                                                         PAGE
                                                                                         ----
SECTION 3.3.     Consents and Approvals; No Violations.................................. A-16
SECTION 3.4.     Acquisition of Shares for Investment................................... A-16
SECTION 3.5.     Availability of Funds.................................................. A-16
SECTION 3.6.     Litigation............................................................. A-16
SECTION 3.7.     Investigation by Buyer................................................. A-17
SECTION 3.8.     Brokers; Finders and Fees.............................................. A-17

                                          ARTICLE 4
                                  COVENANTS OF THE PARTIES

SECTION 4.1.     Conduct of Business of the Company..................................... A-17
SECTION 4.2.     Access to Information.................................................. A-18
SECTION 4.3.     Consents; Cooperation.................................................. A-19
SECTION 4.4.     Commercially Reasonable Efforts........................................ A-19
SECTION 4.5.     Public Announcements................................................... A-19
SECTION 4.6.     Tax Matters............................................................ A-19
SECTION 4.7.     The Buyer's Knowledge of Breach........................................ A-22
SECTION 4.8.     Employees; Employee Benefits........................................... A-22
SECTION 4.9.     Shareholders' Meeting.................................................. A-24
SECTION 4.10.    Substitute Guaranty; Indemnity......................................... A-24
SECTION 4.11.    Notification of Certain Matters........................................ A-25
SECTION 4.12.    Prior Knowledge........................................................ A-25
SECTION 4.13.    Supplemental Disclosure................................................ A-25
SECTION 4.14.    Noncompetition......................................................... A-25
SECTION 4.15.    Nondisclosure of Proprietary Data...................................... A-26
SECTION 4.16.    Inconsistent Agreements................................................ A-26
SECTION 4.17.    Redemption of Parent Notes............................................. A-27

                                          ARTICLE 5
                      CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE

SECTION 5.1.     Conditions to Each Party's Obligations to Consummate the Stock
                   Purchase............................................................. A-27
SECTION 5.2.     Further Conditions to the Parent's and the Sellers' Obligations........ A-27
SECTION 5.3.     Further Conditions to the Buyer's Obligations.......................... A-28
SECTION 5.4.     Materiality of Conditions.............................................. A-28

                                          ARTICLE 6
                                 TERMINATION AND ABANDONMENT

SECTION 6.1.     Termination............................................................ A-29
SECTION 6.2.     Procedure for and Effect of Termination................................ A-29

                                          ARTICLE 7
                                SURVIVAL AND INDEMNIFICATION

SECTION 7.1.     Survival Periods....................................................... A-30
SECTION 7.2.     Parent's and the Sellers' Agreement to Indemnify....................... A-30
SECTION 7.3.     The Buyer's Agreement to Indemnify..................................... A-31
SECTION 7.4.     Third Party Indemnification............................................ A-32


                                     (A-ii)

                                                                                         PAGE
                                                                                         ----
SECTION 7.5.     No Set-Off............................................................. A-33
SECTION 7.6.     Insurance.............................................................. A-33
SECTION 7.7.     No Duplication......................................................... A-33

                                          ARTICLE 8
                                  MISCELLANEOUS PROVISIONS

SECTION 8.1.     Amendment and Modification............................................. A-33
SECTION 8.2.     Extension; Waiver...................................................... A-33
SECTION 8.3.     Entire Agreement; Assignment........................................... A-33
SECTION 8.4.     Severability........................................................... A-33
SECTION 8.5.     Notices................................................................ A-34
SECTION 8.6.     Governing Law; Arbitration............................................. A-35
SECTION 8.7.     Descriptive Headings................................................... A-35
SECTION 8.8.     Counterparts........................................................... A-35
SECTION 8.9.     Fees and Expenses...................................................... A-35
SECTION 8.10.    Knowledge.............................................................. A-35
SECTION 8.11.    Interpretation......................................................... A-36
SECTION 8.12.    No Third Party Beneficiaries........................................... A-36
SECTION 8.13.    No Waivers............................................................. A-36
SECTION 8.14.    Specific Performance................................................... A-36
SECTION 8.15.    Further Assurances..................................................... A-36
SECTION 8.16.    Preservation of and Access to Certain Information After Closing........ A-36

EXHIBIT 1        Form of IT Services Agreement.......................................... A-38
EXHIBIT 2        Shareholders' Equity for September 30, 1997............................ A-48
EXHIBIT 3        Form of Parent and Sellers Legal Opinion............................... A-49
EXHIBIT 4        Form of Buyer Legal Opinion............................................ A-50
EXHIBIT 5        Form of Employment Agreement........................................... A-51


                                     (A-iii)

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT, dated as of December 8, 1997 (this "Agreement"), is entered into by and among Primark Corporation, a Michigan corporation (the "Parent"), Primark Holding Corporation, a Delaware corporation (the "U.S. Seller"), Primark Information Services UK Limited, a company incorporated under the laws of England and Wales (the "U.K. Seller," and together with the U.S. Seller, the "Sellers"), Litton Industries, Inc., a Delaware corporation (the "U.S. Buyer"), and Litton U.K. Limited, a company organized under the laws of England (the "U.K. Buyer," and collectively with the U.S. Buyer, the "Buyer").

     WHEREAS, the Parent owns all of the outstanding shares of capital stock of the U.S. Seller; and

     WHEREAS, the U.S. Seller owns all of the outstanding shares of capital stock of TASC, Inc., a Massachusetts corporation (the "U.S. Company"); and

     WHEREAS, the U.S. Seller owns the entire issued share capital of the U.K. Seller; and

     WHEREAS, the U.K. Seller owns the entire issued share capital of The Analytic Sciences Corporation Limited, a company incorporated under the laws of England and Wales (the "U.K. Company," and together with the U.S. Company, the "Companies" and each a "Company"); and

     WHEREAS, the Sellers desire to sell to the Buyer, and the U.S. Buyer desires to purchase from the U.S. Seller, 1,000 shares of common stock, par value $.10 per share (the "U.S. Shares"), representing all of the issued and outstanding shares of the U.S. Company, and the U.K. Buyer desires to purchase from the U.K. Seller 316,107 ordinary shares (the "U.K. Shares," and together with the U.S. Shares, the "Shares"), representing the entire issued share capital of the U.K. Company, in each case upon the terms and subject to the conditions set forth herein; and

     WHEREAS, concurrently with the execution of this Agreement, certain executive officers of the Parent and/or the Sellers who own stock in the Parent have each entered into a voting agreement with the U.S. Buyer (collectively, the "Voting Agreements") pursuant to which each such executive officer has agreed, among other things, to vote his or her shares of the Parent to approve the acquisition of the Companies by the Buyer; and

     WHEREAS, the Parent and the Sellers wish to enter into a covenant which will prevent them from engaging in certain lines of business for a certain period of time; and

     WHEREAS, the Parent, the U.S. Buyer and the U.S. Company have agreed to enter into an Information Technology Services Agreement (the "IT Services Agreement"), the form of which is attached hereto as Exhibit 1, effective upon the purchase and sale of the Shares, concerning the provision to the Parent by the U.S. Company of certain information technology services.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                 SALE OF STOCK

     SECTION 1.1. Purchase and Sale of Shares; Entry into Covenant not to Compete. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined): (i) the U.K. Seller will sell, convey, assign, transfer and deliver the U.K. Shares to the U.K. Buyer for $80,000,000.00; (ii) the U.S. Seller will sell, convey, assign, transfer and deliver the U.S. Shares to the U.S. Buyer for $267,000,000.00; and (iii) the Sellers and the Parent will enter into the covenant set forth in Section 4.14, for which the U.K. Buyer will pay to the U.K. Seller $5,000,000.00, and for which the U.S. Buyer will pay to the U.S. Seller $10,000,000.00, and for which the U.S. Buyer will pay to the Parent $70,000,000.00. All amounts to be paid by the Buyer to the Sellers and the Parent pursuant to this Section 1.1 (as the same is adjusted as provided below, the "Purchase Price") shall be paid in cash by wire transfer of immediately available funds to an account or accounts designated by the Sellers and the Parent prior to the Closing. The transactions contemplated by clauses
(i) and (ii) of this Section 1.1 are sometimes herein referred to as the "Stock Purchase."

     SECTION 1.2. Time and Place of Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts 02108, at 9:00 a.m. (local time) on the first business day following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived, or at such other date, place or time as the parties may agree. The date on which the Closing occurs and the transactions contemplated hereby become effective is referred to herein as the "Closing Date."

     SECTION 1.3. Purchase Price Adjustment. (a) The Parent and the Sellers will prepare consolidated financial statements ("Closing Financial Statements") of the Companies as of the Closing Date. During the period following the Buyer's receipt of the Closing Financial Statements from the Parent and the Sellers, representatives of the Buyer shall have the opportunity, upon reasonable notice, to inspect the workpapers relevant to the preparation of the Closing Financial Statements, interview the personnel involved in the preparation of the Closing Financial Statements, and otherwise observe the preparation of those workpapers and the Closing Financial Statements. The Parent and the Sellers will deliver the Closing Financial Statements (including the calculation of the Adjustment Amount (as defined below)) to the Buyer within 60 days after the Closing Date. If within 120 days following the Closing Date, the Buyer has not given the Parent and the Sellers notice of its objection to the Closing Financial Statements (which notice must contain a statement of the basis of the Buyer's objection), then the "Shareholders' Equity" reflected in the Closing Financial Statements will be used in computing an amount (which may be a positive or negative number) equal to (x) "Shareholders' Equity" as of the Closing Date, minus the balance of the intercompany account(s) as of the Closing Date and minus all Income Tax liabilities due the Parent or governmental authorities as of the Closing Date, and minus any cash balance as of the Closing Date, minus
(y) "Shareholders' Equity" as of September 30, 1997, minus the balance of the intercompany account(s) as of September 30, 1997 and minus all Income Tax liabilities due the Parent or governmental authorities as of September 30, 1997, and minus any cash balance as of September 30, 1997 (the "Adjustment Amount"). The parties agree that the "Shareholders' Equity" as of September 30, 1997 minus the balance of the intercompany account(s) as of September 30, 1997 and minus all Income Tax liabilities due the Parent or governmental authorities as of September 30, 1997 and minus any cash balance as of September 30, 1997 is $154,741,299 as calculated in Exhibit 2. If the Buyer gives such notice of objection, the Buyer, the Parent and the Sellers shall endeavor in good faith to resolve any disputed items within 20 days after the Sellers' receipt of the Buyer's notice of objections. If they are unable to do so, then the issues in dispute will be submitted to a mutually agreeable nationally known independent accounting firm (the "Accountants") for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (as defined below) (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) the Buyer and the Sellers will each bear 50% of the fees of the Accountants for such determination. For purposes of this Section 1.3, "Shareholders' Equity" means shareholders' equity set forth on a balance sheet prepared in accordance with the September 30, 1997 Balance Sheet (as defined below).

     (b) If during the period from September 30, 1997 through the Closing Date, the Parent and the Sellers pay amounts in excess of the aggregate Income Taxes of the Companies and their Subsidiaries applicable to such period and the Buyer receives a benefit as a result of such excess payments, the Buyer will promptly pay the Parent and the Sellers the amount of any benefit actually received by the Buyer.

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

     (c) The "Shareholders' Equity" shall be determined in accordance with generally accepted accounting principles in the United States ("GAAP"), in a manner consistent with and as provided in the financial statements identified in
Section 2.7, and shall be certified by the chief financial officer of the Parent as having been prepared consistent with the provisions of this Section 1.3. The accounting firm selected to resolve any disputes will be instructed to determine the "Shareholders' Equity" in the same manner.

     (d) On the tenth business day following the final determination of the Adjustment Amount, if the Adjustment Amount is a positive number, the Buyer will pay the Adjustment Amount to the Parent, and if the Adjustment Amount is a negative number, the Parent will pay the Adjustment Amount to the Buyer. All payments will be made together with interest at a rate of 6% per annum simple interest based on actual days over a 365-day year from the Closing Date through the date of payment. Payments must be made in immediately available funds. Payments to the Buyer or to the Parent must be made by wire transfer to such bank account as the Buyer or the Parent, as the case may be, will specify.

     SECTION 1.4. Deliveries by the Parent and the Sellers. Subject to the terms and conditions hereof, at the Closing, the Parent and the Sellers will deliver the following to the Buyer:

     (a) Certificates representing the Shares, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer;

     (b) An executed copy of the IT Services Agreement;

     (c) The resignations of all directors and officers of the Companies or any of their respective Subsidiaries;

     (d) Executed copies of the Voting Agreements;

     (e) A certificate of the Secretary or an Assistant Secretary of the Parent and each Seller, dated the Closing Date, setting forth the resolutions of the Boards of Directors of the Parent or such Seller, as the case may be, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect;

     (f) A good standing certificate and certified charter documents, dated as of a date reasonably close to the Closing Date, for each Company and each of its respective Subsidiaries;

     (g) An opinion dated as of the Closing Date from legal counsel to the Parent and the Sellers in the form attached hereto as Exhibit 3; and

     (h) All other documents, instruments and writings required to be delivered by the Parent and the Sellers at or prior to the Closing Date pursuant to this Agreement.

     SECTION 1.5. Deliveries by the Buyer. Subject to the terms and conditions hereof, at the Closing, the Buyer will deliver the following to the Sellers and/or the Parent, as appropriate:

     (a) The Purchase Price, in immediately available funds, as set forth in
Section 1.1 hereof;

     (b) An executed copy of the IT Services Agreement;

     (c) A certificate of the Secretary or an Assistant Secretary of the Buyer, dated the Closing Date, setting forth the resolutions of the Board of Directors of the Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect;

     (d) An opinion dated as of the Closing Date from legal counsel to the Buyer in the form attached hereto as Exhibit 4; and

     (e) All other documents, instruments and writings required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement.

     SECTION 1.6. Use of the Parent's Name and Logo. It is expressly agreed that the Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in the name (i) "Primark" or the

"globe" logo (whether alone or in combination with any name, word or other symbol), or any trade names, trademarks, identifying logos or service marks or employing the word "Primark" or any variation of any of the foregoing, or (ii) any other marks owned or used by the Parent and its Subsidiaries, (collectively, the "Parent's Trademarks"). The Parent acknowledges that the Companies and their Subsidiaries do not use any of the Parent's Trademarks except ones that are described in clause (i) above. The Buyer agrees that neither it nor any of its affiliates shall make any use of, or attempt to register, the Parent's Trademarks from and after the Closing Date. Without limiting the generality of the foregoing, within 90 days after the Closing Date, the Buyer shall delete all references to the Parent's Trademarks from all advertising, inventory, stationary, signage and any other materials.

     SECTION 1.7. No Ongoing or Transition Services. Except as otherwise agreed to in writing on or before the Closing Date by the Parent and/or either of the Sellers, on the one hand, and the Buyer, on the other hand or as set forth in Section 1.7 of the disclosure schedule being delivered by the Parent and the Sellers to the Buyer concurrently herewith (the "Disclosure Schedule"), as of the Closing, all accounting, insurance, banking, tax, personnel, legal, communications and other products and services, provided to the Companies or any of their respective affiliates, employees or consultants by the Parent, the Sellers or any of their respective affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate. The Parent and the Sellers agree to cooperate with the Buyer and the Companies during the change of ownership of the Companies including the provision by the Parent and the Sellers of such services for a 90 day period following the Closing as the Buyer shall reasonably request on or prior to the Closing Date to be compensated at a customary rate agreed to by the Buyer, the Parent and the Sellers.

     SECTION 1.8. Intercompany Accounts. On or prior to the Closing Date, all intercompany accounts between the Companies, on the one hand, and the Parent, the Sellers and their respective affiliates, on the other hand, other than those arising from ordinary course arms length transactions between such parties which are reflected in accounts receivables or accounts payables, shall be contributed to the capital of the respective Company and otherwise cancelled and no adjustment shall be made to the Purchase Price as a result of any such cancellation. In addition, the Sellers shall have the right and do intend, at or immediately prior to the Closing, to cause the Companies and their respective Subsidiaries to distribute all cash holdings to the Sellers or their respective affiliates, by one or more cash dividends and/or other distributions.

                                   ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SELLERS

     The Parent and the U.S. Seller, with respect to the U.S. Company, and the Parent, the U.S. Seller and the U.K. Seller, with respect to the U.K. Company, hereby each represents and warrants to the Buyer as follows:

     SECTION 2.1. Organization; Etc. The Parent and the Sellers are corporations duly organized or incorporated, validly existing and in good standing under the respective laws of the jurisdiction of their incorporation or organization. Each Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party. Each Company and each of their respective Subsidiaries (a) is duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect (as hereinafter defined). Section 2.1 of the Disclosure Schedule correctly sets forth the jurisdiction in which each Company was and is required to be organized, each jurisdiction in which each Company is qualified or licensed to do business and the current directors and executive officers of each Company. True, correct and complete copies of the respective charter documents of each Company as in effect on the date hereof have been delivered to the Buyer. Neither Company is a registered or reporting company under the Securities Exchange Act of 1934, as amended. As used in this Agreement, the word "Subsidiary" means, with respect to

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

any party, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power (other than as affected by events of default) to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, the term "Company Material Adverse Effect" shall mean a material adverse change in, or effect on, the business, financial condition, results of operations of the Companies and their respective Subsidiaries, taken as a whole, provided, however, that the effects of changes that are generally applicable to the industries in which the Companies or their respective Subsidiaries operate or to the United States or the United Kingdom economies generally shall be excluded from such determination.

     SECTION 2.2. Authority Relative to this Agreement. Each of the Parent and the Sellers has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of the Parent's shareholders, to consummate the transactions contemplated hereby and in any related document. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of the Parent and the Sellers and all other requisite corporate action on the part of the Parent and the Sellers and, except for obtaining the approval of the Parent's shareholders as contemplated by Section 4.9 hereof, no other corporate proceedings on the part of the Parent or the Sellers are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of the Parent and the Sellers and, subject to approval and adoption of this Agreement by the Parent's shareholders, assuming this Agreement has been duly authorized, executed and delivered by the Buyer, constitutes the legally valid and binding agreement of each of the Parent and the Sellers, enforceable against each of the Parent and the Sellers in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and
(b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 2.3. Capitalization. Section 2.3 of the Disclosure Schedule sets forth the number of issued and outstanding shares of capital stock of each Company. The Shares represent all of the outstanding capital stock or issued share capital in the Companies. All of the Shares are validly issued, fully paid and nonassessable and were issued in conformity with applicable Laws (as defined below). Except for the Shares, there are not, and at the Closing there will not be, any existing options, warrants, calls, rights of preemption, subscriptions or other rights or other agreements or commitments of any character whatsoever relating to the issued or unissued capital stock or share capital of the Companies or obligating either Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or issued share capital of, or other equity interests in, the respective Company or securities convertible into or exchangeable for such shares or equity interests or obligating the respective Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

     SECTION 2.4. Ownership of Shares. Except as set forth in Section 2.4 of the Disclosure Schedule, all of the U.S. Shares are owned of record and beneficially by the U.S. Seller, and all of the U.K. Shares are owned legally and of record and beneficially by the U.K. Seller, in each case free and clear of all liens, pledges, charges, claims, security interests or other encumbrances, whether consensual, statutory or otherwise (collectively, "Liens"). The consummation of the Stock Purchase will convey to the Buyer good title to the U.S. Shares and to the U.K. Buyer good title to the U.K. Shares, in each case free and clear of all Liens, except for those created by the Buyer or arising out of ownership of the Shares by the Buyer.

     SECTION 2.5.  Subsidiaries.  Except for the Subsidiaries set forth in
Section 2.5 of the Disclosure Schedule, there is no corporation, partnership, joint venture or other entity in which either Company directly or indirectly owns any equity or other ownership interest. Set forth in Section 2.5 of the Disclosure Schedule is the number of authorized, issued and outstanding shares of each of the Subsidiaries and its jurisdiction of incorporation. Except as set forth in Section 2.5 of the Disclosure Schedule, all the outstanding shares of

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

capital stock or issued share capital of each of such Subsidiaries are validly issued, fully paid and nonassessable and were issued in conformity with applicable Laws, have not been issued in violation of any preemptive or similar rights, and are owned beneficially and of record by the respective Company designated in Section 2.5 of the Disclosure Schedule free and clear of any Liens. There are no outstanding options, warrants, calls, rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock or issued share capital of any such Subsidiary, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or issued share capital of any of such Subsidiaries. Section 2.5 of the Disclosure Schedule correctly lists the current directors and executive officers of each of the Companies' Subsidiaries. True, correct and complete copies of the respective charter documents of each of the Companies' Subsidiaries as in effect on the date hereof have been delivered to the Buyer. No such Subsidiary is a registered or reporting company under the Exchange Act.

     SECTION 2.6. Consents and Approvals; No Violations. Except (i) as set forth in Section 2.6 of the Disclosure Schedule, (ii) for the approval of the Parent's shareholders, and (iii) for filings, permits, authorizations, determinations, consents and approvals as may be required under, and other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act"), Section 721 of the Defense Production Act of 1950, as amended (the "Exon-Florio Provisions"), and the National Industrial Security Program Operating Manual (the "NISPOM"), neither the execution and delivery of this Agreement by the Parent or the Sellers, nor the consummation by the Parent, the Sellers or the Companies of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Parent, the Sellers, the Companies or any of the Companies' Subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which the Parent, the Sellers, the Companies or any of the Companies' Subsidiaries is a party or by which any of them or any of their respective properties or assets are bound, (c) violate any order, writ, injunction, decree, statute, rule or regulation (collectively, "Laws" and, individually, a "Law") applicable to the Parent, the Sellers, the Companies or any of the Companies' Subsidiaries or any of their respective properties or assets, (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority, domestic or foreign, or (e) result in the imposition of a Lien on any Company, any of its Subsidiaries, or any of their respective properties or assets except in the case of clauses (b), (c), (d) and (e) of this Section 2.6 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to adversely affect the ability of the Parent and the Sellers to consummate the transactions contemplated by this Agreement.

     SECTION 2.7. Financial Statements. Section 2.7 of the Disclosure Schedule contains (a) the audited combined balance sheets of the Companies and their respective Subsidiaries as of December 31, 1996 and the audited combined statement of operations and statement of cash flows of the Companies and their respective Subsidiaries for the years then ended and (b) the unaudited combined balance sheet (the "September 30, 1997 Balance Sheets") of the Companies and their respective Subsidiaries as of September 30, 1997 and the unaudited combined statement of operations and statement of cash flows of the Companies and their respective Subsidiaries for the nine months then ended. Such balance sheets fairly present in all material respects the financial position of the Companies and their respective Subsidiaries as of the respective dates thereof, and such statements of operations fairly present in all material respects the results of operations of the Companies and their respective Subsidiaries for the respective periods indicated. All such financial statements were prepared in accordance with GAAP consistently applied throughout the period indicated. The Sellers have made available to the Buyer copies of each management letter delivered to the Sellers, the Parent, any Company or any Subsidiary of any Company by independent public accountants in connection with the balance sheets or relating to any review by such accountants of the internal controls of any Company or any of its respective Subsidiaries during the five-year period ended September 30, 1997 or thereafter, and have used reasonable efforts to make available for inspection all reports and working papers produced or developed by auditors or management in connection with their examination of financial statements with respect to any Company or any of its respective Subsidiaries, as well as all such reports and working papers for prior periods for which any tax liability of any Company or any of its respective Subsidiaries has not been finally determined or barred by applicable statutes of limitation. Other than as disclosed in the financial statements of the U.S. Company, since December 31, 1995, there has been no change in any of the significant accounting policies, practices or procedures of any Company or any of its respective Subsidiaries.

     SECTION 2.8. Absence of Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1996, and (b) as otherwise disclosed in Section 2.8 of the Disclosure Schedule, since December 31, 1996 neither Company nor any of its respective Subsidiaries has incurred any liabilities or obligations (whether direct, indirect, accrued or contingent) individually or in the aggregate, that would be required to be reflected or reserved against in a balance sheet of the respective Company or Subsidiary prepared in accordance with GAAP as used in preparing the September 30, 1997 Balance Sheets.

     SECTION 2.9.  Absence of Certain Changes.  Except as set forth in Section
2.9 of the Disclosure Schedule or as otherwise contemplated by this Agreement, since September 30, 1997, the Companies and their Subsidiaries in the aggregate have not suffered a Company Material Adverse Effect.

     SECTION 2.10. Litigation. Except as set forth in Section 2.10 of the Disclosure Schedule, there is no action, suit, proceeding or governmental investigation pending or, to the knowledge of the Parent, threatened against the Parent, the Sellers, the Companies or any of the Companies' Subsidiaries by or before any court or governmental or regulatory entity, which (a) individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, (b) would reasonably be expected to adversely affect the ability of the Parent and the Sellers to consummate the transactions contemplated hereby, or (c) involves a claim or potential claim of aggregate liability in excess of $250,000 against (whether directly or pursuant to obligations to indemnify other persons), or that enjoins or compels or seeks to enjoin or to compel any activity by, any Company or any of its respective Subsidiaries.

     SECTION 2.11. Compliance with Law. (a) The business of each of the Companies and their Subsidiaries is not being and has not been conducted in violation of any applicable Law or any order, writ, injunction or decree of any court or governmental or regulatory entity, except for any such violations which in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

     (b) The Companies and their Subsidiaries have all governmental permits, licenses and authorizations (collectively, "Permits") which are necessary to own their assets and to operate their businesses as conducted under all applicable Laws, except for Permits the failure to have, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Companies and their Subsidiaries have complied with and are in compliance with the terms of their Permits, except where the failure to comply, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 2.11 of the Disclosure Schedule, all such Permits are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement. To the knowledge of the Parent, no suspension, cancellation or termination of any of such Permits is threatened or imminent that could reasonably be expected to have a Company Material Adverse Effect.

     SECTION 2.12. Employee Benefit Plans; ERISA. (a) Section 2.12(a) of the Disclosure Schedule sets forth a list of all material employee benefit plans (including but not limited to plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the U.S. Company or by any trade or business, whether or not incorporated, which together with the U.S. Company would be deemed a "single employer" within the meaning of Section 4001(b)(15) of ERISA (an "ERISA Affiliate") for the benefit of employees of the U.S. Company ("Benefit Plans") and all employment and severance agreements with employees of the U.S. Company ("Employee Agreements"). True and complete copies of all Employee Agreements have been made available to the Buyer. All material required reports and descriptions (including Form 5500 Annual Reports) have been filed or distributed appropriately with respect to each such Benefit Plan.

     (b) With respect to each Benefit Plan, except as otherwise set forth in
Section 2.12(b) of the Disclosure Schedule: (i) if intended to qualify under
Section 401(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered in all material respects in accordance with its terms and applicable Law; (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the U.S. Company; (iv) no disputes are pending, or, to the knowledge of the Parent, threatened that might reasonably be expected to give rise to material liability on the part of the U.S. Company; (v) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred that might reasonably be expected to give rise to material liability on the part of the U.S. Company; (vi) all contributions required to be made to such plan as of the date hereof (taking into account any extensions for the making of such contributions) have been made in full, and the U.S. Company and each of its Subsidiaries has otherwise performed in all material respects its obligations under each Benefit Plan and Employee Agreement; and (vii) all premiums or other payments if due for all periods ending on or before the Closing Date have been paid with respect to each such Benefit Plan for which such payments are required.

     (c) Except as set forth in Section 2.12(c) of the Disclosure Schedule, there are no actions, suits or claims pending or to the knowledge of the Parent, threatened, including proceedings before the Internal Revenue Service, the United States Department of Labor, or the United States Pension Benefit Guaranty Corporation, against any Benefit Plan, Employee Agreement or any administrator or fiduciary thereof. To the knowledge of the Parent, no facts exist which could reasonably be expected to give rise to any such actions, suits or claims contemplated by the preceding sentence, other than benefit claims arising in the normal course of operation of such Benefit Plan or Employee Agreement.

     (d) Except as set forth in Section 2.12(d) of the Disclosure Schedule, no Benefit Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, nor is any Benefit Plan a plan described in Section 4063(a) of ERISA.

     (e) Neither the U.S. Company nor any of its ERISA Affiliates has incurred a "withdrawal" or "partial withdrawal," as defined in Sections 4203 and 4205 of ERISA, from any multi-employer pension plan, which has resulted in an unpaid liability, or could reasonably be expected to result in liability, of the U.S. Company or any of its ERISA Affiliates.

     (f) No liability under Title IV of ERISA has been incurred by the U.S. Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the U.S. Company or any ERISA Affiliate of incurring a material liability under such Title. No Benefit Plan has incurred an accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived. No Benefit Plan is subject to Title IV of ERISA. Neither the U.S. Company nor any of its ERISA
Affiliates: (i) have maintained since August 8, 1991 a Benefit Plan that was subject to Title IV of ERISA; or (ii) are under any obligation, whether contractual or otherwise, to make any payments, contributions, or other expenditures with respect to any other benefit plan maintained by any other person with respect to employees covered by such benefit plan.

     (g) Except as set forth in Section 2.12(g) of the Disclosure Schedule, with respect to each Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of the U.S. Company beyond their termination of employment (other than to the extent required by applicable law).

     (h) Except as set forth in Section 2.12(h) of the Disclosure Schedule, the Subsidiaries of the U.K. Company neither pay nor are under any liability to pay to any employee (other than by payment of employer's contributions under national insurance or social security legislation), any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service.

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

     (i) Except as set forth in Section 2.12(i) of the Disclosure Schedule, the Subsidiaries of the U.K. Company do not provide any employee benefits.

     SECTION 2.13. Taxes. (a) To the knowledge of the Parent, as of the Closing Date, the Parent has filed, has caused to be filed or will cause to be filed, within the times prescribed by law, all federal, state, local and foreign Tax Returns (as defined below) which are required to be filed by, or with respect to, the Companies and their respective Subsidiaries. To the knowledge of the Parent, all such Tax Returns were correct and complete in all material respects.

     (b) To the knowledge of the Parent, each of the Companies, and their respective Subsidiaries have, within the time prescribed by law, paid (and until the Closing Date will, within the time prescribed by law, pay) all Taxes, including all required Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party with respect to each of the Companies and their respective Subsidiaries, that are due and payable (whether or not shown on any Tax Return) on or before the Closing Date.

     (c) To the knowledge of the Parent, there are no material liens with respect to Taxes upon any of the properties or assets of the Companies or their respective Subsidiaries.

     (d) To the knowledge of the Parent, except as listed in Section 2.13 of the Disclosure Schedule, neither Company nor any of their respective Subsidiaries has in effect, as of the date of this Agreement, or will have in effect, as of the Closing Date, any waiver or extension of any statute of limitations with respect to Taxes.

     (e) To the knowledge of the Parent, except as listed in Section 2.13 of the Disclosure Schedule, no material federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Tax Returns.

     (f) Neither Company nor any of their respective Subsidiaries will be a party to any agreement providing for the allocation or sharing of Taxes as of the Closing Date, and after the Closing Date neither Company nor any of its respective Subsidiaries shall be bound by or have any liability under any such agreement.

     (g) Neither Company nor any of its respective Subsidiaries has any liability for the Income Taxes of any person other than the Companies and their Subsidiaries under Section 1.1502-6 of the Income Tax Regulations and none of the Companies and their respective Subsidiaries are includible in any unitary, affiliated, combined or consolidated Income Tax Return (or any similar provision of state, local, or foreign law) except as set forth in Section 2.13 of the Disclosure Schedule.

     (h) The affiliated group of corporations (as that term is defined in Section 1504(a) of the Code) of which the U.S. Company was a member prior to and as of the Closing Date (the "Affiliated Group") has filed consolidated federal Income Tax Returns and state Income Tax Returns filed on a consolidated or combined basis where appropriate for all taxable years falling within the Pre-Closing Period (as defined below) and during which the U.S. Company was a member of the Affiliated Group. The Affiliated Group has paid, withheld or adequately provided for (or will adequately provide for in the financial statements) all income and franchise tax, levies, or other like assessments imposed by the United States or any state, county, local or foreign government, including additions to Tax, interest and penalties thereon.

     (i) Neither Company nor any of its respective Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances would obligate it to make any payments that will not be deductible under Section 280G of the Code (and any corresponding provision of state or local tax laws) except as set forth in Section 2.13 of the Disclosure Schedule.

     (j) To the knowledge of the Parent, the U.K. Company and its Subsidiaries are registered and taxable persons for purposes of the United Kingdom value added tax and have maintained proper records appropriate for the purposes thereof, and they have not been required to give security to the Commissioners of HM Customs & Excise and have duly paid or provided for all value added tax for which they are liable.

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     SECTION 2.14.  Title, Ownership and Related Matters.  (a) Except as set
forth in Section 2.14(a) of the Disclosure Schedule, the Companies and their Subsidiaries do not own and have not owned any real property.

     (b) Each Company and each of its respective Subsidiaries has, or will as of the Closing have, good title to, or rights by license, lease or other agreement to use, all properties and assets (or rights thereto) (other than cash, cash equivalents and securities and except as set forth in Section 2.14(b) of the Disclosure Schedule) necessary to permit each Company and each of its respective Subsidiaries to conduct their respective businesses as currently conducted, except where the failure to have such title or rights would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 2.15. Leases. Section 2.15 of the Disclosure Schedule lists, as of the date hereof, all real property leases and subleases for space occupied by either of the Companies or any of their Subsidiaries (collectively, the "Leases"). True and complete copies of the Leases and all written amendments and agreements relating thereto have been delivered to the Buyer. All of the Leases are valid, binding and enforceable obligations of the U.S. Company, the U.K. Company or one of their Subsidiaries, as the case may be, in accordance with their terms, and neither Company nor any of its Subsidiaries, as the case may be, nor, to the knowledge of the Parent, the other party to any Lease is in default under such Lease, other than such defaults, if any, which would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no action, suit, proceeding or governmental investigation pending or, to the knowledge of the Parent, threatened that would materially interfere with the quiet enjoyment of any of the Leases.

     SECTION 2.16. Certain Contracts and Arrangements. Except for Government Contracts (as defined below) and as set forth in Section 2.16 of the Disclosure Schedule, as of the date hereof, neither the U.S. Company nor any of its Subsidiaries is a party to any written (a) employment agreement; (b) indenture, mortgage, note, agreement or other instrument relating to the borrowing of money by the U.S. Company or any of its Subsidiaries, as the case may be (other than intercompany accounts which shall be governed by Section 1.8 hereof), or the guaranty by either of the U.S. Company or any of its Subsidiaries of any obligation for the borrowing of money; (c) agreement or contract the loss of which would have a Company Material Adverse Effect; (d) contract or agreement that has or is expected to generate at least $1,000,000 in revenue (including unexercised options) to the U.S. Company and its Subsidiaries for the year ended December 31, 1997; (e) contracts or agreements (excluding supplier contracts and agreements) having an unexpired term as of the date hereof (including unexercised options) in excess of two years; (f) contracts or agreements limiting or restricting the ability of the U.S. Company or any of its Subsidiaries to compete or otherwise to conduct any business in any manner or place; (g) grants of power of attorney, agency or similar authority to another person or entity; (h) contracts or agreements containing a right of first refusal; (i) contract or agreement to which any affiliate, officer or director of the Parent, the Sellers, the U.S. Company or its Subsidiaries is party; and
(j) contract or agreement not made in the ordinary course of business (collectively, "Material Contracts"). All of the Material Contracts are valid, binding and enforceable obligations of the U.S. Company or its Subsidiaries, as the case may be, in accordance with their terms. Neither the U.S. Company nor one of its Subsidiaries, as the case may be, nor, to the knowledge of the Parent, any other party thereto (i) is in default under any of the aforesaid agreements, other than such defaults, if any, which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) has waived any material rights under any Material Contract (other than releases executed in the ordinary course of business in connection with closing contracts or task orders). To the knowledge of the Parent, there are no written agreements or contracts to which the U.S. Company or any of its Subsidiaries is a party or by which any of their properties is bound with respect to which a "show cause" notice, a cure notice or a default notice has been received or is threatened to be sent to the U.S. Company or any of its Subsidiaries.

     SECTION 2.17. Intellectual Property. (a) Except for the Parent's Trademarks (including those set forth in Section 2.17 of the Disclosure Schedule), each Company and each of its respective Subsidiaries has, or will as of the Closing have, ownership of or such rights by license or other agreement to all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, copyrights and copyright registrations, patents and all applications therefor, trade secrets and technology (collectively, "Intellectual Property") free and clear of any royalty or Lien, subject in the case of licensed intellectual

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

property to the terms of the respective license agreements, as are used by the Companies or their Subsidiaries in the operation of their respective businesses, as currently conducted, except where the failure to have such ownership, license or right to use would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 2.17(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a complete list of the U.S. Company's patents and patent applications and the U.S. Company's trademarks, servicemarks, tradenames and copyrights which are the subject of registration or application.

     (b) Except for proceedings, litigations, and adverse claims relating to the use of the Parent's Trademarks and as set forth in Section 2.17(b) of the Disclosure Schedule, there are no pending or, to the knowledge of the Parent, threatened proceedings, litigations or other adverse claims by any person against either Company or any of its respective Subsidiaries relating to their respective use of any Intellectual Property. Except as set forth in Section 2.17(b) of the Disclosure Schedule and except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Companies nor any of their Subsidiaries has received any notice or claim that any Intellectual Property is not valid or enforceable, or of any infringement upon or conflict with any patent, trademark, servicemark, copyright, tradename, trade secret or other proprietary right of any third party by the Companies or any of their Subsidiaries or of any claim by any third party alleging any such infringement or conflict. Except as set forth in Section 2.17(b) of the Disclosure Schedule and except as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Companies nor any of their respective Subsidiaries has any knowledge of any infringement by any third party upon any of the Intellectual Property listed in Section 2.17(b) of the Disclosure Schedule. Except as set forth in Section 2.17(b) of the Disclosure Schedule and except as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Companies and their Subsidiaries will not be infringing any third party's patent, copyright, trademark, servicemark, tradename, know-how, trade secret or other intellectual property rights.

     SECTION 2.18. Computer Software. Except as set forth in Section 2.18 of the Disclosure Schedule, to the knowledge of the Parent, each Company and each of its respective Subsidiaries has, or will as of the Closing have, such ownership of or such rights by license or other agreement to all of the computer software programs as are used by such Company and or such Subsidiary as the case may be, in the conduct of their respective businesses as currently conducted, except where the failure to have such ownership, license, or right to use would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 2.18 of the Disclosure Schedule, all such licenses and agreements with respect to material software shall remain in full force and effect after the consummation of the transactions contemplated hereby upon the same terms and conditions as in effect on the Closing Date immediately prior to the Closing.

     SECTION 2.19. Brokers; Finders and Fees. Except for BT Alex Brown & Sons Incorporated, whose fees will be paid by the Parent, neither the Parent, the Sellers nor the Companies nor any affiliate of the foregoing has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

     SECTION 2.20. Permits and Security Clearances. The Companies and their Subsidiaries have all material security clearances necessary to the conduct of their respective businesses as conducted on the date hereof.

     SECTION 2.21. Government Contracts. (a) Section 2.21 of the Disclosure Schedule sets forth a complete and accurate list of all current Government Contracts to which either Company or any of its Subsidiaries is a party and which involve aggregate consideration over the anticipated duration of the contract (including options) in excess of $1,000,000. Except as reflected in
Section 2.21 of the Disclosure Schedule:

          (i) to the knowledge of the Parent, all certifications and representations made by the Companies in the Government Contracts listed in
     Section 2.21 of the Disclosure Schedule were complete and accurate at the time they were made;

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

          (ii) to the knowledge of the Parent, the Companies have complied fully with all material terms and conditions of the Government Contracts listed in Section 2.21 of the Disclosure Schedule and have complied fully with all applicable laws and regulations in performing those Government Contracts;

          (iii) to the knowledge of the Parent, all cost or pricing data submitted by the Companies in connection with the Government Contracts listed in Section 2.21 of the Disclosure Schedule was current, accurate and complete at the time of submission, and at the time of price agreement, and has been updated as and when required by applicable law, regulation, or the terms of the Government Contract in question;

          (iv) to the knowledge of the Parent, there have been no actions or inactions on the part of the Companies, their Subsidiaries or their respective employees since the award of the Government Contracts listed in
     Section 2.21 of the Disclosure Schedule which would form the basis for any claim or cause of action by or on behalf of the U.S. Government (as defined below) or the U.K. Government (as defined below), as the case may be, which could result in any liability of the U.S. Company or any of its respective Subsidiaries to the U.S. Government or the U.K. Company or any of its respective Subsidiaries to the U.K. Government in connection with those Government Contracts;

          (v) to the knowledge of the Parent, there have been no actions or inactions on the part of the U.S. Company, its respective Subsidiaries or its employees which could result in suspension or debarment of the U.S. Company or any of its respective Subsidiaries, and neither the U.S. Company nor any of its Subsidiaries is currently on the List of Parties Excluded from Procurement Programs;

          (vi) to the knowledge of the Parent, there have been no actions or inactions on the part of the Companies, their Subsidiaries or their respective employees in connection with Completed Contracts (as defined below) which could result in any civil or criminal liability on the part of the U.S. Company or any of its Subsidiaries to the U.S. Government or the U.K. Company or any of its respective Subsidiaries to the U.K. Government;

          (vii) to the knowledge of the Parent, during the past five years, no payment has been made by either of the Companies, by any of their respective Subsidiaries, or by any person or entity authorized to act on behalf of either of the Companies, or any of their respective Subsidiaries, to any person in connection with any Government Contract, in violation of applicable procurement laws or regulations or in violation of (or requiring disclosure pursuant to) the Foreign Corrupt Practices Act or any other Law;

          (viii) the cost accounting and procurement systems used by the Companies and their Subsidiaries with respect to Government Contracts are in compliance in all material respects with all applicable laws and governmental regulations;

          (ix) to the knowledge of Parent and except as set forth in Section
     2.21 of the Disclosure Schedule, with respect to each Government Contract:
     (a) neither the U.S. Government, the U.K. Government nor any prime contractor or subcontractor to the Companies has notified either of the Companies, or any of their Subsidiaries, either orally or in writing, that either of the Companies or any of their Subsidiaries has breached or violated any applicable law, or any certification, representation, clause, provision or requirement pertaining to such Government Contract; (b) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract; (c) no governmental entity has provided either Company or any of its Subsidiaries with written notice of any cost incurred by the Companies or any of their Subsidiaries pertaining to any Government Contract which has been questioned, challenged or disallowed or has been the subject of any investigation (other than routine DCAA audits); and (d) no money due to either Company or any of its Subsidiaries under any Government Contract has been (or has been attempted to be) withheld or set off, except for amounts withheld under contracts in the ordinary course of business;

          (x) except as set forth in Section 2.21 of the Disclosure Schedule:
     (a) neither of the Companies, none of their Subsidiaries, nor any of their respective directors, officers or employees is (or during the last two years has been) under administrative, civil, or criminal investigation, or indictment by any governmental authority with respect to any alleged irregularity, misstatement, omission or any other

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

     matter arising under or relating to any Government Contract; and (b) during the last two years, neither of the Companies nor any of their Subsidiaries have conducted or initiated any internal investigation or made a voluntary disclosure to the U.S. Government or the U.K. Government with respect to any alleged irregularity, misstatement, omission or any other matter arising under or relating to a Government Contract except for matters relating to routine security violations;

          (xi) except as set forth in Section 2.21 of the Disclosure Schedule, there exist: (a) no outstanding claims against either of the Companies or any of their Subsidiaries, either by the U.S. Government or the U.K. Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract; (b) no material disputes between the U.S. Company (or any of its Subsidiaries and the U.S. Government under the Contract Disputes Act or any other Federal statute or between the U.S. Company (or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract; and (c) no material disputes between the U.K. Company (or any of its Subsidiaries and the U.K. Government or between the U.K. Company (or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract;

          (xii) neither Company, none of their Subsidiaries, nor any of their respective directors, officers or employees is (or during the last two (2) years has been) suspended or debarred from doing business with either the U.S. Government or the U.K. Government or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility for U.S. Government or U.K. Government contracting.

     (b) Except as disclosed in Section 2.21 of the Disclosure Schedule, neither Company nor any of its Subsidiaries has submitted any Bid relating to its business which is currently outstanding and which, if accepted, would result in a Government Contract where the volume of purchases of materials, supplies, goods, services, equipment or other assets from such Company or Subsidiary in connection with its business under any such resulting Government Contract could reasonably be expected to exceed $1,000,000. Section 2.21(b) of the Disclosure
Schedule identifies each such Bid.

     (c) Section 2.21 of the Disclosure Schedule sets forth a list and description of each settlement agreement between either Company or any of its Subsidiaries and the U.S. Government or the U.K. Government which will have a binding effect on the Buyer after the Closing Date, and under which either Company or any of its Subsidiaries had material underperformed obligations.

     (d) To the knowledge of the Parent, except as set forth in Section 2.21 of the Disclosure Schedule or as set forth or reserved against in the financial statements identified in Section 2.7, no Loss Contract exists with respect to any Government Contracts or other contracts to which any Company or any of its Subsidiaries is a party or with respect to any Bids (as defined below). Those Government Contracts, contracts or Bids for which a Loss Contract is not deemed to exist because, after consideration of existing reserves, the sales price therefor is equal to or less than $100,000 less than the sum of the cost incurred to date and the expected cost to complete, with all costs determined in accordance with GAAP on a basis consistent with prior periods, would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Loss Contract" shall mean a contract or Bid, after consideration of existing reserves, the sales price therefor is more than $100,000 less than the sum of the cost incurred to date and the expected cost to complete, with all costs determined in accordance with GAAP on a basis consistent with prior periods. The Buyer acknowledges that in making the representation in this subparagraph (d), the Parent's knowledge is based on information known on the date this representation is made; that it may be difficult to determine profitability of contracts, such as fixed price contracts, until such contracts are substantially completed; and that this representation does not constitute a guarantee of profitability for any particular contract. Nothing in the preceding sentence relieves the Parent and the Sellers from the representation that the determination as to whether a Loss Contract exists is to be made in accordance with GAAP on a basis consistent with prior periods.

     (e) Except as would not have a Company Material Adverse Effect, all personal property, equipment and fixtures loaned, bailed or otherwise furnished to either Company or any of its Subsidiaries by or on behalf of the U.S. Government or the U.K. Government that are or should be in the possession of such Company or any

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

such Subsidiary ("Customer-Furnished Items") are in good state of maintenance and repair, have been regularly and appropriately maintained and repaired in accordance with all contractual, legal and regulatory requirements and, unless returned to the U.S. Government or the U.K. Government, shall be in possession of such Company or such Subsidiary on the Closing Date. Except as would not have a Company Material Adverse Effect, each Company and each of its Subsidiaries has complied in all material respects with all of its obligations relating to the Customer-Furnished Items, and upon the return thereof, would have no liability to the U.S. Government or the U.K. Government with respect thereto. To the knowledge of the Parent, the Companies and their Subsidiaries have complied in all material respects with their obligations to keep and maintain records required under regulations of the U.S. Government and the U.K. Government.

     (f) Section 2.21 of the Disclosure Schedule sets forth the backlog of the Companies and their Subsidiaries as of September 30, 1997 together with the dollar amount of the backlog that is characterized as "funded" in accordance with the policies and procedures of the Companies and their Subsidiaries described in such Section.

     (g) For purposes of this Section 2.21, the term "U.S. Government" means any agency, division, instrumentality, subdivision, audit group, or procuring office of the federal government, including the employees or agents thereof; the term "U.K. Government" means any agency, division, instrumentality, subdivision, audit group, or procuring office of the federal government, including the employees or agents thereof; the term "Government Contract" means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, teaming agreement or arrangement, joint venture, change order, Bid or other legally binding commitment of any kind, including all amendments, modifications and options thereunder or relating thereto, between the U.S. Company or any of its Subsidiaries and either the U.S. Government or any prime contractor or subcontractor of the U.S. Government currently in force, or between the U.K. Company or any of its Subsidiaries and either the U.K. Government or any prime contractor of the U.K. Government currently in force; the term "Completed Contracts" means Government Contracts which expired, were terminated or for which final payment was received within the three years preceding the date of this Agreement; and the term "Bid" shall mean any quotation, bid or proposal made by the Parent, the Sellers, the Companies or their Subsidiaries that, if accepted or awarded, would lead to a contract with the U.S. Government for the design, manufacture and sale of products or the provisions of services by the Companies or their Subsidiaries.

     SECTION 2.22.  Environmental Matters.  (a) Except as set forth in Section
2.22 of the Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Companies and each of their Subsidiaries is in compliance with all applicable environmental Laws, (ii) the Companies and their Subsidiaries have obtained all permits, licenses and other authorizations that are required under applicable Laws relating to the protection of the environment, and (iii) the Companies and their Subsidiaries are in compliance with the terms and conditions under which such permits, licenses and other authorizations were issued or granted.

     (b) Except as set forth in Section 2.22(b) of the Disclosure Schedule and except as could not reasonably be expected to have a Company Material Adverse Effect, (i) none of the Companies nor any of their Subsidiaries has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as defined below) in violation of any Laws;
(ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of any Company or any of its Subsidiaries or in connection with the use of any current or former property or facility of any Company or any of its Subsidiaries, which has resulted in a release or a disposal into the environment of any Hazardous Substance or which release or disposal which has created or might reasonably be expected to create any condition or liability under any Laws or which would require investigation by, reporting to or notification of any governmental entity; (iii) no asbestos or polychlorinated biphenyl or underground storage tank is or has been contained in or located at any facility of any Company or any of its Subsidiaries; and (iv) any Hazardous Substance handled or dealt with in any way in connection with the businesses of the Companies or their Subsidiaries, whether before or during the Sellers' ownership thereof, has been and is being handled or dealt with in all respects in compliance with applicable Laws. "Hazardous

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

Substances" shall mean substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," oil, pollutant or contaminant or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity."

     SECTION 2.23. Insurance. The Companies and their Subsidiaries are, and at all times during the past five years have been, insured with reputable insurers against all risks normally insured against by companies in similar lines of business of a similar size, except for professional liability insurance. Section
2.23 of the Disclosure Schedule sets forth a list of the insurance coverage for the Companies and their Subsidiaries in effect as of the date of this Agreement. None of the insurance carriers listed in Section 2.23 of the Disclosure Schedule are related to or affiliated with the Parent, either Seller, the Companies or the Companies' Subsidiaries. None of the Companies nor any of their Subsidiaries is in default under any of its insurance policies. All insurance policies maintained by the Companies and their Subsidiaries will remain in full force and effect and may reasonably be expected to be renewed on comparable terms following consummation of the transactions contemplated by this Agreement (subject to such entities' continuing compliance with the applicable terms thereof and any right of insurers to terminate without cause). None of the Parent, any Seller, any Company or any of the Companies' Subsidiaries has received notice or other indication from any insurer or agent of any intent to cancel or not so renew any of such insurance policies. Each of the Companies and each of their Subsidiaries has complied with and implemented all outstanding (i) requirements of and recommendations of any insurance company that has issued a policy to it and (ii) requirements and recommendations of the Board of Fire Underwriters or any other body exercising similar functions or any governmental entity with respect to any such insurance policy.

     SECTION 2.24.  Intercompany Transactions.  Except as set forth in Section
2.24 of the Disclosure Schedule, (x) neither Company nor any of its Subsidiaries has engaged in any transaction with the Parent, either Seller or any of their affiliates, (y) neither Company nor any of its Subsidiaries has any liabilities or obligations to the Parent or either Seller or any of their affiliates and (z) neither the Parent nor either Seller nor any of their affiliates has any obligations to either Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from either Company or any of its Subsidiaries or the successor or assign of any thereof to the Parent or either Seller or any of their affiliates.

     SECTION 2.25. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of either of the Companies or any of their respective Subsidiaries.

     SECTION 2.26. Aggregation. The imperfections, defects, actions, orders, defaults, liabilities, inaccuracies and other items omitted from disclosure in connection with the representations and warranties made in Sections 2.1 through
2.27 on grounds of immateriality, failure to have a material adverse effect or failure to constitute a Company Material Adverse Effect do not, taken as a whole, constitute a Company Material Adverse Effect.

     SECTION 2.27. Disclosure. Any information disclosed in one Section of the Disclosure Schedule shall be deemed to be disclosed in all Sections of the Disclosure Schedule but only if such deemed disclosure is readily apparent based on the disclosure in such other Section. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Parent and the Sellers in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer hereby represents and warrants to each of the Parent and the Sellers as follows:

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

     SECTION 3.1. Organization; Etc. The Buyer (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect (as hereafter defined). As used in this Agreement, the term "Buyer Material Adverse Effect" shall mean an event, change or circumstance which would adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

     SECTION 3.2. Authority Relative to this Agreement. The Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Buyer and all other requisite corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming this Agreement has been duly authorized, executed and delivered by the Parent and the Sellers, constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 3.3. Consents and Approvals; No Violations. Except for filings, permits, authorizations, determinations, consents and approvals as may be required under, and other applicable requirements of, the H-S-R Act, the Exon-Florio Provisions and the NISPOM, neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Buyer,
(b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, (c) violate any order, writ, injunction, decree or Laws applicable to the Buyer, any of its subsidiaries or any of their respective properties or assets, (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority, domestic or foreign, or (e) result in the imposition of a Lien on the Buyer or any of its properties or assets except in the case of clauses (b), (c), (d) and (e) of this Section 3.3 for any such violations, breaches, defaults rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

     SECTION 3.4. Acquisition of Shares for Investment. Each of the U.S. Buyer and the U.K. Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares. Each of the U.S. Buyer and the U.K. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the "Securities Act"), and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such state securities laws.

     SECTION 3.5. Availability of Funds. The Buyer currently has sufficient immediately available funds in cash or cash equivalents and will at the Closing have sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

     SECTION 3.6. Litigation. There is no claim, action, suit, proceeding or, to the knowledge of the Buyer, governmental investigation pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its subsidiaries by or before any court or governmental or regulatory authority which, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.

     SECTION 3.7. Investigation by Buyer. The Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Companies and their respective Subsidiaries and acknowledges that the Buyer has been provided access to the personnel, properties, premises and records of the Companies and their respective Subsidiaries for such purpose. In entering into this Agreement, the Buyer has relied solely upon its own investigation and analysis and the representations and warranties contained herein.

     SECTION 3.8. Brokers; Finders and Fees. Except for Goldman, Sachs & Co. whose fees will be paid by the Buyer, neither the Buyer nor any of its affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

     SECTION 4.1. Conduct of Business of the Company. During the period from the date of this Agreement to the Closing Date, the Parent and the U.S. Seller will cause the U.S. Company and each of the U.S. Company's Subsidiaries, and the Parent and the Sellers will cause the U.K. Company and each of the U.K. Company's Subsidiaries, in each case, to conduct its business and operations in the ordinary course consistent with past practice to preserve the business of each of the Companies and their Subsidiaries and to preserve the goodwill of customers, suppliers and others having business relations with the Companies and their Subsidiaries. Without limiting the generality of the foregoing, the Parent and the U.S. Seller will cause the U.S. Company and each of the U.S. Company's Subsidiaries, and the Parent and the Sellers will cause the U.K. Company and each of the U.K. Company's Subsidiaries, in each case, not to, prior to the Closing Date, without the prior consent of the Buyer:

     (a) Amend its certificate of incorporation or by-laws or articles of association;

     (b) Acquire or dispose of any property or assets other than in the ordinary course of business;

     (c) Enter into any employment, severance or similar contract or adopt any new, or amend any existing, employee benefit plan or agreement, or increase any compensation payable to officers or employees other than in the ordinary course of business;

     (d) Incur any indebtedness for borrowed money other than from the Parent or the Sellers or pursuant to any credit agreement which has been disclosed to the Buyer, issue any debt securities or assume, guarantee or endorse the obligations of any other persons other than in the ordinary course or mortgage or encumber any of their respective properties or assets other than immaterial Liens which do not restrict use or detract from value;

     (e) Take any action that would cause any of the representations or warranties of the Parent and the Sellers to be untrue;

     (f) Except as required by their terms, amend, terminate or renegotiate any Material Contract or any Government Contract or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any Material Contract or any Government Contract or enter into any new Material Contract or any new Government Contract or take any action that would jeopardize the continuance of its material supplier or customer relationships;

     (g) Terminate, amend or fail to renew any existing insurance coverage other than in the ordinary course of business;

     (h) Terminate or fail to renew or preserve any material Permits;

     (i) Make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any director, officer, employee or stockholder or any of their respective associates or affiliates other than in the ordinary course of business;

     (j) Other than cash dividends and other than the settlement of intercompany accounts in each case as contemplated by Section 1.8, declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its shareholders, or split, combine, dividend, distribute or reclassify any shares of its equity securities or authorize for issuance, issue or sell any additional shares of capital stock or any securities or obligations convertible into shares of capital stock or issue or grant any option, warrant or other right to purchase any shares of capital stock;

     (k) From and after the date hereof, (i) make any capital expenditures individually in excess of $250,000 or (ii) make or commit to make capital expenditures in excess of $2,000,000 in the aggregate;

     (l) Dispose of or permit to lapse any rights to the use of any Intellectual Property or dispose of or disclose any Intellectual Property not a matter of public knowledge;

     (m) Make any Tax election or make any change in any method or period of accounting or in any accounting policy, practice or significant procedure;

     (n) Merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire, any other business entity; or

     (o) Agree or commit to take any of the foregoing actions.

     SECTION 4.2. Access to Information. (a) To the extent permitted by applicable Law and applicable national security regulations and restrictions, from the date of this Agreement to the Closing, the Parent and the Sellers will cause the Companies and the Companies' respective Subsidiaries to (i) give the Buyer and its authorized representatives access to all books, records, personnel, offices and other facilities and properties of the Companies, the Companies' respective Subsidiaries and their accountants as well as all Government Contracts of the Companies which have organizational conflict of interest or other similar provisions that would restrict or preclude the Buyer from providing products or services to any governmental entity or supplier thereto, (ii) permit the Buyer to make such copies and inspections thereof as the Buyer may reasonably request, (iii) cause the Companies' and the Companies' respective Subsidiaries' officers and employees to furnish the Buyer with such financial and operating data and other information with respect to the business and properties of the Companies and the respective Company's Subsidiaries as the Buyer may from time to time reasonably request, and permit the Buyer and its representatives access to the business plans for the Companies, (iv) permit the Buyer to conduct or cause to be conducted on any real property of the Companies or any of their Subsidiaries such soils and geological tests and environmental inspections, audits and tests (including the taking of soils and ground water samples) and such structural and other physical inspections as the Buyer shall deem necessary or useful in connection with the Stock Purchase, and (v) permit the Buyer to discuss the businesses of the Companies and their Subsidiaries with their respective directors, officers, employees, accountants and counsel as the Buyer considers necessary or appropriate for the purposes of familiarizing itself with such businesses, obtaining any necessary approvals of or permits for the transactions contemplated by this Agreement and conducting an evaluation of the organization and business of the Companies and their Subsidiaries, and permit the Buyer to discuss the businesses of the Companies and their Subsidiaries with their suppliers, customers and creditors as required by law or as mutually agreed to by the Buyer and the Parent for the purpose of obtaining necessary approvals of the transactions contemplated by this Agreement, provided, however, that any such access shall be conducted at the Buyer's expense, at a reasonable time, under the supervision of the Parent, the U.S. Seller, the U.K. Seller, the U.S. Company, the U.K. Company, the U.S. Company's Subsidiaries, the U.K. Company's Subsidiaries or their respective personnel and in such a manner as reasonably to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere unreasonably with the operation of the business of the Parent, the Sellers, the Companies and the respective Company's Subsidiaries.

     (b) All such information and access shall be subject to the terms and conditions of the letter agreement (the "Confidentiality Agreement"), between the Buyer and the Parent, dated September 17, 1997.

     SECTION 4.3. Consents; Cooperation. (a) Each of the Parent, the Sellers and the Buyer shall, and the Parent and the Sellers shall cause each of the Companies and their Subsidiaries to, cooperate, and use its commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement, including under the H-S-R Act, the Exon-Florio Provisions and the NISPOM. In addition to the foregoing, the Parent shall obtain a release of any Liens on the Shares and the shares of capital stock of the Companies' respective Subsidiaries as well as a release of any Liens on the Intellectual Property assets of the Companies and their Subsidiaries. In addition to the foregoing, the Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as the Buyer may deem reasonably necessary to acquire the approval of any third party whose consent or approval is sought hereunder.

     (b) To the extent permitted by applicable law, including applicable national security regulations and restrictions and regulations pertaining to classified information, each of the parties hereto shall, in connection with the efforts referenced in Section 4.3(a) to obtain all requisite authorizations and approvals for the consummation of the Stock Purchase, use its commercially reasonable efforts to (i) keep the other parties, to the extent authorized by applicable national security regulations, informed in all material respects of any material communication received by such party from, or given by such party to, any governmental or regulatory authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Stock Purchase and (ii) permit the other parties, to the extent authorized by national security regulations, to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any governmental or regulatory authority or, in connection with any proceeding by a private party, with any other person, give the other parties the opportunity to attend and participate in such meetings and conferences.

     SECTION 4.4. Commercially Reasonable Efforts. Each of the Parent, the Sellers and the Buyer shall cooperate, and use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     SECTION 4.5. Public Announcements. The Parent and the Buyer shall consult with each other prior to issuing any press release with respect to the transactions contemplated by this Agreement and shall not issue any such press release prior to such consultation unless required by law.

     SECTION 4.6. Tax Matters. (a) The Parent will prepare and file, or cause to be prepared and filed, Income Tax Returns of, or which include, the Companies and their respective Subsidiaries with respect to any Pre-Closing Period. In order to assist the Parent in the preparation of all Income Tax Returns that the Parent is required to prepare, the Buyer will prepare (or cause the Companies to prepare in accordance with prior practices) and deliver to the Parent, as soon as reasonably practical after their receipt of a request therefor from the Parent, all data (including but not limited to the annual tax reporting package) regarding the Companies and their respective Subsidiaries reasonably requested by the Parent that is necessary to prepare any Income Tax Return and properly report the operations of the Companies and their respective Subsidiaries thereon. The Buyer will prepare and file, or cause to be prepared and filed, Income Tax Returns of, or which include, the Companies and their respective Subsidiaries with respect to any Post-Closing Period (as defined below).

     (b) The Parent will pay or cause to be paid, for all Pre-Closing Periods
(i) all Income Taxes of the Companies and their respective Subsidiaries, (ii) Income Taxes of the Affiliated Group and (iii) all Taxes (other than Income Taxes) of the Companies and their respective Subsidiaries to the extent not adequately reserved for on the Closing Financial Statements. The Buyer will pay or cause to be paid, all Taxes of the Companies and their respective Subsidiaries for all taxable periods which do not constitute Pre-Closing Periods. In the case of a Straddle Period of the Companies and their respective Subsidiaries, Income Taxes for the entire taxable period shall be allocated to a deemed Pre-Closing Period using an interim closing-of-the-books method assuming that the deemed Pre-Closing Period ended as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis, real property taxes shall be allocated in accordance with Section 164(d) of the Code, and allowable tax deductions attributable to payments made by the Companies and their respective Subsidiaries which amounts are allocable to the Parent shall be allocated to the Pre-Closing Period.

     (c) The Buyer will prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Companies and their respective Subsidiaries for Straddle Periods. The Buyer will notify the Parent of the Buyer's calculation of the Parent's share of the Taxes of the Companies or their respective Subsidiaries for any Straddle Period and provide to the Parent a copy of the Tax Return and the calculation of the split of the Tax liability of the Straddle Period between the Buyer and the Parent (the "Statement") no later than 30 days before the due date (including Extensions) for filing such Tax Return. The Buyer and the Parent will attempt to resolve in good faith any disagreement arising out of any Straddle Period Tax Return and/or the Statement. If any such dispute is not resolved, the matter will be resolved in accordance with Section 4.6(l) of this Agreement.

     (d) The Parent and the Buyer will not make an election under Section 338 of the Code (or any similar provision of the law of any country or Tax jurisdiction) with respect to the sale of the Shares of the U.S. Company pursuant to this Agreement. The Buyer in its sole discretion will decide whether to make an election under Section 338 of the Code (or any similar provision of the law of any country or Tax jurisdiction) with respect to the sale of the Shares of the U.K. Company pursuant to this Agreement.

     (e) The Buyer and Sellers agree to file all Tax Returns in conformance with the purchase price allocation specified in Section 1.1 of this Agreement.

     (f) The Buyer will pay or reimburse the Parent for all sales, use, transfer, stamp, conveyance, value added or other similar Taxes, duties, excise or governmental charges imposed by any Tax jurisdiction, and all recording fees, filing fees, notarial fees and other similar costs with respect to the transfer of the Shares; provided that the Parent will pay all Income Taxes of the Parent and the Sellers attributable to either the Stock Purchase or any other receipt by the Parent or the Sellers of any amounts pursuant to Section 1.1.

     (g) The Sellers and the Buyer hereby agree that any amount of Taxes paid by a Seller to a Buyer constitutes a reduction in the Purchase Price of the Shares of the Company to which such payment relates. The Sellers and the Buyer hereby agree that any amount of Taxes paid by a Buyer to a Seller constitutes an increase in the Purchase Price of the Shares of the Company to which such payment relates. For purposes of this provision, the value of the common stock of the Parent (less exercise price) delivered to employees of the Companies and their respective Subsidiaries after the Closing Date upon the exercise of Parent stock options shall be considered a payment by the Sellers to the Buyer and the corresponding compensation deduction may be taken by the Companies and their respective Subsidiaries for the Post-Closing Period.

     (h) The Buyer will promptly notify the Parent in writing upon receipt by the Buyer of notice of any pending or threatened federal, state, local, or foreign Tax audits or assessments of the Companies or their respective Subsidiaries related to a Pre-Closing Period or Straddle Period and any pending or threatened federal, state, local or foreign Tax audits or assessments of the Buyer or any affiliate of the Buyer which may affect the Tax liabilities of the Companies or their respective Subsidiaries for Pre-Closing Periods or Straddle Period. The Parent will promptly notify the Buyer in writing upon receipt by the Parent or any affiliate of the Parent of notice of any pending or threatened federal, state, local, or foreign Tax audits or assessments from any Tax authority which may affect the Tax liabilities of the Companies or their respective Subsidiaries for periods which do not constitute Pre-Closing Periods.

     (i) The Parent or the Buyer will have the right to control any audit or determination by any Tax authority, to initiate any claim for refund or file any amended Tax Return, and to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any taxable period for which such party is required to file the Tax Return relating to such Tax. With respect to a Straddle Period, the Buyer shall not take any action that would affect the Tax liability for which the Parent is responsible without the Parent's consent, which consent will not be unreasonably withheld.

     (j) After the Closing Date, the Parent and the Buyer will cooperate fully, and will cause their respective affiliates to cooperate fully, and will provide assistance as may reasonably be requested, and cause their respective affiliates to provide assistance as may reasonably be requested, in connection with the preparation of any Tax Return, the conduct of any audit or the defense of any litigation or other proceeding with respect to any Tax liability of the Companies or their respective Subsidiaries for any period and shall retain, or shall cause to be retained, for the appropriate period any records or information that may be relevant to any such Tax Return or audit.

     (k) The Parent and its Subsidiaries will provide the Buyer, and the Buyer and its Subsidiaries will provide the Parent, with the right, at reasonable times and upon reasonable notice, to have access to, and to copy and use, any records or information which may be relevant for the taxable period for which the requesting party is charged with payment responsibility for Taxes under this Agreement in connection with the preparation of any Tax Returns, the conduct of any audits, the defense of any litigation with respect to any Tax liability, the filing of any claim for a refund of Tax or allowance of any Tax credit, or any judicial or administrative proceedings relating to liability for Taxes.

     (l) If the Parent or the Buyer disagree as to any matters governed by this
Section 4.6 of the Agreement, the Parent and the Buyer will promptly consult with each other in an effort to resolve any such dispute. Any amounts not in dispute will be paid promptly, and any amount payable upon the resolution of a dispute will be paid to a bank account designated by the payee. If any such disagreement cannot be resolved within ten days after the Parent or the Buyer asserts in writing that such dispute cannot be resolved, the Parent and the Buyer will jointly select an independent accounting firm to act as an arbitrator to resolve the disagreement. The independent accounting firm's determination will be final and binding upon the parties and any fees and expense relating to the engagement of the independent accounting firm will be shared equally by the Parent and the Buyer.

     (m) Notwithstanding any other provision of this Agreement, the Parent and the Sellers shall indemnify and hold harmless the Buyer, the Companies, and their respective Subsidiaries and Successors against: (i) all Income Taxes paid or payable with respect to the Companies or their respective Subsidiaries for any Pre-Closing Period, including without limitation any liability for Income Taxes arising out of the inclusion of any of the Companies or their respective Subsidiaries in any consolidated or combined return of income required to be filed with any taxing authority; (ii) all Income Taxes paid with respect to the Parent, any of its Subsidiaries, and any member of the Affiliated Group (other than the Companies and their respective Subsidiaries) for any and all taxable periods; and (iii) all Taxes (other than Income Taxes) of the Companies and their respective Subsidiaries to the extent not adequately reserved for on the Closing Financial Statements. Any indemnification for Taxes (other than Income Taxes) pursuant to clause (iii) above shall be subject to Section 7.2(b)(i). The Buyer shall indemnify and hold harmless the Parent and the Sellers against the Income Taxes required to be paid by the Buyer pursuant to Section 4.6(b). The covenants of the parties contained in this Section 4.6 shall survive the Closing Date and shall expire when all applicable statutes of limitations (including extensions thereof) have expired.

     (n) The Buyer or its Successors (as defined below) shall be entitled to all refunds and credits of all Taxes with respect to the Companies or their respective Subsidiaries for any Post-Closing Period. The Parent, the Sellers and their respective Subsidiaries shall, promptly after the receipt thereof, remit or cause to be remitted to the Buyer any refund of Tax received by the Parent, the Sellers, or their respective Subsidiaries to the extent that such refund relates to a Post-Closing Period. The Parent shall be entitled to all refunds and credits of all Taxes with respect to the Companies or their respective Subsidiaries for any Pre-Closing Period. The Buyer shall, promptly after the receipt thereof, remit or cause to be remitted to the Parent any refund of Tax received by the Buyer, the Companies, or their respective Subsidiaries to the extent that such refund relates to a Pre-Closing Period.

     (o) If an audit adjustment, amended return or amended assessment (collectively, an "Adjustment") shall be made, filed or assessed after the Closing Date for any period prior to the Closing Date, which causes an increase in the Tax liability of the Buyer, the Companies or any of their respective Subsidiaries or Successors in any period after the Closing Date, then, when and to the extent that the Buyer or such Company or any of its Subsidiaries or Successors realizes the Tax cost of such Adjustment, the Parent, the Sellers, their Subsidiaries and their Successors shall promptly pay to the Buyer a cash amount equal to the amount of the

Tax cost realized by the Buyer, the Companies or any of their Subsidiaries or Successors. This subsection (o) shall be effective for so long as the periods prior to the Closing Date remain open to Adjustment.

     (p) DEFINITIONS.

          (i) The term "Governmental Authority" shall mean any agency, administrative body or instrumentality of the United States of America or elsewhere, including, without limitation any parish, county, district, municipality, state or foreign authority, or any other entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to, whether now or hereafter in effect.

          (ii) The term "Post-Closing Period" shall mean a taxable period ending after the Closing Date.

          (iii) The term "Pre-Closing Period" shall mean any tax period ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period that ends on and includes the Closing Date.

          (iv) The term "Straddle Period" shall mean a taxable year or taxable period of the Companies or their respective Subsidiaries which begins before the Closing Date and ends after the Closing Date.

          (v) The term "Successor" shall mean a corporation, limited liability company, partnership, limited partnership, or other legal entity which, through amalgamation, consolidation, merger, liquidation, or other legal succession becomes invested with the rights, and assumes the burdens of, a party to this Agreement or any Subsidiary thereof.

          (vi) The term "Tax" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          (vii) The term "Income Tax" shall mean all income and franchise taxes, levies or other like assessments imposed by the United States or any state, local or foreign taxing jurisdiction, including any interest, penalty, or addition thereto, whether disputed or not.

          (viii) The term "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (ix) The term "Income Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     SECTION 4.7. The Buyer's Knowledge of Breach. If prior to the Closing the Buyer shall have actual knowledge (but not constructive or imputed knowledge) that any representation and warranty of the Parent and the U.S. Seller, and, if applicable, the U.K. Seller contained in Article II shall not be true and correct in all material respects, the Buyer shall promptly notify the Parent and the Sellers of its knowledge, in reasonable detail, including the amount which the Buyer believes, based on the facts actually known by it, would be payable by the Parent and the Sellers pursuant to the indemnification provisions hereof without reference to any indemnification limitations set forth in Section 7.2 hereof.

     SECTION 4.8. Employees; Employee Benefits. (a) On and after the Closing for a period of one year, the Buyer shall cause the Companies to provide their respective employees with salary and benefit plans, programs and arrangements no less favorable in the aggregate than those currently provided by the Buyer to its current employees in comparable lines of business with commensurate service and position. In addition, except as otherwise herein provided, the Buyer shall cause each Company to honor all employment agreements entered into by such Company.

     (b) If any employee of either Company becomes a participant in any employee benefit plan, practice or policy of the Buyer or any of its affiliates, such employee shall be given credit under such plan for all service prior to the Closing Date with the Companies, or any predecessor employer (to the extent such credit was given by such Company or such predecessor), and all service prior to the time such employee becomes such a participant, for purposes of eligibility and vesting and for all other purposes for which such service is either taken into account or recognized; provided, however, such service need not be credited to the extent it would result in a duplication of benefits. In addition, if any employee of either Company becomes a participant in any employee benefit plan, practice or policy of the Buyer or any of its affiliates, such employee shall be given credit under such plan for all copayments and deductibles made and preexisting condition exclusion periods satisfied (in whole or in part), prior to the Closing Date, to the extent such copayments, deductibles, and excluded periods are credited under the corresponding employee benefit plan of such Company.

     (c) The Buyer shall comply with the notice requirements set forth in the Worker Adjustment and Retraining Notification Act ("WARN Act") prior to effectuating within 90 days of the Closing (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Companies, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment of the Companies.

     (d) To protect the Buyer against any efforts by the Parent, the Sellers or any of their affiliates to cause employees of the Companies or their Subsidiaries to terminate their employment, each of the Parent and the Sellers agrees that for a period of two years following the Closing Date, neither the Parent nor any Seller nor any of their affiliates will, directly or indirectly
(i) induce any employee of the Companies or their Subsidiaries with a then current compensation of more than $50,000 annually to leave any of the Companies or their Subsidiaries or to accept any other employment or position, (ii) solicit or hire any such employee, unless such employee's employment with the Companies or their Subsidiaries is terminated by the Companies or their Subsidiaries; provided that nothing herein shall prevent the Parent or the Sellers from soliciting and hiring such employees pursuant to a general solicitation not specifically directed at such employees, or (iii) assist any other entity in hiring any such employee.

     (e) Within 10 days after the date hereof, the Parent and the Sellers shall deliver to the Buyer a list of 100 to 150 key employees of the Companies. Within 30 days after the Buyer's receipt of such list, the Buyer, the Parent and the Sellers shall meet to discuss any possible changes to such list. The parties thereafter will work together to develop an incentive compensation arrangement for such employees that is designed to encourage them to remain with the Companies after the Closing. Once the parties have agreed upon such arrangement, the Parent and the Sellers agree to, and the Parent and the Sellers shall cause the Companies to, assist the Buyer in conveying and promoting the Buyer's incentive compensation offers to the individuals identified on such list.

     (f) The Parent shall be responsible for the payment to employees of the Companies of any "success fees" in connection with the transactions contemplated by this Agreement which will be paid on the Closing Date, but shall not be obligated to pay any severance or other change of control fees to such employees.

     (g) The Parent, the U.S. Company and the Buyer will enter into severance and related arrangements with John C. Holt, effective as of the Closing Date, on terms and conditions reasonably acceptable to the Parent and the Buyer, which terms will include the following: (i) the cancellation of all existing agreements between the Companies and their Subsidiaries, on the one hand, and Mr. Holt, on the other (including Mr. Holt's employment agreement with the U.S. Company and the Parent), (ii) if requested by the Buyer, Mr. Holt entering into a written consulting agreement with the Buyer to provide a reasonable level of consulting services, as an independent contractor (but in any event not to exceed three days per week in the first 90 days after Closing and five days per month thereafter, in each case, on a non-cumulative basis, the selection of which days shall be mutually agreeable to Mr. Holt and the Buyer), to the Buyer through December 31, 1998, and which provides Mr. Holt will report only to an executive officer of the U.S. Buyer, (iii) the U.S. Company paying to Mr. Holt, immediately after the Closing (with any deduction with respect thereto allocated to a Post-Closing Period), all amounts owed to Mr. Holt through the Closing Date pursuant to the Long Term Incentive Agreement ("EVA") dated as of February 29, 1996 between the U.S. Company and Mr. Holt and (iv) with respect to payments to Mr. Holt other than pursuant to clause (iii) above that may be negotiated in such severance and related arrangements, whether for services as a consultant to the Buyer or for salary, bonus, EVA, or otherwise, the U.S. Company shall be responsible for (and the Buyer will cause the U.S. Company to pay) up to $1,000,000 of such payments (payable as provided in the next sentence) and the Parent shall be responsible for (and will pay) any amounts in excess thereof. The aggregate payments of up to $1,000,000 by the U.S. Company shall be made as follows: with respect to the EVA, (x) the amount accrued under the EVA at Closing shall be paid immediately after the Closing (with any deduction with respect thereto allocated to a Post-Closing Period), (y) if the amount paid pursuant to (x) above is determined to be less than the amount Mr. Holt is entitled to based on the Closing Financial Statements as accepted by the parties, appropriate adjustment shall be made promptly after such acceptance of the Closing Financial Statements; and (z) all other amounts payable under the EVA for the period from Closing to December 31, 1998 shall be paid between August 1, 1998 and August 31, 1998; with respect to independent contractor compensation to be paid in the same amount as would have been earned as salary under Mr. Holt's employment contract if it had remained in existence, such payments shall be made on a periodic basis consistent with the U.S. Company's prior practice with respect to Mr. Holt's payment of salary under his employment agreement; and with respect to Mr. Holt's 1998 bonus, such bonus shall be paid in December 1998. The above payments for EVA and bonus shall be computed as if the U.S. Company had achieved its financial targets for 1998. All payments to Mr. Holt will be made net of payroll taxes and applicable withholdings.

     SECTION 4.9. Shareholders' Meeting. (a) The Parent, acting through its Board of Directors, shall, in accordance with applicable law:

          (i) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of considering and taking action upon this Agreement;

          (ii) prepare and file with the Securities and Exchange Commission ("SEC") a preliminary proxy statement relating to this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with the Buyer, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders and (y) to obtain the necessary approvals of this Agreement by its shareholders; and

          (iii) subject to the fiduciary obligations of the Board of Directors under applicable law as advised by independent counsel, include in the Proxy Statement the recommendation of the Board of Directors that shareholders of the Parent vote in favor of the adoption of this Agreement.

     (b) The Buyer agrees that it will promptly upon request provide the Parent with the information concerning the Buyer required to be included in the Proxy Statement.

     SECTION 4.10. Substitute Guaranty; Indemnity. (a) The Parent has furnished the Buyer with a copy of the four guaranties (the "Parent Guaranty") given by the Parent to Lombard North Central plc and its affiliates ("Lombard") with respect to equipment leases to the Subsidiaries of the U.K. Company. As soon as reasonably practicable after the Closing, the Buyer agrees to provide a guaranty of the Buyer in respect of all of the Parent's obligations under the Parent Guaranty, substantially similar to the Parent Guaranty, and to use its commercially reasonable efforts to have Lombard (i) accept the substitute guaranty offered by the Buyer in full substitution for the Parent Guaranty and
(ii) release the Parent from all liability and all of its obligations under or with respect to the Parent Guaranty. From and after the Closing and until the Parent is fully released from all liability and all of its obligations under or with respect to the Parent Guaranty, the Buyer agrees to reimburse the Parent/Seller Indemnitees (as defined in Section 7.3(a)) for any obligations, costs and expenses incurred as a result of failure so to be fully released.

     (b) The Parent has furnished the Buyer with a copy of the "comfort letter" dated March 31, 1997 (the "Comfort Letter") given by the Parent to its United Kingdom independent auditors ("Deloitte U.K.") with respect to the provision of adequate financial support to the U.K. Company and its Subsidiaries to ensure their ability to operate as going concerns until March 31, 1998. As soon as reasonably practicable after the Closing, the Buyer agrees to provide Deloitte U.K. a substitute comfort letter, and to use its commercially reasonable efforts to have Deloitte U.K. (i) accept the substitute comfort letter offered by the Buyer in full substitution for the Comfort Letter and (ii) release the Parent from all liability and all its obligations under or with respect to the Comfort Letter. From and after the Closing and until the Parent is fully released from all liabilities and all of its obligations under or with respect to the Comfort Letter, the Buyer agrees to reimburse the Parent/Seller Indemnities for any obligations, costs and expenses incurred as a result of failure so to be fully released.

     SECTION 4.11. Notification of Certain Matters. (a) The Parent and the Sellers shall give prompt notice to the Buyer of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (ii) any failure of the Seller to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. No such notification shall affect the representations or warranties of the Seller or the conditions of the Seller's obligations hereunder.

     (b) The Parent and the Sellers shall furnish to the Buyer (i) as soon as available, and in any event within five business days after it is prepared, any report by either Company or any of its Subsidiaries for submission to its board of directors and the working papers related thereto and other operating or financial reports (including any projections and budgets) prepared for management of any of their respective businesses and the working papers related thereto, (ii) monthly and quarterly unaudited balance sheets, statements of operations and cash flow and changes in shareholders' equity for either Company, and (iii) such other reports as the Buyer may reasonably request relating to the Companies and their Subsidiaries. Each of the financial statements delivered pursuant to this Section 4.11(b) shall be prepared in accordance with GAAP consistently applied during the periods covered (except as disclosed therein), except that such financial statements may omit footnote disclosures required by GAAP to the extent the content thereof would not materially differ from those disclosures reported in the most recent audited period and year-end adjustments. Each of the financial statements delivered pursuant to this Section 4.11(b) shall be accompanied by a certificate of the respective chief financial officers of the Parent and the relevant Company to the effect that such financial statements present fairly the financial condition and results of operations of such Company and its Subsidiaries for the periods covered and reflect all adjustments (which consist only of normal recurring adjustments not material in amount) necessary for a fair presentation.

     SECTION 4.12. Prior Knowledge. If the Buyer had actual knowledge (but not constructive or imputed knowledge) prior to the execution of this Agreement that any representation or warranty of the Parent or the Sellers contained in Article II was not true and correct in all material respects as of the date hereof, the Buyer may not assert such breach of a representation and warranty (x) as a basis not to consummate the transactions contemplated hereby, (y) as a basis for an indemnification claim under Article VII, or (z) in any respect against the directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives of the Parent or the Sellers.

     SECTION 4.13. Supplemental Disclosure. The Parent and the Sellers shall have the right and the obligation from time to time prior to the Closing to supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in such Disclosure Schedule; provided, however, that such amended Disclosure Schedule shall be provided to the Buyer no later than five business days prior to the Closing Date. Any such supplemental or amended disclosure shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of Article VII. However, if in the aggregate the matters included in all such supplemental or amended disclosures would reasonably be expected to have a Company Material Adverse Effect, the condition to the Buyer's obligation to consummate the transactions set forth in Section 5.3(a) will be deemed not to be satisfied.

     SECTION 4.14. Noncompetition. (a) The Parent and the Sellers agree that after the Closing the Buyer, the Companies and their Subsidiaries shall be entitled to the goodwill and going concern value of the business of the Companies and their Subsidiaries and to protect and preserve the same to the maximum extent permitted by law. The Parent and the Sellers also acknowledge that their management contributions to the business of the Companies and their Subsidiaries have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of the Companies or their Subsidiaries. For these and other reasons and as an inducement to the Buyer to enter into this Agreement, the Parent and the Sellers each agrees that for a period of three years after the Closing Date neither the Parent nor either Seller will, directly or indirectly, for its own benefit or as agent for another carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services (in the same lines of business in which the Companies or its Subsidiaries are in as of the Closing Date) to, or allow its name or reputation to be used in or by any other present or future business enterprise that competes with the Buyer or the Companies or their Subsidiaries in activities in which any of the Companies or their Subsidiaries is engaged as of the Closing Date; provided, however, that nothing herein shall prohibit the Parent and the Sellers and their Subsidiaries other than the Companies and their Subsidiaries from engaging in any businesses in which they are involved in as of the Closing Date or from providing information technology services to the financial industry.

     (b) Nothing contained herein shall limit the right of the Parent or either Seller as an investor to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided the equity interest of the Parent and the Sellers therein in the aggregate does not exceed 5% of the outstanding shares or interests in such corporation or partnership.

     (c) If this Section 4.14 is more restrictive than permitted by the Laws of the jurisdiction in which the Buyer seeks enforcement hereof, this Section 4.14 shall be limited to the extent required to permit enforcement under such Laws.

     SECTION 4.15. Nondisclosure of Proprietary Data. Neither the Parent, nor either Seller shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including any customer list, record or financial information) concerning the business or policies of the Companies or their Subsidiaries that the Parent or the Sellers may have learned as a shareholder, employee, officer or director of the Companies or their Subsidiaries. In addition, neither the Parent nor the Sellers shall make use of, divulge or otherwise disclose, directly or indirectly, to persons other than the Buyer, any confidential information concerning the business or policies of the Companies or their Subsidiaries which may have been learned in any such capacity. Notwithstanding the foregoing, this Section 4.15 shall not apply to any work performed by the U.S. Company on behalf of the Parent or any of its Subsidiaries or affiliates including work for which such party for which licenses were granted. Notwithstanding the foregoing, the Parent, the Sellers, any of their affiliates or representatives shall have no obligation hereunder for that portion of such confidential information which is independently developed by or for any of them, which is rightfully received by any of them from a third party, is disclosed by the Companies or their Subsidiaries to others without any restriction on use and disclosure, is approved for release after the Closing by written consent of the Companies or their Subsidiaries or is generally publicly available.

     SECTION 4.16. Inconsistent Agreements. The Parent and the Sellers will not, either directly or indirectly, through the Companies, their Subsidiaries or otherwise, initiate, solicit or encourage, and will use its best efforts to cause all of its directors, officers, employees and agents not to initiate, solicit or encourage, any inquiry, offer or proposal with respect to, or furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, merger, tender or exchange offer or other form of business combination, or any acquisition or disposition of all or any substantial part of the assets or the stock or other securities of the Companies or any of their Subsidiaries. The Parent and the Sellers will promptly notify the Buyer of the details of any discussions with or proposal or offer from any other person relating to an acquisition, merger, tender or exchange offer or other form of business combination involving any Company, any of their Subsidiaries or any of their respective securities or substantial assets or any other proposal, the acceptance of which would be inconsistent with the consummation of this Agreement in accordance with its terms. With respect to any party to whom information regarding the Companies and their Subsidiaries was furnished prior to the date hereof pursuant to a confidentiality agreement, the Parent shall instruct each of such entities to destroy such information. At the Closing, if requested by the Buyer, the Parent will assign all of its rights under such confidentiality agreements to the Buyer.

     SECTION 4.17. Redemption of Parent Notes. Simultaneously with the Closing, the Parent shall cause to be issued a notice of redemption of all of its outstanding 8 3/4% Senior Notes Due October 15, 2000 and shall redeem all such Notes in accordance with the terms of the Indenture dated as of October 18, 1993.

                                   ARTICLE V

                CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE

     SECTION 5.1. Conditions to Each Party's Obligations to Consummate the Stock Purchase. The respective obligations of each party to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of the following conditions:

     (a) This Agreement shall have been approved and adopted by the requisite vote of the Parent's shareholders; and

     (b) No statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory entity which prohibits the consummation of the Stock Purchase; and

     (c) There shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any governmental or other regulatory or administrative agency or commission (i) challenging or seeking to make illegal or otherwise directly or indirectly restrain or prohibit or make materially more costly the consummation of the transactions contemplated hereby, or seeking to obtain material damages in connection with such transactions; or
(ii) which constitutes a Company Material Adverse Effect, and no order shall have been issued which would have the effect of or require anything set forth in clause (i) or clause (ii) above; and

     (d) Any waiting periods applicable to the transactions contemplated by this Agreement under applicable U.S. antitrust or trade regulation laws and regulations, including, without limitation, under the H-S-R Act, shall have expired or been terminated; and

     (e) All consents, approvals, orders and Permits of, and registrations, declarations and filings with, any governmental authority that shall be legally required in order to enable the Parent, the Sellers and the Buyer to consummate the transactions contemplated hereby, including under the H-S-R Act, the Exon-Florio Provisions and the NISPOM, shall have been made or obtained.

     SECTION 5.2. Further Conditions to the Parent's and the Sellers' Obligations. The obligation of the Parent and the Sellers to consummate the transactions contemplated hereby are further subject to satisfaction or waiver of the following conditions:

     (a) The representations and warranties of the Buyer contained in Article III of this Agreement shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for representations and warranties which are as of a different date or period which shall be true and correct in all material respects as of such other date or period; and

     (b) The Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing; and

     (c) The Parent and the Sellers shall have received a certificate of an authorized officer of the Buyer to the effect that the conditions in paragraphs
(a) and (b) of this Section 5.2 have been satisfied; and

     (d) The IT Services Agreement shall have been entered into by the parties thereto.

     SECTION 5.3. Further Conditions to the Buyer's Obligations. The obligation of the Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

     (a) The representations and warranties of the Parent and the Sellers contained in Article II of this Agreement shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for representations and warranties which are as of a different date or period which shall be true and correct in all material respects as of such other date or period; and

     (b) The Parent and the Sellers shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing; and

     (c) Releases shall have been obtained with respect to any Liens on the Shares or the shares of capital stock of the Companies' respective Subsidiaries as well as a release of any Liens on the Intellectual Property assets of the Companies and their Subsidiaries; and

     (d) The Parent and the Sellers shall have obtained all material third-party consents listed in Section 2.6 of the Disclosure Schedule required for the consummation of the transactions contemplated by this Agreement; and

     (e) The Parent and the Sellers shall have provided the Buyer with all of the documents required by Section 1.4 to be delivered at Closing by the Sellers; and

     (f) The Buyer shall have entered into employment agreements with R. Evan Hineman and with at least five of the other seven key employees identified in
Section 5.3 of the Disclosure Schedule, substantially in the form attached hereto as Exhibit 5; and

     (g) Since the date of this Agreement, none of the Companies nor their Subsidiaries shall have suffered a change or changes in its business or financial condition that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

     (h) The Parent, the U.S. Company and John C. Holt shall have entered into severance arrangements upon the terms set forth in Section 4.8(g); and

     (i) The Buyer shall have received a certificate of an authorized officer of each of the Parent and the Sellers to the effect that the conditions in paragraphs (a), (b), (c), (d) and (g) of this Section 5.3 have been satisfied.

     SECTION 5.4. Materiality of Conditions. Notwithstanding anything contained herein, no condition involving performance of agreements by the Parent, the Sellers or the Companies, on the one hand, or the Buyer, on the other, or the accuracy of representations and warranties made by the Parent and the Sellers, on the one hand, or the Buyer, on the other, as of the date hereof or the Closing Date or any other date or period shall be deemed not fulfilled, and the Buyer or the Parent and the Sellers, as the case may be, shall not be entitled to fail to consummate the transactions contemplated by this Agreement or terminate this Agreement on such basis, if (i) the nonperformance of such agreements was unintentional and (ii) if the respects in which such agreements have not been performed or the representations and warranties are untrue, would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be.

                                   ARTICLE VI

                          TERMINATION AND ABANDONMENT

     SECTION 6.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

     (a) By mutual written consent of the Parent, the Sellers and the Buyer; or

     (b) By the Parent, the Sellers or the Buyer at any time after April 30, 1998 if the Closing shall not have occurred by such date; provided, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date; or

     (c) By the Parent, the Sellers or by the Buyer, if any governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; or

     (d) By the Buyer by written notice to the Sellers if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of the Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 5.3; or

     (e) By the Sellers by written notice to the Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of the Sellers to consummate the transactions contemplated by this Agreement as set forth in Section 5.2.

     SECTION 6.2. Procedure for and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the parties hereto pursuant to Section 6.1 hereof, written notice thereof shall be given by a party so terminating to the other parties and this Agreement shall forthwith terminate. If this Agreement is terminated pursuant to
Section 6.1 hereof:

     (a) Each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement and Section 4.2(b) hereof;

     (b) All filings, applications and other submissions made pursuant hereto shall, and to the extent practicable, be withdrawn from the agency or other person to which made; and

     (c) There shall be no liability or obligation hereunder on the part of the Parent, the Sellers or the Buyer or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, except that the Parent, the U.S. Seller, the U.K. Seller or the Buyer, as the case may be, may have liability to the other parties if the basis of termination is a breach by the Parent, the U.S. Seller, the U.K. Seller or the Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Section 4.5, this Section 6.2 and Article VIII hereof shall survive any such termination.

     (d) Notwithstanding clause (c), if this Agreement or the transactions contemplated hereby are terminated by reason of (x) the failure by the Parent to obtain release of any Lien on the Shares or the Intellectual Property assets of the Companies and their Subsidiaries or (y) a determination by the Board of Directors of the Parent to change its recommendation to the shareholders of the Parent, the U.S. Seller shall promptly (and in any event within five days after such event) pay to the Buyer, in immediately available funds, the sum of (a) all reasonable out-of-pocket expenses and fees of the Buyer (including all fees, expenses and disbursements of counsel, accountants, investment bankers and other representatives of the Buyer) incurred by the Buyer or on its behalf in connection with the transactions contemplated by this Agreement and the negotiation, preparation, execution or performance of this Agreement and any related investigations of the Parent, the Sellers, the Companies and their Subsidiaries and (b) an amount equal to $12,000,000.

                                  ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION

     SECTION 7.1. Survival Periods. (a) All representations and warranties of the parties contained in this Agreement shall survive the Closing until 18 months following the Closing Date (the "Survival Period") but, except as provided in Section 6.2(c) hereof, shall not survive any termination of this Agreement. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against the Parent, the Sellers or the Buyer based upon, directly or indirectly, any of the representations, warranties or agreements contained in Articles II and III hereof after the Survival Period or, except as provided in Section 6.2(c) hereof, any termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties which contemplates performance after the Closing, including the covenants and agreements set forth in Sections 4.3, 4.6, 4.8, 4.10, 4.11, 4.14, 4.15 and 4.17 hereof.

     (b) Notwithstanding anything in this Section 7.1 to the contrary, the representations and warranties made by the Parent and the Sellers relating to Income Taxes in Section 2.13 shall survive the Closing Date and shall expire when all applicable statutes of limitations (including extensions thereof) have expired. The representations and warranties made by the Parent and the Sellers relating to Taxes other than Income Taxes expire at the end of the Survival Period.

     SECTION 7.2. Parent's and the Sellers' Agreement to Indemnify. (a) Subject to the terms and conditions set forth herein, from and after the Closing, the Parent and the Sellers shall jointly and severally indemnify and hold harmless the Buyer and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the "Buyer Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively "Buyer Damages") asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) a breach by the Parent or the Sellers of any representation or warranty contained in this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such representation or warranty) as though such representation or warranty were made at and as of the Closing Date (or such different date or period), (ii) the merger of Westmark Insurance Services, Inc. into the U.S. Company (including the liabilities of Westmark Insurance Services, Inc.); and (iii) the conduct of the business of the Parent, the Sellers and any of their Subsidiaries other than the Companies and the Companies' Subsidiaries as conducted on the Closing Date.

     (b) The Parent's and the Sellers' obligation to indemnify the Buyer Indemnitees pursuant to Section 7.2(a) is subject to the following limitations:

          (i) No indemnification shall be made by the Parent and the Sellers unless the aggregate amount of Buyer Damages exceeds $1,500,000 and, in such event, indemnification shall be made by the Parent and the Sellers only to the extent Buyer Damages exceed $1,500,000; provided, however, that the indemnity provided for in Section 7.2(a)(ii) and (iii) shall not be subject to this Section 7.2(b)(i) or any time limitation.

          (ii) In no event shall the Parent's and the Sellers' aggregate obligation to indemnify the Buyer Indemnitees exceed $100,000,000;

          (iii) The amount of any Buyer Damages shall be reduced by (A) any amount received by a Buyer Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor and (B) the amount of any Tax benefit available to the Buyer Indemnitee relating thereto. The Buyer Indemnitees shall use reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Buyer Indemnitee receives an amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by the Parent and the Sellers pursuant to this Section 7.2, then such Buyer Indemnitee shall promptly reimburse the Parent and the Sellers, as the case may be, for any payment made or expense incurred by the Parent and the Sellers in connection with providing such indemnification up to such amount received by the Buyer Indemnitee; and

          (iv) The Parent and the Sellers shall be obligated to indemnify the Buyer Indemnitees only for those claims giving rise to Buyer Damages as to which the Buyer Indemnitees have given the Parent and the Sellers written notice thereof prior to the end of the Survival Period. Any written notice delivered by a Buyer Indemnitee to the Parent and the Sellers with respect to Buyer Damages shall set forth with reasonable specificity the basis of the claim for Buyer Damages and a reasonable estimate of the amount thereof.

     SECTION 7.3. The Buyer's Agreement to Indemnify. (a) Subject to the terms and conditions set forth herein, from and after the Closing, the Buyer shall indemnify and hold harmless the Parent and the Sellers and their directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the "Parent/Seller Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Parent/Seller Damages") asserted against or incurred by any Parent/Seller Indemnitee as a result of or arising out of a breach of any representation or warranty contained in Article III of this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such representation or warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date or period).

     (b) The Buyer's obligation to indemnify the Parent/Seller Indemnitees pursuant to Section 7.3(a) hereof is subject to the following limitations:

          (i) No indemnification shall be made by the Buyer unless the aggregate amount of Parent/Seller Damages exceeds $1,500,000 and, in such event, indemnification shall be made by the Buyer only to the extent that the aggregate amount of Parent/Seller Damages exceed $1,500,000;

          (ii) In no event shall the Buyer's aggregate obligation to indemnify the Parent/Seller Indemnitees exceed $100,000,000;

          (iii) The amount of any Parent/Seller Damages shall be reduced by (A) any amount received by a Parent/Seller Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor and (B) the amount of any Tax benefit available to the Parent/Seller Indemnitee relating hereto. The Parent/Seller Indemnitees shall use reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Parent/Seller Indemnitee receives any amount under insurance coverage or from such other party with respect to Parent/Seller Damages at any time subsequent to any indemnification provided by the Buyer pursuant to this Section 7.3, then such Parent/Seller Indemnitee shall promptly reimburse the Buyer, as the case may be, for any payment made or expense incurred by the Buyer in connection with providing such indemnification up to such amount received by the Parent/Seller Indemnitee; and

          (iv) The Buyer shall be obligated to indemnify the Parent/Seller Indemnitees only for those claims giving rise to Parent/Seller Damages as to which the Parent/Seller Indemnitees have given the Buyer written notice thereof prior to the end of the Survival Period. Any written notice delivered by a Parent/ Seller Indemnitee to the Indemnifying Party with respect to Parent/Seller Damages shall set forth with specificity the basis of the claim for Parent/Seller Damages and a reasonable estimate of the amount thereof.

     (c) From and after the Closing, the Buyer shall indemnify and hold harmless, to the fullest extent permitted by law, the Parent, the directors and officers of the Parent both in their capacities as directors and/or officers of the Parent, or any subsidiaries or affiliates of the Parent and as individuals, and the successors and assigns of the above (the "Bradley Indemnitees"), from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) asserted against or incurred by any Bradley Indemnitee as a result of or arising out of the acquisition of the U.S. Company by the Parent and which was or is the subject matter of the Bradley v. Gelb et al. litigation brought in Middlesex Superior Court in 1992 or the settlement thereof including but not limited to any claims for indemnification in connection with such matter (collectively, the "Bradley Damages"). If so requested by a Bradley Indemnitee, the Buyer shall pay or advance (within ten business days of such request) any and all reasonable expenses which shall include attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with defending, being a witness in or participating in, or preparing to defend, be a witness in or participate in, any threatened, pending or completed action, suit, proceeding, inquiry or investigation involving the Bradley Damages; provided that each such requesting Bradley Indemnitee agrees to cooperate fully and provide reasonable assistance to the Buyer in connection with the claims regarding the Bradley Damages. Notwithstanding anything in this Article VII to the contrary, in the event of a claim for indemnification pursuant to this Section 7.3(c), the Buyer shall be permitted to undertake the defense thereof on behalf of itself and such indemnitees by counsel of its own choosing, which counsel shall be satisfactory to the Bradley Indemnitee(s) in their reasonable discretion, provided that if in the Bradley Indemnitee(s)' judgment, upon advice of counsel reasonably acceptable to the Buyer, a conflict of interest may exist between the Buyer or its Subsidiaries and any Bradley Indemnitee with respect to such a claim regarding Bradley Damages, such Bradley Indemnitee(s) shall be entitled to select counsel of their own choosing, in which event the Buyer shall be obligated to pay the reasonable fees and expenses of such counsel; provided, further, that the Bradley Indemnitees may select only one counsel to represent all Bradley Indemnitees in such action. Notwithstanding anything in this Article VII to the contrary, no Bradley Indemnitee shall, without the Buyer's consent, settle any claim relating to the Bradley Damages. The indemnity provided for in this paragraph shall not be subject to Section 7.3(b)(i) or any time limitation.

     (d) In the event the purchase price allocation as set forth in Section 1.1 is challenged by the United States or any state, county, local or foreign taxing authority, the Buyer will fully and promptly indemnify and hold harmless the Sellers for any increase in Taxes paid by the Sellers as a result of any reallocation of the purchase price allocation, including interest, penalties, and other additions, and for the cost of all reasonable outside legal and Tax services with respect to such Taxes. The Sellers will cooperate at the Buyer's request in contesting and defending against any such challenges, and the Buyer will pay all additional fees, costs and Taxes, including interest and penalties, incurred by the Buyer as a result of such action. The indemnity provided for in this paragraph shall not be subject to Section 7.3(b)(i) and shall be subject only to the applicable statute of limitations.

     SECTION 7.4. Third Party Indemnification. The obligations of the Parent and the Sellers to indemnify the Buyer Indemnitees under Section 7.2 hereof with respect to Buyer Damages and the obligations of the Buyer to indemnify the Parent/Seller Indemnitees under Section 7.3 hereof with respect to Parent/Seller Damages and to indemnify the Bradley Indemnitees with respect to Bradley Damages, in either case resulting from the assertion of liability by third parties (each, as the case may be, a "Claim"), will be subject to the following terms and conditions:

     (a) Promptly after acquiring knowledge of any claim in respect of which a party (the "Indemnified Party") may seek indemnification from the other party (the "Indemnifying Party") hereunder, the Indemnified Party shall give written notice thereof to the Indemnifying Party describing such claim and demanding indemnification hereunder. Notwithstanding the foregoing, failure to provide the aforementioned notice will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party under this Agreement, except to the extent that (i) such failure to provide notice causes the amounts paid by the Indemnifying Party to be greater than they would have been had such notice been given on a reasonably timely basis; or (ii) such notice is not delivered to the Indemnifying Party prior to the expiration of any applicable survival period, if any, under Section 7.1. The Indemnifying Party will be entitled to assume control of the defense of any claim, and to settle or compromise such claim in its discretion, subject to the consent of the Indemnified Party which consent will not be unreasonably withheld or delayed. After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such action, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. Notwithstanding anything in this Section 7.4 to the contrary, if (i) the Indemnifying Party does not promptly assume control of the defense of such action as provided in this
Section 7.4 or (ii) the Indemnified Party reasonably believes and so notifies the Indemnifying Party in writing that the claim, even if indemnified for, materially and adversely will affect its business, financial condition or results of operations, the Indemnified Party shall have the right to defend such action in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party and the Indemnifying Party will promptly reimburse the Indemnified Party therefor (subject, if applicable, to the limitations contained in Sections 7.2(b) and 7.3(b)).

     (b) Any amounts to which the Indemnified Party is entitled under this
Article VII shall be paid by the Indemnifying Party within ten days following a request therefor.

     (c) Anything in this Section 7.4 to the contrary notwithstanding, the Indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Parent/Seller Indemnitee or the Buyer Indemnitee, as the case may be, of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne by the Indemnifying Party, without the prior written consent of the Parent/Seller Indemnitee or the Buyer Indemnitee, as the case may be, which consent shall not be unreasonably withheld.

     (d) The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VII, including by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

     SECTION 7.5. No Set-Off. Neither the Buyer nor the Parent and the Sellers shall have any right to set-off any Buyer Damages or Parent/Seller Damages, respectively, against any payments to be made by any of them pursuant to this Agreement, the IT Services Agreement or otherwise.

     SECTION 7.6. Insurance. The indemnifying party shall be subrogated to the rights of the indemnified party in respect of any insurance relating to damages to the extent of any indemnification payments made hereunder.

     SECTION 7.7. No Duplication. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

     SECTION 8.1. Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the parties hereto, pursuant to an instrument in writing signed by all parties.

     SECTION 8.2. Extension; Waiver. At any time prior to the Closing Date, the party entitled to the benefit of any respective term or provision hereof may
(a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party entitled to the benefits of such extended or waived term or provision.

     SECTION 8.3. Entire Agreement; Assignment. This Agreement (including the Disclosure Schedule), the IT Services Agreement, the Confidentiality Agreement and the Voting Agreements (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and (b) shall not be assigned, by operation of law or otherwise, by a party hereto, without the prior written consent of the other parties except that the Buyer may assign any or all of its rights hereunder (including its rights under Article VII) to one or more wholly-owned subsidiaries of the Buyer.

     SECTION 8.4. Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which would deprive a party of the material benefits intended hereby.

     SECTION 8.5. Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Such notices and communications shall be sent to the appropriate party at its address or facsimile number given below or at such other address or facsimile number for such party as shall be specified by notice given hereunder (and shall be deemed given upon receipt by such party or upon actual delivery to the appropriate address, or, in case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error; in the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above, provided however, that such mailing shall in no way alter the time at which the facsimile notice is deemed received):

     (a) if to the Parent and the Sellers, to

           Primark Corporation
           1000 Winter Street
           Suite 4300N
           Waltham, Massachusetts 02154
           Telecopy:  (617) 890-6129
           Attention:  Joseph E. Kasputys,
                     Chairman, President and
                     Chief Executive Officer

           with a copy to
           Primark Corporation
           1000 Winter Street
           Suite 4300N
           Waltham, Massachusetts 02154
           Telecopy:  (617) 890-6129
           Attention:  Michael R. Kargula, Esq.
                     Executive Vice President,
                     General Counsel and
                     Secretary

           and with a copy to
           Skadden, Arps, Slate, Meagher & Flom LLP
           1440 New York Avenue, N.W.
           Washington, D.C. 20005
           Telecopy:  (202) 393-5760
           Attention:  Stephen W. Hamilton, Esq.

     (b) if to the Buyer, to

           Litton Industries, Inc.
           21240 Burbank Boulevard
           Woodland Hills, California 91367
           Telecopy:  (818) 598-2025
           Attention:  John E. Preston, Esquire
                     Senior Vice President and General Counsel with a copy to
           O'Melveny & Myers LLP
           555 13th Street, N.W.
           Washington, DC 20004-1109
           Telecopy:  (202) 383-5414
           Attention:  David G. Pommerening, Esq.

     SECTION 8.6. Governing Law; Arbitration. (a) This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of Massachusetts, without giving effect to any choice or conflict of law provision or rule thereof.

     (b) Except as specifically provided for elsewhere in this Agreement, all claims and controversies arising out of or in connection with this Agreement shall be subject to binding arbitration by a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") or the existing Rules of Practice and Procedures of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"). Any arbitration initiated by the Buyer shall occur in Massachusetts, and any judgment on the award rendered in such arbitration shall be entered in any Massachusetts state or federal court having jurisdiction. Any arbitration initiated by the Parent or any Seller shall occur in California, and any judgment on the award rendered in such arbitration shall be entered in any California state or federal court having jurisdiction. The party filing the arbitration shall have the right to select either AAA or JAMS. The parties shall be entitled to discovery in accordance with the provisions of New York law. The prevailing party in any arbitration proceeding hereunder as determined by the arbitrator or in any legal proceedings or actions arising from or in connection with this Agreement shall be entitled to recover reasonable attorneys' fees and costs. Nothing herein shall prohibit a party from seeking equitable relief in a court of law to maintain the status quo while an arbitration is pending hereunder. The parties agree that the arbitrator shall not have the right to award punitive damages.

     SECTION 8.7. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

     SECTION 8.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 8.9. Fees and Expenses. Whether or not this Agreement and the transactions contemplated hereby are consummated, and except as otherwise expressly set forth herein including Section 6.2(d), all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. The Buyer hereby waives compliance by the Parent and the Sellers with any applicable bulk transfer laws (including any so-called "tax bulk sales provisions"). Each of the Parent and the Sellers, on the one hand, and the Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders' fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

     SECTION 8.10. Knowledge. The phrase "to the knowledge of the Parent" or any similar phrase shall mean and be limited to the actual (but not constructive or imputed) knowledge of Joseph E. Kasputys, Stephen H. Curran, John C. Holt, Michael R. Kargula and William S. Swift who shall make reasonable written inquiry of Robert Brammer, Mark Gildersleeve, Evan Hineman, Elton Klibanoff, Stephen Landry, John Putney, James Shields and Noel Widdifield as to the accuracy of the representations and warranties in this Agreement. The phrase "to the knowledge of the Buyer" or similar phrase shall mean and be limited to the actual (but not constructive or imputed) knowledge of John Leonis, Michael Brown, Lawrence Hoke, John Preston and Richard Russin.

     SECTION 8.11. Interpretation. (a) In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     (b) The use in this Agreement or any other related document of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

     SECTION 8.12. No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parent and the Sellers and their successors and permitted assigns, with respect to the obligations of the Buyer under this Agreement, and for the benefit of the Buyer, and its successors and permitted assigns, with respect to the obligations of the Parent and the Sellers, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim of liability or reimbursement, cause of action or other right.

     SECTION 8.13. No Waivers. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy. No waiver by a party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

     SECTION 8.14. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or equity.

     SECTION 8.15. Further Assurances. The parties hereto each agree to execute, make, acknowledge, and deliver such instruments, agreements and other documents as may be reasonably required to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

     SECTION 8.16. Preservation of and Access to Certain Information After Closing. The Parent and the Sellers shall give to the Buyer, the Companies and their Subsidiaries and their employees, counsel and advisors, full and complete access upon reasonable notice during normal business hours, to all agreements, records and other information relating to the Companies and their Subsidiaries, and will provide copies of such information concerning the Companies and their Subsidiaries (with respect to periods prior to the Closing) as the Buyer may reasonably request, including but not limited to full and complete access in connection with the preparation of any Tax Returns for the Affiliated Groups, in connection with or in anticipation of any audit by any federal, state or local Tax authorities of the Affiliated Groups or matters relating to insurance coverage, third-party litigation, claims, proceedings and investigations. From and after the Closing Date, the Parent and the Sellers shall preserve all such agreements, records and information for a period of eight years, or with respect to Tax matters, until the expiration of the applicable statute of limitations (including any extensions thereof), provided, however, that the Parent and the Sellers shall not destroy or dispose of any such agreements, records or information without giving notice to the Buyer and the Companies of such pending destruction or disposal and offering the Buyer and the Companies the right and opportunity to copy such agreements, records or information. The Buyer shall reimburse the Parent and the Sellers for all reasonable out-of-pocket expenses they may incur with respect to the foregoing.

     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

                                          PRIMARK CORPORATION

                                          By:    /s/ JOSEPH E. KASPUTYS
                                            ------------------------------------
                                            Name: Joseph E. Kasputys
                                            Title: Chairman, President and
                                                  Chief Executive Officer

                                          PRIMARK HOLDING CORPORATION

                                          By:    /s/ JOSEPH E. KASPUTYS
                                            ------------------------------------
                                            Name: Joseph E. Kasputys
                                            Title: Chairman, President and
                                                  Chief Executive Officer

                                          PRIMARK INFORMATION SERVICES
                                          UK Limited

                                          By:    /s/ JOSEPH E. KASPUTYS
                                            ------------------------------------
                                            Name: Joseph E. Kasputys
                                            Title: Managing Director

                                          LITTON INDUSTRIES, INC.

                                          By:      /s/ JOHN E. PRESTON
                                            ------------------------------------
                                            Name: John E. Preston
                                            Title: Senior Vice President
                                                  and General Counsel

                                          LITTON U.K. LIMITED

                                          By:      /s/ JOHN E. PRESTON
                                            ------------------------------------
                                            Name: John E. Preston
                                            Title:

                                                                       Exhibit 1

                   INFORMATION TECHNOLOGY SERVICES AGREEMENT

                                  BY AND AMONG

                              PRIMARK CORPORATION

                                   TASC, INC.

                                      AND

                            LITTON INDUSTRIES, INC.

                       DATED AS OF                , 1998

                   INFORMATION TECHNOLOGY SERVICES AGREEMENT

     INFORMATION TECHNOLOGY SERVICES AGREEMENT dated                , 1998 (the
"IT Services Agreement") by and among Primark Corporation, a Michigan corporation ("Primark"), TASC, Inc., a Massachusetts corporation ("TASC") and Litton Industries, Inc., a Delaware corporation ("Buyer").

     WHEREAS, Primark and Buyer have entered into a Stock Purchase Agreement dated as of December 8, 1997 (the "Stock Purchase Agreement"), pursuant to which Buyer will purchase, among other things, all of the outstanding capital stock of TASC, a wholly-owned indirect subsidiary of Primark (the "Stock Purchase"); and

     WHEREAS, prior to the Closing of the Stock Purchase, TASC has been providing certain information technology services (the "IT Services") to Primark and its subsidiaries ("Primark" as hereinafter used in this IT Services Agreement, means Primark, its direct and indirect subsidiaries, as listed on Attachment A and Primark Decision Economics, Inc., a Massachusetts corporation in which Primark owns a minority interest); and

     WHEREAS, both Primark and Buyer desire that TASC continue to supply IT Services on a level of effort basis to Primark subsequent to the Closing of the Stock Purchase; and

     WHEREAS, this IT Services Agreement shall commence immediately upon the closing of the Stock Purchase, unless said closing does not take place by April 30, 1998, in which event this IT Services Agreement shall be null and void;

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                             PROVISION OF SERVICES

     SECTION 1.1 Sale of IT Services. The IT Services defined in Section 1.3 will be supplied by TASC to Primark on a timely basis either as indicated in
Section 1.2 or as requested by Primark from time to time, as the case may be. Primark will reimburse TASC for the cost of the IT Services in accordance with
ARTICLE II.

     SECTION 1.2 Information Technology Representative. TASC will designate an Information Technology Representative ("ITR"), who shall be a senior employee of TASC with the principal responsibility for the planning, oversight and review of TASC's own information technology research and development, plans and capabilities. The ITR will be the principal point of contact between Primark and TASC regarding matters under this IT Services Agreement.

     SECTION 1.3 Definition of IT Services. The IT Services to be provided by TASC to Primark are as follows:

     (a) The ITR will chair or serve as a member of the Primark Financial Information Team -- Information Technology Committee ("FIT-IT"), as designated by Primark. The members of the FIT-IT will be designated by Primark. When serving as Chairman, the ITR will hold monthly meetings of the FIT-IT, either in person, teleconference or videoconference, establish the agenda, issue minutes and pursue necessary action items resulting therefrom. When serving as a member, but not as Chairman, the ITR will participate in monthly meetings of the FIT-IT and pursue such necessary action items resulting therefrom as may be relevant to the obligations of TASC herewith.

     (b) The ITR, together with such members of his/her staff as the ITR considers appropriate, will have regular and on-going contact with FIT-IT members, visit the facilities of Primark and visit designated customer locations for the purpose of advising Primark on information technology issues (including, but not limited to, Year 2000 and Euro issues) related to computers, communications, networks, software, databases and similar information technology capabilities used in Primark's internal operations or in the delivery of products and services to Primark's customers. Such advice may be given orally, but will thereafter be confirmed in written presentations, memoranda and/or reports.

     (c) The ITR will serve as an advisor to the Primark Financial Industry Team ("FIT") and attend monthly and special meetings of the FIT, as requested by the FIT Chairman, for the purpose of providing information technology advice on Primark's plans, programs and product developments projects. The ITR will make presentations on information technology to the FIT from time to time as the ITR considers appropriate and as requested by the FIT Chairman and, when serving as Chairman of the FIT-IT, make monthly reports on the activities of the FIT-IT to the FIT, TASC and Primark management.

     (d) The ITR will participate in the annual review of Primark's Five-Year Plan and Annual Budget, together with quarterly updates thereto, providing advice on information technology matters affecting such plans and budgets.

     (e) The ITR, with the assistance and participation of the members of the FIT-IT, will prepare an annual Information Technology Plan ("IT Plan") for Primark, in such form and detail as the ITR and FIT Chairman shall mutually determine; covering information technology issues and projects relevant to both the Five-Year Plan and Annual Budget described in Paragraph (d) of this Section
1.3. The IT Plan will be prepared on the same cycle as Primark's Five-Year Plan and Annual Budget.

     (f) The ITR will, as requested from time to time, provide special briefings to Primark senior management and the Primark Board of Directors.

     (g) TASC, through the ITR and/or members of the ITR's staff, will have responsibility for the design and operation of the Primark Telecommunications Network ("PTN"), including network architecture, procurement and operation, to the extent mutually agreed upon between TASC and Primark. This will involve assisting Primark in determining the nature and extent of telecommunications requirements, designing networks and related capabilities that will, as a goal, enable Primark to provide high quality state-of-the-art telecommunications services at the lowest cost internally and to its customers, drafting requests for proposals, assisting in procurement negotiations and actual operation of portions of Primark's telecommunications networks. All contracts for telecommunications services will be executed by Primark and payments for services will be made directly by Primark.

     (h) The ITR, and/or members of the technical staff of TASC, will participate in special Primark projects from time to time as requested by Primark and agreed by TASC. Such projects may include performing due diligence on acquisition candidates, evaluating new product development proposals, resolving information technology problems for Primark customers and similar projects, provided that in case of an actual, perceived or potential conflict of interest, TASC may decline participation in such projects.

     (i) Primark may request TASC to undertake information technology projects on Primark's behalf, or to participate as team members in such information technology projects undertaken by Primark. Such projects could include, but are not limited to, information technology surveys and assessments, research and development on new technology capabilities and the planning, development and/or testing of new Primark information products and internal information technology capabilities, provided that in case of an actual, perceived or potential conflict of interest, TASC may decline participation in such projects.

                                   ARTICLE II

                             PAYMENTS FOR SERVICES

     SECTION 2.1 Annual Retainer. For the services described in Section 1.3(a), (b), (c), (d), (e) and (f), Primark will pay TASC an annual retainer of $100,000, paid quarterly in advance commencing on the first day of the month immediately following the Closing of the Stock Purchase. The annual retainer shall compensate TASC for the availability of the ITR not to exceed 480 hours per year and for the availability of members of his/her staff not to exceed 240 hours per year. Efforts of the ITR or members of his/her staff in excess of the hours stipulated above shall be paid by Primark at a rate or rates agreed upon by the parties.

Primark will also make incentive payments of up to $8,500 at the end of each quarter during the term of this IT Services Agreement and an additional amount up to $45,000 at the end of each twelve month period following the execution of this IT Services Agreement, with such payments to be determined in the sole discretion of Primark reflecting Primark's judgment on the quality of the IT Services received. Primark will also reimburse TASC for out-of-pocket expenses, such as travel and reproduction expenses, at cost, including applicable overhead, monthly in arrears. The quarterly retainer and out-of-pocket expenses will be paid within thirty (30) days after the receipt of invoices by Primark from TASC. Monthly out-of-pocket expenses may not exceed $5,000 in any month without prior approval by Primark.

     SECTION 2.2 Telecommunications Services. For the telecommunications services described in Section 1.3(g), Primark will reimburse TASC at hourly rates mutually agreed in advance. Out-of-pocket costs, including any external vendor charges, will be reimbursed at cost, including such overhead as may be required to be charged by applicable government regulation. A part of the IT Plan described in Section 1.3(e) will include a Telecommunications Cost Annex, estimating the telecommunications costs for Primark's Five-Year Plan and Annual Budget. Upon Primark's approval of the telecommunications cost estimate for the Annual Budget, TASC may begin incurring such costs. The telecommunications cost estimate for the Annual Budget will be updated quarterly. Any expenditure by TASC on Primark's behalf in excess of 5% above the approved telecommunications cost estimate will require prior approval by Primark. Payments for telecommunications services will be made monthly in arrears, within thirty (30) days of receipt of invoices.


SECTION 2.3 Other Services. For the services described in Sections 1.3(h) and (i), relating to special projects, upon request by Primark, TASC will submit a proposal covering the scope of work, milestones, schedule, deliverables, personnel assigned and costs. TASC may commence work on special projects upon receipt of approval from Primark. Primark will reimburse TASC for these other services, at hourly rates mutually agreed by the parties. Out-of-pocket costs will be reimbursed based on costs incurred, including applicable overhead. Payments for other services will be made monthly in arrears, within thirty (30) days of receipt of invoices.

     SECTION 2.4 Overhead. For the purposes of this Article II, overhead means the overhead and general and administrative expenses (G&A) charges on cost-based contracts performed for the U.S. Government during similar time periods, calculated and applied in the same manner.

                                  ARTICLE III

                                  TERMINATIONS

     SECTION 3.1 Normal Termination Date. This IT Services Agreement terminates three years from the date of the Closing (as defined in the Stock Purchase Agreement). However, notwithstanding anything herein to the contrary, the telecommunications services described in Section 1.3(g) hereof may be terminated separately at any time upon ninety (90) calendar days advance notice to TASC.

     SECTION 3.2 Special Termination. After the first anniversary of this IT Services Agreement, Primark may terminate this Service Agreement at any time upon ninety (90) calendar days advance notice to TASC.

                                   ARTICLE IV

                          INTELLECTUAL PROPERTY RIGHTS

     SECTION 4.1  Work to be Performed and IT Services to be Rendered.

     (a) For purposes of this IT Services Agreement "Work Product" shall mean all data, documentation, software and information, in whatever form, first produced or created by TASC in the performance of the work or the rendition of services under this IT Services Agreement and delivered to Primark as a deliverable hereunder including all proprietary rights therein including rights of patent, copyright, trademark, mask work and trade secret ("Intellectual Property Rights").

     (b) During the term of this IT Services Agreement TASC shall render the services set forth in Section 1.3 above. All services to be rendered hereunder shall be under the general supervision of a designated Primark representative (the "Primark Representative").

     (c) All services to be rendered and deliverables to be delivered hereunder shall be deemed accepted by the Primark Representative if not rejected within forty five (45) calendar days of submission to Primark. If the Primark Representative rejects the services and or deliverables required hereunder, Primark shall provide reasonably detailed information about the rejection and TASC shall promptly correct such services and/or deliverables and resubmit same to Primark for acceptance in accordance with the provisions of this paragraph
(c).

     (d) The services to be rendered hereunder shall be performed by TASC, but such services may be subcontracted or otherwise performed by third parties on behalf of TASC without the prior consent of Primark if, and only if, such subcontracting is a customary practice of TASC.

     SECTION 4.2 Ownership of Work Product. (a) TASC acknowledges and agrees that Primark is to be the exclusive owner of the Work Product, including all Intellectual Property Rights therein, whether such Work Product is tangible or intangible and including works-in-progress, and whether such Work Product is created or reduced to practice by TASC alone or jointly with Primark's employees or agents. Without limiting the generality of the foregoing, all copyrightable works included in the Work Product shall be considered "works for hire" of Primark, and TASC expressly waives any right of attribution, droit morale or similar rights therein.

     (b) In the event that title to any or all of the Work Product may not, by operation of law, vest in Primark or is found not to be a "work for hire" within the meaning of the Copyright Act, then TASC hereby conveys and irrevocably assigns to Primark, without further consideration, all its right, title and interest in all Work Product and all copies thereof, in whatever medium fixed or embodied, and in all written records, graphics, diagrams, notes, or reports relating thereto in TASC's possession or under its control.

     (c) TASC hereby represents, warrants, and covenants that any contributions of its own employees or subcontractors (to the extent Intellectual Property Rights are transferred by subcontractors) to the Work Product, including but not limited to, contributions of the FIT and his or her staff, are and shall be "works for hire" of TASC or shall be otherwise owned solely and exclusively by TASC upon delivery to Primark.

     (d) Except as otherwise agreed, to the extent that the delivery of Services by TASC involves the use of any pre-existing (as of the effective date of this IT Services Agreement) Intellectual Property Rights which are owned or controlled by TASC or TASC's subsidiaries (other than WSI), Primark is hereby granted a non-exclusive, perpetual, royalty-free, fully-paid up, worldwide right and license, with the right to sublicense or transfer the license for such Intellectual Property Rights to subsidiaries that remain Primark subsidiaries; provided, however, that Primark may use said Intellectual Property Rights solely for its own use and that of its subsidiaries and may not sublicense or transfer such license to any third party including a parent or affiliate (other than a subsidiary). The license hereby granted to Primark shall survive the termination of this IT Services Agreement for whatever reason.

                                   ARTICLE V

                                CONFIDENTIALITY

     TASC shall not disclose, or use for the benefit of other than Primark, any and all written or tangible information marked "confidential," "proprietary" or with a similar legend disclosed to TASC as a result of this IT Services Agreement; provided, however, that TASC shall have no obligation hereunder for that portion of such information which is (i) disclosed by Primark to others without any restriction on use and disclosure, or (ii) approved for release by written consent of Primark, or (iii) available to the general public by lawful means, or (iv) if independently developed by or for TASC or rightfully received by TASC from a third party, unless any of such information was provided to TASC as a result of Primark's ownership of TASC.

                                   ARTICLE VI

                             EMPLOYMENT PROVISIONS

     The parties acknowledge and agree that: (i) in furnishing the Services to Primark hereunder, TASC and its Affiliates are functioning as an independent contractor to Primark; and (ii) except as otherwise provided herein, TASC and any Affiliate are solely responsible for the payment of salary, employee benefits and all other compensation due to TASC and Affiliate personnel for rendering services, and for all applicable federal, state and local tax withholding with respect to compensation and benefits payable to them under this IT Services Agreement or otherwise; and (iii) TASC or any Affiliate personnel shall not participate in or be eligible to participate in any compensation or benefit plan or perquisite of Primark.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

     SECTION 8.1 Definition. The term "Affiliate" as used in this IT Services Agreement shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

     SECTION 8.2 Amendment and Modification. This IT Services Agreement may be amended, modified or supplemented at any time by the parties hereto, pursuant to an instrument in writing signed by all parties.

     SECTION 8.3 Entire Agreement; Assignment. This IT Services Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and (b) shall not be assigned, by operation of law or otherwise, by a party hereto, without the prior written consent of the other parties.

     SECTION 8.4 Severability. The invalidity or unenforceability of any term or provision of this IT Services Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this IT Services Agreement which is manifestly unjust.

     SECTION 8.5 Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Such notices and communications shall be sent to the appropriate party at its address or facsimile number given below or at such other address or facsimile number for such party as shall be specified by notice given hereunder (and shall be deemed given upon receipt by such party or upon actual delivery to the appropriate address or, in case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above, provided however, that such mailing shall in no way alter the time at which the facsimile notice is deemed received):

        if to Primark, to
           Primark Corporation
           1000 Winter Street
           Suite 4300N
           Waltham, Massachusetts 02154
           Telecopy:  (617) 890-6129
           Attention:  Joseph E. Kasputys, Chairman, President
                     and Chief Executive Officer
        with a copy to
           Primark Corporation
           1000 Winter Street
           Suite 4300N
           Waltham, Massachusetts 02154
           Telecopy:  (617) 890-6129
           Attention:  Michael R. Kargula, Esq. Executive Vice
                     President, General Counsel and Secretary

        if to TASC, to
           TASC, Inc.
           55 Walkers Brook Drive
           Reading, Massachusetts 01867
           Telecopy:  (617)
           Attention:

        if to Litton Industries, Inc., to
           Litton Industries, Inc.
           21240 Burbank Blvd.
           Woodland Hills, CA 91367
           Telecopy:  (818) 598-5047
           Attention:  Alden Munson

        with a copy to
           Litton Industries, Inc.
           21240 Burbank Blvd.
           Woodland Hills, CA 91367
           Telecopy:  (818) 598-2025
           Attention:  John E. Preston, Senior VP
                     and General Counsel

     SECTION 8.6 Governing Law; Arbitration. This IT Services Agreement shall be governed by, enforced under and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule thereof. In the event any dispute or difference of any kind whatsoever shall arise between the parties in connection with or arising out of the validity or invalidity, construction, execution, meaning, operation or effect of this IT Services Agreement or breach thereof, the parties shall seek to resolve the same amicably through good faith negotiation. Failing resolution by such means the same shall be finally settled by binding arbitration in Boston, Massachusetts, under the Commercial Arbitration Rules of the American Arbitration Association governed by the substantive law of the Commonwealth of Massachusetts. The arbitration shall be before a panel of three arbitrators unless the parties agree in writing to arbitration before a single arbitrator. The prevailing party in any arbitration proceedings hereunder as determined by the arbitrator or in any legal proceedings or actions arising from or in connection with this IT Services Agreement shall be entitled to recover reasonable attorneys' fees and costs. Pending resolution of such dispute, TASC agrees to proceed diligently with the performance of this IT Services Agreement, unless otherwise directed by Primark.

     SECTION 8.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this IT Services Agreement nor in any way affect this IT Services Agreement.

     SECTION 8.8 Counterparts. This IT Services Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

     SECTION 8.9 Interpretation. In the event an ambiguity or question of intent or interpretation arises, this IT Services Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this IT Services Agreement.

     SECTION 8.10 No Third Party Beneficiaries. This IT Services Agreement is solely for the benefit of Primark and its successors and permitted assigns, with respect to the obligations of TASC and Buyer under this IT Services Agreement, and for the benefit of Buyer and TASC, and their successors and permitted assigns, with respect to the obligations of Primark under this IT Services Agreement, and this IT Services Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim of liability or reimbursement, cause of action or other right.

     SECTION 8.11 No Waivers. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy. No waiver by a party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

     SECTION 8.12 No Solicitation/No Hire. During the period of performance of this IT Services Agreement, and for two (2) years thereafter, neither party hereto shall, without the prior written consent of the other party, hire, solicit for hire or knowingly allow its employees to hire or solicit for hire any of those employees of the other party or its affiliates who are associated with the performance of this IT Services Agreement.

     SECTION 8.13 Warranties/Disclaimer. BUYER AND TASC ARE FURNISHING NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. BUYER AND TASC SHALL NOT BE LIABLE FOR LOSS FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR INJURY TO THIRD PARTIES.

     IN WITNESS WHEREOF, each of the undersigned has caused this IT Services Agreement to be duly signed as of the date first above written.

                                          PRIMARK CORPORATION

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          TASC, INC.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          LITTON INDUSTRIES, INC.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                  ATTACHMENT A


  Primark Holding Corporation                    Primark Financial Technologies, Inc.
  Primark Data Company                           Baseline Financial Services, Inc.
  Yankee Group Research, Inc.                    Yankee Group Asia-Pacific Pty Limited
  WEFA Holdings, Inc.                            WEFA, Inc.
  WEFA GmbH                                      WEFA SA
  WEFA Southern Africa (Pty) Ltd.                CIEMEX, Inc.
  CIEMEX WEFA, Inc.                              WEFA (Holdings) Limited
  WEFA Limited                                   Staniland Hall Associates Limited
  WEFA Canada, Inc.                              Primark Belgium SA
  ICV Limited                                    Interquote Limited
  I.C.V. Benelux BV                              ICV Europe Limited
  Primark Luxembourg SA                          Primark Poland SP.Z0.0
  Datastream International Inc.                  Datastream International (DC), Inc.
  Primark Hong Kong Limited                      Datastream International (Japan) KK
  Datastream International Pty (Australia)       Primark Information Services UK Limited
    Limited
  Datastream International (Switzerland)         Datastream International (Italy) Srl
    Limited
  Datastream International GmbH                  Datastream International (Canada) Ltd.
  Datastream International (France) SA           Datastream International (Sweden) Aktiebolag
  Datastream International (South Africa)        Datastream International (Korea) Limited
  Proprietary Limited
  Datastream International (Thailand) Limited    Datastream International (Singapore) Pte.
                                                 Ltd.
  Disclosure Incorporated                        Disclosure International, Inc.
  Worldscope/Disclosure International Partners   Worldscope/Disclosure LLC
  Worldscope/Disclosure Incorporated India       Vestek Systems, Inc.
    Pvt. Ltd.
  I/B/E/S International, Inc.                    I/B/E/S Inc.
  I/B/E/S Japan K.K.                             Disclosure Ltd.
  Datastream Pension Trustees Limited            Datastream Group
  Datastream                                     I/B/E/S UK Limited
  Datastream International Limited               Datastream International B.V.
  Datastream registered Malaysia branch          Primark Investment Management Services
                                                 Limited
  Groupe DAFSA SA                                DAFSA Edition SNC
  SAFE SNC                                       Globe On Line
  Primark Information Services Spain SA          Triad International Maintenance Corporation
  Panroma


All other entities that may be acquired or created by Primark Corporation and/or its direct or indirect subsidiaries from time to time is automatically included in this Attachment A.

                                                                       Exhibit 2

Shareholders' Equity per the 9/30/97 Combined Balance Sheet...................   $170,161,073
Less Cash.....................................................................       (159,867)
     Advance Receivable to Parent.............................................    (18,717,277)
     Balance in Tax due Primark Account.......................................      3,009,918
     Note Payable to Parent...................................................        447,452
                                                                                 ------------
                                                                                 $154,741,299
                                                                                  ===========

                                                                       Exhibit 3

                 SUBSTANCE OF PARENT AND SELLERS' LEGAL OPINION

     1. Each of the Parent, each of the Sellers and each Company (the "Subject Companies") has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation, with the full power and authority to perform its obligations under the Stock Purchase Agreement.

     2. The execution, delivery and performance of the Stock Purchase Agreement by each of the Subject Companies that is a party thereto has been duly authorized by all necessary corporate action on the part of the pertinent Subject Company, and the Stock Purchase Agreement has been duly executed and delivered by the pertinent Subject Companies.

     3. The Stock Purchase Agreement constitutes legally valid and binding obligations of each Subject Company that is a party thereto, enforceable in accordance with their terms, except (i) that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.


     4. The Subject Company's execution and delivery of, and performance of its obligations under, the Stock Purchase Agreement does not and will not (i) violate, such Subject Company's articles or certificate of incorporation or by-laws, or (ii) breach or otherwise violate any existing obligation or restriction on such Subject Company under any order, judgment or decree of any state, federal or foreign court or governmental authority binding on such Subject Company.


     5. The execution and delivery by each Subject Company that is a party thereto of, and performance of its obligations under, the Stock Purchase Agreement do not violate any state, federal, or foreign statute or regulation that we have, in the exercise of customary professional diligence, recognized as applicable to such Subject Company or to transactions of the type contemplated by the Stock Purchase Agreement.

     6. No order, consent, permit or approval of any state, federal, or foreign governmental authority that we have, in the exercise of customary professional diligence, recognized as applicable to any of the Subject Companies, or to transactions of the type contemplated by the Stock Purchase Agreement, is required on the part of any of the Subject Companies, for the execution and delivery of, and performance of their respective obligations under, the Stock Purchase Agreement.

     7. The authorized capital stock of the U.S. Company consists of 1,000 shares of common stock and 0 shares of preferred stock, and the authorized capital stock of the U.K. Company consists of 316,107 ordinary shares and 0 preferred shares.

     8. Upon payment of the Purchase Price in accordance with the terms of the Stock Purchase Agreement, assuming that the Buyer has no notice of any adverse claims with respect to the certificates for the U.S. Shares or the U.K. Shares then, upon physical delivery to the Buyer in the State of Massachusetts of such certificates, the Buyer will acquire such certificates (and the shares represented thereby) free and clear of any adverse claims under Section 8-303 of the Uniform Commercial Code in effect in the State of Massachusetts.

                                                                       Exhibit 4

                       SUBSTANCE OF BUYER'S LEGAL OPINION

     1. Each of the U.S. Buyer and the U.K. Buyer (the "Subject Companies") has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation, with the full power and authority to perform its obligations under the Stock Purchase Agreement.

     2. The execution, delivery and performance of the Stock Purchase Agreement by each of the Subject Companies that is a party thereto has been duly authorized by all necessary corporate action on the part of the pertinent Subject Company, and the Stock Purchase Agreement has been duly executed and delivered by the pertinent Subject Companies.

     3. The Stock Purchase Agreement constitutes legally valid and binding obligations of each Subject Company that is a party thereto, enforceable in accordance with their terms.

     4. The Subject Company's execution and delivery of, and performance of its obligations under, the Stock Purchase Agreement does not and will not (i) violate such Subject Company's articles or certificate of incorporation or by-laws, or (ii) breach or otherwise violate any existing obligation of or restriction on such Subject Company under any order, judgment or decree of any state, federal or foreign court or governmental authority binding on such Subject Company.

     5. The execution and delivery by each Subject Company that is a party thereto of, and performance of its obligations under, the Stock Purchase Agreement do not violate any state, federal, or foreign statute or regulation that we have, in the exercise of customary professional diligence, recognized as applicable to such Subject Company or to transactions of the type contemplated by the Stock Purchase Agreement.

     6. No order, consent, permit or approval of any state, federal, or foreign governmental authority that we have, in the exercise of customary professional diligence, recognized as applicable to any of the Subject Companies, or to transactions of the type contemplated by the Stock Purchase Agreement, is required on the part of any of the Subject Companies, for the execution and delivery of, and performance of their respective obligations under, the Stock Purchase Agreement.

                                                                       Exhibit 5

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made this ____ day of ______________ 19__ by and between TASC, Inc., a Massachusetts corporation (the "Company"), and
______________________________ (the "Employee").

     WHEREAS, the parties hereto desire to provide for the Employee's employment by the Company on and subject to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein set forth, the parties hereto agree as follows:

     1. Employment. Beginning on the day following the closing ("Effective Date") of the purchase by Litton Industries, Inc., of all of the outstanding common stock of the Company (the "Acquisition"), the Company agrees to employ the Employee, and the Employee agrees to work for and be in the employ of the Company, upon the terms and conditions hereinafter set forth. In the event that the Acquisition does not take place, neither party shall have any rights or obligations under this Agreement.

     2. Term. Subject to the provisions of Section 7 hereof, the Employee's period of employment under the terms of this Agreement will be for a period of three (3) years beginning on the Effective Date and ending on the third anniversary of the Acquisition (the "Period of Employment").

     3. Duties. During the Period of Employment, the Employee shall serve as ________________________________________ of the Company and will have such authority and responsibilities and perform such duties as are generally associated with such position. The Employee will be directly accountable to the ____________________ of the Company. The Employee agrees to devote all of his business time and energies to the business of the Company and its parent (Litton Industries, Inc.), subsidiaries and affiliates (collectively, the "Group") and faithfully, diligently and competently perform his duties under this Agreement. The primary place of employment will be ________________________________________
and the Employee shall perform his duties there, except for required travel consistent with past practice.

     4. Compensation and Benefits. For all services rendered by the Employee to the Group during the Period of Employment, the Employee shall receive the following compensation and benefits:

       (a) Base Salary. The Company shall pay the Employee a base salary at the rate of Dollars ($________) per year, payable to the Employee in monthly or more frequent installments, in accordance with the Company's regular pay practices. At the Company's regular salary review date established for the Employee following the Effective Date of this Agreement beginning with the Company's 1999 fiscal year and continuing annually thereafter, the base salary shall be increased by an amount determined by the [President] of the Company considering the duties and responsibilities of the Employee and his performance thereof. Each such increase shall be promptly put into effect as of the Company's regular salary adjustment date for the Employee, and the salary of the Employee as so increased shall thereafter constitute the annual base salary of the Employee.

       (b) Transition Cash Award. As an additional incentive for the Employee's execution of the Agreement, the Employee shall receive a Transition Cash Award of $________ which shall be paid no later than October 31, 1998. If the employment of the Employee is terminated by the Company without cause on or before the date the Transition Award is paid, the Transition Cash Award shall nevertheless be paid by October 31, 1998.

       (c) Annual Bonus. Subject to Sections 7 and 8 below, the Employee shall be eligible to receive a lump-sum bonus for each fiscal year of the Company during the Period of Employment, in accordance with the terms of the Company's Incentive Compensation Plan applicable to the Employee for such fiscal year. The Annual Bonus Plan (also known as the "Company Incentive Compensation Plan") will be based on the approved Company financial plan at the beginning of the fiscal year and individual milestones approved by the Company [President].

          (i) The Employee's target bonus under such Company Incentive Compensation Plan for a particular fiscal year shall be equal to
percent (          %) of the Employee's annual base salary during such fiscal year; provided, however, that the actual bonus amount to be paid to the Employee for a particular fiscal year under such Company Incentive Compensation Plan shall be determined by and in accordance with the terms of such plan.

          (ii) The percent of salary will be increased in a linear calculation to ______% if the actual performance exceeds the target by ______% . The percent of salary will be decreased in a linear calculation to zero if the actual performance is under the target by ______%.

          (iii) Any bonus payable pursuant to Section 4(c)(i) above for a particular fiscal year shall be paid by the Company to the Employee in cash in a lump sum no later than October 31st of each year.

          (iv) The annual base salary used to calculate the bonus payable to the Employee hereunder shall be the annual base salary in effect as of first day of the fiscal year for which the bonus is earned.

          (v) The Employee acknowledges that the Company's fiscal year will correspond to the parent's fiscal year (currently on or about August 1 to on or about July 31). For the period between January l, 1998 and July 31, 1998, the Employee shall receive a prorated bonus of based upon the portion of the fiscal year ending on or about July 31, 1998, and to be paid by October 31, 1998.

          (vi) The Employee shall not be eligible to receive an annual bonus in the event he/she resigns prior to the bonus payout date.

       (d) Stock Option Award. Within a reasonable time after the Effective Date of this Agreement, the Employee shall be granted a stock option award equal to ________ options, based on the Black-Scholey pricing formula or its equivalent. This stock option award shall vest in equal installments over a ______ year period. The Employee shall be eligible for consideration for annual stock option awards thereafter.

       (e) Value-Added Incentive Plan ("VAP"). The VAP shall continue until all outstanding Awards granted under the VAP expire at which time the VAP shall be terminated. No additional Awards shall be granted under the VAP.

       (f) Other Benefits. Consistent with the terms of the Company's benefit plans, the Employee shall be eligible to participate in all employee benefits plans maintained by the Company to the extent of the Employee's eligibility to participate in the plans on the day before the Effective Date.

     5. Expenses. The Employee shall be reimbursed for all ordinary, necessary and reasonable expenses that he may incur in the course of transacting and promoting the business of the Company or the Group, subject to such practices as the Company may from time to time establish requiring advance approval of certain expenditures. The Employee agrees to maintain adequate records in such detail as the Company may reasonably request, of expenses to be reimbursed by the Company, and to submit vouchers promptly.

     6.  Confidentiality and Competitive Activity.

       (a) The Employee acknowledges that he has acquired and will continue to acquire during the Period of Employment (and during any employment tenure which the Employee might have with the Company or the Group which follows the Period of Employment) confidential information regarding the business of the Company and the Group. Accordingly, the Employee agrees that, without the written consent of the Company, he will not, at any time, whether during or at any time after the Period of Employment, disclose to any unauthorized person or otherwise use any such confidential information. For this purpose, confidential information means non-public information concerning the financial data, customer lists and data, licensing arrangement, business strategies, pricing information, product development and other proprietary or sensitive information concerning the Company and/or the Group, except for specific items which have become publicly available other than as a result of the Employee's breach of this Agreement.

       (b) The Employee hereby assigns to the Company all of his right, title and interest in, and to any invention or idea, patentable or not (including, without limitation, all writings and computer programs), heretofore or during the Period of Employment (or during any employment tenure which the Employee might have with the Company or the Group which follows the Period of Employment) conceived solely or jointly by him which relates in any manner to the actual or anticipated business or research and development of the Company or the Group or which is suggested by or results from any work performed by the Employee for the Company or the Group. The Employee shall promptly disclose all such ideas and inventions to the Company and will, upon request, execute such instruments and documents as the Company or the Group may deem appropriate to enable the Company to secure such patent, copyright or other protection as may be available.

       (c) Except as otherwise stated herein, during the Period of Employment (and during any employment tenure which the Employee might have with the Company or the Group which follows the Period of Employment) and for eighteen (18) months after the effective date of termination of employment, the Employee will not, alone, or with or for others, without the written consent of the Company, directly or indirectly, (i) compete with the Group for business with current or contemplated customers for whom the Employee provided a service or proposed to provide a service while within the Group; (ii) solicit or hire any employee of the Company or the Group at a time when such person is employed by the Company or the Group; or (iii) solicit, entice, persuade or induce any person or entity doing business with the Company or the Group to terminate such relationship or to refrain from extending or renewing the same.

       (d) The Employee hereby acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of the Company and the Group, each of which will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, without limiting the generality of any other provision of this Agreement, the Employee agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Employee from any actual or threatened breach of such covenants. Further, without limiting the generality of any other provision hereof, in the event that any court determines that the duration, area and/or scope, or all of them, for which the covenant not to compete set forth in Section 6(c) above is to be effective are unreasonable, the parties hereto agree that the restriction shall remain in full force and effect for the greatest time period and in the greatest area and with the greatest scope that would not render it unenforceable.

     7. Termination. The employment of the Employee pursuant to this Agreement shall terminate:

       (a) upon the death of the Employee or, at the option of the Company, in the event of the Employee's inability to perform his duties under this Agreement by reason of disability (to be determined by the Company in a manner consistent with the Company's employee benefit plans);

       (b) upon at least thirty (30) days written notice by the Company at any time; and

       (c) upon notice by the Company at any time with cause as described in
Section 8(d).

     8.  Payments Upon Termination.

       (a) If the employment of the Employee is terminated by the Company without cause at any time during the first year of this Agreement (including any termination pursuant to Section 7(b)) or by reason of death or disability, the Employee shall be entitled to (a) twenty-four (24) months annual base salary at the time of termination, plus a bonus amount equal to two times the prior fiscal year's actual bonus paid, all subject to the usual withholdings, payable in the case of salary in equal monthly installments for the twenty-four (24) month period, and in the case of bonus, one-half ( 1/2) of the amount at the end of the first year and one-half ( 1/2) at the end of the second year, and (b) continued coverage for such same period under any employee benefit plans and programs (other than the Company bonus or incentive compensation plans) under which he would have been covered if the Period of Employment were not terminated; provided that prior to the Employee's receipt of such payments and coverage, the Employee executes a release for the benefit of and in the form and scope specified by the Company.

       (b) If the employment of the Employee is terminated by the Company without cause at any time during the second year of this Agreement (including any termination pursuant to Section 7(b)), or by reason of death or disability, the Employee shall be entitled to (a) eighteen (18) months annual base salary at the time of termination, plus a bonus amount equal to one and one-half ( 1/2) times the prior fiscal year's actual bonus paid, all subject to the usual withholdings, payable, in the case of salary, in equal monthly installments for the eighteen (18) month period, and in the case of bonus at the end of the eighteen (18) months, and (b) continued coverage for such same period under any employee benefit plans and programs (other than the Company bonus or incentive compensation plans) under which he would have been covered if the Period of Employment were not terminated; provided that prior to the Employee's receipt of such payments and coverage, the Employee executes a release for the benefit of and in the form and scope specified by the Company.



       (c) If the employment of the Employee is terminated by the Company without cause at any time during the third year of this Agreement, (including any termination pursuant to Section 7(b)), or by reason of death or disability, the Employee shall be entitled to (a) twelve (12) months annual base salary at the time of termination, plus a bonus amount equal to the prior fiscal year's actual bonus paid, all subject to the usual withholdings, payable in the case of salary, in equal monthly installments for the twelve (12) month period, and in the case of bonus at the end of the year, and (b) continued coverage for such same period under any employee benefit plans and programs (other than the Company bonus or incentive compensation plans) under which he would have been covered if the Period of Employment were not terminated; provided that prior to the Employee's receipt of such payments and coverage, the Employee executes a release for the benefit of and in the form and scope specified by the Company.


       (d) If the Employee's employment is terminated for cause, the Employee shall not be entitled to receive any compensation or benefits hereunder from and after the date of such termination. For purposes of this Agreement, the term "cause" shall mean: (i) continued willful failure of the Employee to perform his duties under this Agreement (other than by reason of death or disability) after written demand for performance is made specifically identifying the failure in performance and after reasonable opportunity is given to cure such failure in performance within the thirty (30) day period following such written demand;
(ii) misconduct of the Employee demonstrably injurious to the Company or the Group; (iii) a material act of dishonesty or fraud by the Employee affecting the Company or the Group; or (iv) commission of an act by the Employee in the performance of his duties under this Agreement constituting gross, willful or wanton negligence.

     9.  Cancellation of Previous "Change of Control Compensation
Agreement". The Employee hereby acknowledges and agrees that this Agreement supersedes and replaces that certain "Change of Control Compensation Agreement" dated as of ____________________, 1997 between the Employee and the Company in its entirety, and that such Change of Control Compensation Agreement is canceled and of no further force or effect.

     10. Representations of Employee. The Employee represents and warrants that he is not a party to or bound by any agreement or contract or subject to any restrictions, particularly, but without limitation, in connection with any previous employment, which prevent the Employee from entering into and performing his obligations under this Agreement or which materially and adversely affect (or may in the future, so far as the Employee can reasonably foresee, materially and adversely affect) the Employee's right to participate in the affairs of the Company or the Group.

     11. Miscellaneous.

       (a) (i) The Employee expressly recognizes that any breach of this Agreement by him is likely to result in irreparable injury to the Company and agrees that the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance of this Agreement by the Employee, or to enjoin the Employee from activities in violation of this Agreement.

          (ii) Subject to the provisions of Sections 6(d) and 11(a)(i) above, all disputes arising out of or in connection with this Agreement shall be subject to binding arbitration by a single arbitrator in accordance with the arbitration rules of the American Arbitration Association ("AAA") relating to employment disputes. The arbitration shall be held in [Boston, Massachusetts] [Washington, D.C.]. The decision of the arbitrator shall be final and binding upon the parties, and shall be enforceable in any court of competent jurisdiction.

       (b) The Company agrees that all payments to be made to the Employee pursuant to this Agreement shall be made at the time specified without offset or deduction of any damages allegedly suffered by the Company as a result of any breach or alleged breach of this Agreement by the Employee; provided, however, that the Company may make such offsets or deductions as are required by law, or as are appropriate to repay or reimburse the Company for any advance(s) or overpayment(s) of any kind made to the Employee, or as are appropriate under or in accordance with the terms of any benefit plan in which the Employee participates or under which he receives coverage or other benefits. This Section shall not, however, limit or in any way impair the Company's right to bring a separate action against the Employee in connection with any breach or alleged breach of this Agreement.

       (c) This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein and may be altered, amended or superseded only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

       (d) If any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

       (e) This Agreement shall be binding upon and shall inure to the benefit of the Employee and upon the administrators, executors, heirs and assigns of the Employee and shall be binding upon and shall inure to the benefit of the successors and assigns of the Company, its subsidiaries and affiliates. The Employee's obligations under this Agreement shall survive the termination of his employment regardless of the manner of such termination.

       (f) The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of [Massachusetts] [Virginia].

       (g) All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by certified or registered mail, postage prepaid, return receipt requested, to the parties or their successors in interest at the following address or at such other addresses as the parties may designate by written notice in the manner aforesaid, any such notice to be effective upon receipt:

                                            If to the Company to:
                                            ______________________________
                                            ______________________________
                                            ______________________________
                                            Attention:

                                            With a copy to:
                                            ______________________________
                                            ______________________________
                                            ______________________________

                                            If to the Employee to:
                                            ______________________________
                                            ______________________________
                                            ______________________________

     IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

                                          COMPANY

                                          By:
                                            ------------------------------------
                                          Its:
                                          --------------------------------------

                                          EMPLOYEE:

                                          Signature
                                          --------------------------------------
                                          Printed Name
                                          --------------------------------------

                                                                         ANNEX B

[BT ALEX. BROWN INCORPORATED                                [BANKERS TRUST LOGO]
LETTERHEAD]

                                         December 8, 1997
Primark Corporation
1000 Winter Street
Suite 4300N
Waltham, MA 02154

Dear Sirs:

     Primark Corporation ("Primark"), Primark Holding Corporation ("U.S. Seller") and Primark Information Services U.K. Limited ("U.K. Seller"), Litton Industries, Inc. and Litton U.K. Limited (Litton Industries, Inc. and Litton U.K. Limited being collectively referred to herein as "Purchaser") have entered into a Stock Purchase Agreement dated as of December 8, 1997 (the "Agreement") providing for the sale to Purchaser of the issued and outstanding shares of common stock (the "U.S. Shares") of TASC, Inc. ("TASC") and the issued share capital (the "U.K. Shares") of The Analytic Sciences Corporation Limited ("TASC Limited"). Pursuant to the Agreement, U.S. Seller and U.K. Seller shall sell to Purchaser the U.S. Shares and the U.K. Shares for an aggregate price of $432 million in cash, subject to certain adjustments set forth in the Agreement. You have requested our opinion as to whether the consideration to be paid by Purchaser pursuant to the Agreement is fair, from a financial point of view, to the holders of the common stock of Primark.

     BT Alex. Brown Incorporated ("BT Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. BT Alex. Brown regularly publishes research reports regarding Primark and the information services industry and the businesses and securities of publicly owned companies in that industry. We have acted as financial advisor to Primark in the past in conjunction with various capital raising transactions and advisory assignments. In the ordinary course of business, we may actively trade the securities of Primark for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of Primark.


     In connection with our opinion, we have reviewed certain publicly available financial information concerning Primark, TASC and TASC Limited and reviewed certain internal financial analyses and other information furnished to us by Primark. As a result of the classified nature of certain of TASC's government contracts, we have relied on disclosure by management as to the financial results of those contracts and the representations of management that all such contracts are in full force and effect. We have held discussions with members of the senior management of Primark regarding the business and the prospects of Primark and TASC and TASC Limited. We have also held discussions with members of the senior management of Primark regarding the strategic rationale for the sale of the capital shares of TASC and TASC Limited. In addition, we have (i) reviewed the reported price and trading activity for the common stock of Primark, (ii) analyzed selected recently completed and pending mergers and acquisitions in the applied technology industry, (iii) reviewed certain financial and stock market information for companies in the applied technology and information industries, (iv) performed a discounted cash flow analysis, (v) reviewed the terms of the Agreement and (vi) performed such other studies and analyses and considered such other factors as we deemed appropriate.

     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of Primark, TASC and TASC Limited, we have assumed that such information reflects the best currently available estimates and judgments of the management of Primark as to the likely future financial performance of Primark, TASC and TASC Limited. In addition, we have not made an independent evaluation or appraisal of the assets of Primark, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

     Our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of Primark and do not constitute a recommendation to any stockholder as to how such stockholder should vote at the stockholder's meeting in connection with the approval of the Agreement.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the consideration to be paid by Purchaser pursuant to the Agreement is fair, from a financial point of view, to the holders of common stock of Primark.

                                          Very truly yours,

                                          BT ALEX BROWN INCORPORATED

                                          /s/  BT Alex. Brown Incorporated

                              PRIMARK CORPORATION
                         1000 WINTER STREET, SUITE 4300
                         WALTHAM, MASSACHUSETTS  02154

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints Joseph E. Kasputys, Michael R. Kargula and Stephen H. Curran, and each of them, as Proxies, with the power of substitution, to vote all shares of Common Stock of Primark Corporation held of record by the undersigned as of the close of business on February 23, 1998, at the Special Meeting of Shareholders to be held on March 30, 1998, or any adjournments thereof.


         The shares of Common Stock represented by this proxy will be voted as directed by the shareholder. UNLESS OTHERWISE DIRECTED, SUCH SHARES WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE STOCK PURCHASE AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY AND OTHERWISE IN THE DISCRETION OF THE PROXY HOLDERS. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                                                                                 ---------------
                                                                                   SEE REVERSE
         CONTINUED AND TO BE SIGNED ON REVERSE SIDE                                    SIDE
                                                                                 ---------------

[X]      Please mark
         votes as in
         this example.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE STOCK PURCHASE AGREEMENT.

1. To approve and adopt the Stock Purchase Agreement, dated as of December 8, 1997, by and among Primark Corporation, Primark Holding Corporation, Primark Information Services UK Limited, Litton Industries, Inc. and Litton U.K. Limited and the transactions contemplated thereby.

                FOR                  AGAINST                ABSTAIN
               [   ]                 [    ]                  [   ]

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                         Mark here for address change and note at left [ ]

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:                Date                Signature:                Date
           --------------      --------                  --------------      ---------